                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement              COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        HIGHLANDS INSURANCE GROUP, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    pursuant to Exchange ActRule 0-11 (Set forth the amount on which the
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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
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  number, or the Form or Schedule and the date of its filing.

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


                  ------------------------------------------

                                PROXY STATEMENT

                                      AND

                               1996 ANNUAL REPORT

                  ------------------------------------------


                        Highlands Insurance Group, Inc.

                               TABLE OF CONTENTS

CHAIRMAN'S LETTER.........................................................    1
NOTICE OF ANNUAL MEETING..................................................    5
PROXY STATEMENT...........................................................    6
  The Meeting.............................................................    6
  Certain Relationships and Related Transactions..........................    9
  Stock Ownership of Certain Beneficial Owners and Management.............   11
  Board of Directors......................................................   13
  Executive Officers......................................................   17
  Other Meeting Items.....................................................   23
  Stockholders' Proposals.................................................   31
1996 ANNUAL REPORT
  The Company.............................................................  A-1
  Selected Financial Data.................................................  A-3
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  A-5
  Market for Company's Common Stock and Related Stockholder Matters....... A-19
  Index to Financial Statements and Schedules............................. A-20
1995 STOCK OPTION PLAN....................................................  B-1
ANNUAL INCENTIVE PLAN.....................................................  C-1

                        HIGHLANDS INSURANCE GROUP, INC.
                             10370 Richmond Avenue
                             Houston, Texas 77042

                                                                 March 21, 1997

To Our Stockholders:

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Highlands Insurance Group, Inc. to be held at the Adam's Mark Hotel located at 2900 Briarpark Drive, Houston, Texas on Friday, May 9, 1997, at 10:00 a.m., local time. It is my pleasure to welcome you and provide information to assist you in understanding your investment. I encourage you to read carefully in their entireties the enclosed Proxy Statement and 1996 Annual Report. In particular, the Proxy Statement will provide you with detailed information regarding the first Annual Meeting of Stockholders and the items that you will be asked to act upon at such Meeting. We look forward to your participation in the Annual Meeting.

  On January 23, 1996 Highlands Insurance Group, Inc. was spun-off by Halliburton Company, becoming an independent publicly traded company. In conjunction with the spin-off of Highlands, Insurance Partners and Highlands' management invested $62.85 million in the Company in the form of convertible debt with warrants. At the same time I became chief executive officer.

  Our first actions were geared toward aligning management's and shareholders' interests. Top management was given an opportunity to invest on the same terms as Insurance Partners with special incentives if the stock price performed well. Additionally stock options were granted to more than 40 employees. The Company's annual bonus plan was changed dramatically -- both to increase the potential award sizes and more importantly to base the awards on accident year underwriting results. Company contributions to the employee retirement and savings plan were changed to be based on accident year underwriting results. In the past contributions were made regardless of results.

  We reorganized the Company into profit centers and appointed presidents or general managers of each of our five profit centers. Critical operating functions including marketing, underwriting, claims, and processing are now managed within each division.

  At the same time, we provided written objectives to each employee and established a meaningful performance evaluation process. The market value of every position in the Company was determined with the assistance of an outside consultant. We found that our salaries were generally below market. Salary increases were granted to over 100 employees to bring employees to market levels. We have just completed our first series of annual performance evaluations, and we believe that we have made progress tying pay to performance.

  Major changes were initiated for Highlands' insurance operations immediately following the agreement between Insurance Partners and Halliburton. We stopped writing assumed reinsurance, probate bonds, and personal lines including Florida homeowners insurance. These were business lines where the Company's historical results were consistently poor and where the prospects for achieving meaningful returns on equity were slim.

  Upon exiting non-performing lines and reorganizing our business into profit centers we began to focus on reducing costs. We re-negotiated computer and telecommunication contracts which will save more than $1.5 million in 1997. Most significantly we reduced our workforce by 46% from 657 at September 30, 1995 to 354 at March 1, 1997. Productivity and quality measures improved throughout the year despite these expense reductions. We continue to look for expense improvements in all areas.

  In June we announced a definitive agreement to purchase VIK Brothers Insurance, Inc. (VBII) for $164 million plus additional performance incentive payments which could have added $32 million to the price. This acquisition was consistent with our stated plan to build Highlands by acquisition. VBII produced over $400 million in direct premiums written in 1996, more than twice Highlands' level.

  After the initial agreement was reached, VBII sustained significant losses related to Hurricanes Fran and Bertha. As a result of this and other issues, the VBII purchase has been re-negotiated. The revised price of approximately $97 million in consideration includes no performance incentives. The acquisition will be financed through the assumption of bank debt, the issuance of preferred stock, the issuance of approximately 1.4 million shares of Highlands common stock and $4 million in cash. We continue to work towards completion of this transaction, and expect the purchase to close in the second quarter of 1997.

  Our financial results were totally unacceptable -- but largely reflected the "sins of the past", namely inadequate loss reserves and previously improperly accounted for premiums and expenses. In total, financial adjustments made for events occurring prior to 1996 reduced pre-tax income by $34.6 million. In 1996 restructuring costs reduced pre-tax income by $1.3 million.

  For the year revenues decreased 19.1% to $204.2 million, despite investment income increasing by $2.5 million or 5.1%. Our net loss was $5.3 million, down from a loss of $120.7 million in 1995. The 1995 loss reflected a reserve increase of $125 million taken by Highlands prior to the spin-off.

  A brief review of our business segments follows:

COMMERCIAL INSURANCE DIVISION (CID)

  CID provides guaranteed cost commercial coverages including workers' compensation and property coverage to Texas and Louisiana accounts. For the year CID's underwriting loss was $32.3 million, 150.9% of earned premium. Of this loss approximately $11.7 million was attributable to prior year loss reserve increases and accounting adjustments and the 1996 restructuring charge. Net premiums written and earned decreased from 1995 by 32.8% and 14.7%, respectively.

  Ken Javor, who was hired in January 1996, has led a major restructuring replacing most staff underwriting positions. Ken has begun the process of hiring to fill critical claim processing needs: managed care, house counsel, and fraud detection and investigation. These were formerly provided by third party vendors. Prices have been increased, underwriting standards tightened and underperforming agencies terminated. Employee positions have been reduced by more than 50% and branch offices consolidated from six to two.

  We expect premiums to decrease for most of 1997. We expect three new product offerings introduced in late 1996 and early 1997 to generate additional 1997 premiums, partially offsetting reductions in business written without a product focus. Our combined ratio target of 100 by 1999 remains intact.

SPECIAL ACCOUNTS DIVISION (SAD)

  SAD writes large, complex accounts headquartered in Texas and Louisiana. Target accounts for the Division have standard premiums in excess of $1.0 million and/or purchase coverage on a loss sensitive basis. Most accounts are written on either a retrospectively rated basis (where we retrospectively adjust the premium to reflect the losses of the account) or on a deductible basis (where the account agrees to pay for all individual losses up to an agreed upon amount). Because of the risk sharing mechanisms built into SAD business, margins are expected to be smaller but less volatile than margins in our other divisions.

  In 1996 net premiums written and earned decreased 7.0% and 7.9%, respectively. SAD sustained an underwriting loss of $9.5 million, 130.4% of earned premiums, $9.1 million of which was attributable to prior year loss development and accounting adjustments. During the year, seven of our 27 large accounts were lost to either acquisition or competition. No new accounts were written, largely reflecting our unwillingness to match or undercut what we believed were historically inadequate pricing levels in this segment of the industry.

  Dale Montgomery, President of this division, continues to restructure. Within the last three months he has added two key executives.

  Large account business is extraordinarily price competitive. In many instances we have been able to renew business because of the proven quality of services we provided and our strong long-term relationships.

  We expect continued reduced premium levels and improved underwriting results.

INSURANCE SERVICES DIVISION (ISD)

  ISD exists to provide service to Halliburton, our former parent. As part of the spin-off agreement we signed a four year contract to provide insurance to Halliburton on terms which provide Highlands with both a reasonable opportunity to make a fair return and a significant incentive to reduce Halliburton's total insurance costs.

  During 1996 ISD's net premiums written and earned were $30.4 million and $30.7 million, respectively down 43.8% and 43.3%, respectively, from 1995. We achieved planned accident year underwriting profitability because of superior plan execution and $1.2 million of expense reductions. Premiums tend to fluctuate widely based on Halliburton's employment levels and insurance claims.

  Kent Peden, President of ISD, made remarkable progress in 1996 improving our service levels. 1997 initiatives include improved data access and reporting for Halliburton and continued focus on reducing costs, while increasing quality.

  No major changes are expected in 1997 results.

MARINE

  Our Marine Division provides insurance to small commercial fishing operations, boats that service drilling platforms and a number of miscellaneous marine classifications.

  A solid underwriting profit was generated in 1996 on $16.5 million of premiums earned. This was the 4th consecutive year of underwriting profit.

  Bill Fehlis, President of the Marine Division, and his staff have continued to underwrite to high standards, while at the same time reducing expenses.

  With the recent addition of inland marine specialists to this division, modest growth and underwriting profit are planned for 1997.

SURETY

  Net premiums written and earned in 1996 were $.6 million and $3.0 million, respectively, substantial decreases from 1995 levels. The entire decline was caused by our decision to exit the probate bond business. Probate bond underwriting losses of $3.7 million were sustained. Surety and miscellaneous bond operations, under the leadership of Richard Westbrook, remains profitable.

DISCONTINUED LINES

  Jose Ferrer, ably assisted by Jerry Reed, has the difficult task of settling losses from most discontinued businesses. In addition, they are responsible for collecting reinsurance on any claims for which we are reinsured.

  Losses from discontinued lines were $14.0 million on earned premiums of $7.1 million. Losses largely reflect prior year reserve strengthening, although we did have the misfortune to reinsure both the TWA and ValuJet losses in 1996.

  Premiums are expected to drop to less than $.5 million in 1997 as our last reinsurance contract expires. Losses are expected to decrease substantially.

OTHER AREAS

  In addition to business units, progress was made in a number of staff areas. Notable achievements include the development of improved financial reporting capabilities, the settlement of three large legal disputes and increased computer access and reliability.

SUMMARY

  1996 was a year of tremendous change for Highlands and its employees. During the year our balance sheet was strengthened. We dealt aggressively with most expense issues. We have begun to hire -- and are upgrading our personnel at every opportunity. The stabilization of Highlands is largely complete. We expect that increased capability in data collection and management will lead to more sophisticated pricing and the early identification of problems and opportunities.

  We have goals that we understand. We have an increasingly committed and talented workforce and we have the will to win. We will stay on course.

  We believe commercial insurance results for the industry will continue to be poor. While we do not anticipate less competition in 1997, there is mounting evidence that industry results are worse than reported. Even reported industry results demonstrate inadequate returns on capital. We believe that companies earning inadequate returns will disappear through consolidation or liquidation and, consequently, that substantial consolidation will continue. Size has not been, and will not be, a criterion for success. Focus, intelligence and discipline will prevail.

  I would like to especially thank my associates who have had to deal with constant changes and so many new initiatives. Thanks also to our agents. Their loyalty is greatly appreciated and will be rewarded.

  Thanks also to our Directors whose counsel and encouragement has been especially important to me.

ANNUAL MEETING

  At the Meeting, you will be asked to elect four directors, two to serve until the 1999 Annual Meeting and two to serve until the 2000 Annual Meeting, to ratify the Company's 1995 Stock Option Plan, to approve an amendment of the Company's 1995 Stock Option Plan to increase the number of shares of the Company's Common Stock for which options may be granted thereunder from 350,000 to 800,000, to approve the Company's Annual Incentive Plan and to ratify the appointment of the Company's independent public accountants.

  To ensure that your shares of Common Stock are represented at the Meeting, you are urged to promptly complete, date, sign and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Meeting in person. You may, if you wish, vote personally on all matters brought before the Meeting, even if you have previously returned your signed Proxy.

                                          Sincerely yours,

                                          /s/ Richard M. Haverland

                                          Richard M. Haverland
                                          Chairman, President and Chief
                                           Executive Officer

Enclosure

                            YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                        HIGHLANDS INSURANCE GROUP, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 9, 1997

To the Stockholders of Highlands Insurance Group, Inc.:

  NOTICE IS HEREBY GIVEN THAT the 1997 Annual Meeting of Stockholders (the "Meeting") of Highlands Insurance Group, Inc., a Delaware corporation (the "Company"), will be held at the Adam's Mark Hotel located at 2900 Briarpark Drive, Houston, Texas on Friday, May 9, 1997, at 10:00 a.m., local time, for the following purposes:

    (1) to elect two Class I directors, each to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified;

    (2) to elect two Class II directors, each to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified;

    (3) to ratify the Highlands Insurance Group, Inc. 1995 Stock Option Plan (the "1995 Stock Option Plan");

    (4) to consider and vote upon a proposal to amend the 1995 Stock Option Plan to increase the number of shares of Common Stock with respect to which options may be granted thereunder from 350,000 to 800,000;

    (5) to consider and vote upon a proposal to approve the Highlands Insurance Group, Inc. Annual Incentive Plan;

    (6) to ratify the appointment of independent public accountants for the Company and its subsidiaries for fiscal year 1997; and

    (7) to transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

  The Board of Directors of the Company has fixed the close of business on March 25, 1997 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting and any adjournment(s) or postponement(s) thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of Common Stock represented by such proxies will be voted at the Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder's proxy, the proxy will be voted in favor of proposals 3, 4, 5 and 6 described above and in favor of the Board of Directors' nominees for directors.

  Further information regarding the Meeting and the matters to be considered thereat is set forth in the accompanying Proxy Statement.

  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY, WHICH IS BEING REQUESTED BY THE BOARD OF DIRECTORS. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE MEETING AND PREFER TO VOTE IN PERSON.

                                          By Order of the Board of Directors
                                          Sincerely,

                                          /s/ Dwayne D. Hallman

                                          Dwayne D. Hallman
                                          Vice President and Secretary

March 21, 1997
10370 Richmond Avenue
Houston, Texas 77042

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                  THE MEETING

TIME, DATE AND PLACE OF THE MEETING

  This Proxy Statement is furnished to the stockholders of Highlands Insurance Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1997 Annual Meeting of Stockholders of the Company (the "Meeting"), and at any adjournment(s) or postponement(s) thereof, to be held on Friday, May 9, 1997, at 10:00 a.m. local time at the Adam's Mark Hotel located at 2900 Briarpark Drive, Houston, Texas.

  The Company's principal executive office is located at 10370 Richmond Avenue, Houston, Texas 77042. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to stockholders of the Company is March 25, 1997.

BACKGROUND

  The Meeting will be the first annual meeting of stockholders since the Company became an independent publicly traded company on January 23, 1996. Prior to such date, the Company was a wholly-owned subsidiary of Halliburton Company ("Halliburton"). On January 23, 1996, each holder of record of common stock of Halliburton on January 4, 1996 received, in the form a dividend, one share of common stock, par value $.01 per share, of the Company (the "Common Stock") for every ten shares of Halliburton common stock owned by such holder (the "Distribution"). Upon consummation of the Distribution, the Company sold an aggregate of $60 million in principal amount of the Company's 10% Convertible Subordinated Debentures, together with detachable Common Stock Subscription Warrants, Series A and Series B (respectively, the "Series A Warrants" and the "Series B Warrants" and collectively, the "Warrants"), due December 31, 2005 (the "Debentures") to Insurance Partners, L.P. ("IP") and Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda") and collectively with IP, the "Investors") and to certain members of the Company's management team pursuant to the terms of an Investment Agreement dated October 10, 1995, as amended (the "Investment Agreement"). See "Certain Relationships and Related Transactions--Management Securities."

PURPOSE OF THE MEETING

  At the Meeting, the holders of shares of Common Stock will be asked to consider and vote upon (i) the election of two persons to serve on the Board of Directors of the Company as Class I directors, each for a two-year term;
(ii) the election of two persons to serve on the Board of Directors of the Company as Class II directors, each for a three-year term; (iii) a proposal to ratify the Highlands Insurance Group, Inc. 1995 Stock Option Plan (the "1995 Stock Option Plan"); (iv) a proposal to amend the 1995 Stock Option Plan to increase the number of shares of Common Stock with respect to which options may be granted thereunder from 350,000 to 800,000; (v) a proposal to approve the Highlands Insurance Group, Inc. Annual Incentive Plan (the "Annual Incentive Plan"); (vi) a proposal to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP as independent certified public accountants for the Company and its subsidiaries for fiscal year 1997; and
(vii) such other proposals as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

RECORD DATE AND OUTSTANDING SHARES

  The Board of Directors of the Company has fixed the close of business on March 25, 1997 (the "Record Date") as the date for the determination of stockholders of record entitled to notice of and to vote at the Meeting and any adjournment(s) or postponement(s) thereof.

  On the Record Date, there were approximately 22,000 holders of record of Common Stock with 11,451,541 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Stock Ownership of Certain Beneficial Owners and Management" for information regarding persons known to the management of the Company to be the beneficial owners of more than 5% of the outstanding Common Stock.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies that are not revoked will be voted at the Meeting, as applicable, in accordance with the instructions contained therein. If a holder of Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted (i) FOR the Board of Directors' nominees for directors, (ii) FOR the proposal to ratify the 1995 Stock Option Plan, (iii) FOR the proposal to amend the 1995 Stock Option Plan, (iv) FOR the proposal to approve the Annual Incentive Plan and
(v) FOR the proposal to ratify the Board of Directors' appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for fiscal year 1997. If any other matters should properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. At the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be presented at the Meeting other than as set forth in the notices accompanying this Proxy Statement.

  As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders will be kept private by the Company. Such documents are available for examination only by the inspectors of the election and certain personnel associated with processing proxy cards and tabulating the vote at the Meeting.

  A stockholder of the Company who has executed and returned a proxy may revoke it at any time before it is voted at the Meeting by (x) executing and returning a proxy bearing a later date, (y) filing written notice of such revocation with the Secretary of the Company, as appropriate, stating that the proxy is revoked or (z) attending the Meeting and voting in person (although attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's principal executive offices, 10370 Richmond Avenue, Houston, Texas 77042.

QUORUM; VOTE REQUIRED

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. Under the Amended and Restated Bylaws of the Company and applicable laws and regulations, the affirmative vote of the holders of at least a majority of the shares of Common Stock represented at the Meeting, in person or by proxy, is required for the approval of each of the proposals to be considered and voted upon at the Meeting. In determining whether each of the proposals voted upon has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as a vote against such proposal. With respect to the election of directors, the nominees, up to the number of directors to be elected, receiving the highest number of votes cast by the holders of Common Stock represented at the Meeting, in person or by proxy, will be elected.

SOLICITATION OF PROXIES

  The cost of this proxy solicitation will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail, telephone and telegraph. The Company has arranged for ChaseMellon Shareholder Services, L.L.C. to solicit proxies in such manner at an estimated cost of $4,000, plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians and other nominees or fiduciaries to beneficial owners of Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection with such distribution.

ANNUAL REPORT

  Attached to this Proxy Statement is the Company's 1996 Annual Report which includes a brief description of the Company's business indicating its general scope and nature during 1996, together with the audited financial statements and certain other information contained in the Company's 1996 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THE COMPANY'S FORM 10-K IS AVAILABLE TO STOCKHOLDERS ON REQUEST BY WRITING: CHARLES J. BACHAND, VICE PRESIDENT AND TREASURER, HIGHLANDS INSURANCE GROUP, INC., 10370 RICHMOND AVENUE, HOUSTON, TEXAS 77042.

FORWARD LOOKING INFORMATION

  The statements included in this Proxy Statement and 1996 Annual Report regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate," "predict," "anticipate," "believes" and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to, the uncertainties relating to industry and market conditions, natural disasters and other catastrophes, and other risks and uncertainties described in this Proxy Statement and 1996 Annual Report and in the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SECURITIES

  At the time of the Distribution, the Investors assigned to Richard M. Haverland and certain members of management (collectively, the "Management Investors") the rights of the Investors to acquire $2.85 million in principal amount of Debentures, together with a proportionate amount of Series A Warrants and Series B Warrants. On January 23, 1996, Mr. Haverland entered into an agreement with Kenneth D. Javor which provides that Mr. Javor has the option to acquire from Mr. Haverland $100,000 in principal amount of Debentures, together with a proportionate amount of Series A Warrants and Series B Warrants. Such agreement provides that the option is exercisable on May 21, 1997 and January 22, 1998, at which times Mr. Javor may elect to purchase $50,000 in principal amount of Debentures.

  In addition, the Company has issued to the Management Investors an additional $2.85 million in principal amount of the Company's 10% Convertible Subordinated Debentures due December 31, 2005, Series 2 (the "Management Debentures") together with detachable Common Stock Subscription Warrants, Series A-2 and Series B-2 (the "Management Warrants, and collectively with the Management Debentures, the "Management Securities"). The Management Securities contain terms and provisions substantially similar to the Debentures, the Series A Warrants and the Series B Warrants.

  The Management Securities were issued pursuant to a Purchase, Redemption and Bonus Agreement (the "Purchase Agreement") among the Company and each Management Investor. The consideration paid by the Management Investors for the Management Securities consists of individual promissory notes (each, a "Note" and, collectively, the "Notes") in the aggregate principal amount of $2.85 million made by the individual Management Investors without personal liability and secured by a pledge of the Management Securities. The Notes have a term of five years and bear interest at a rate of 10%, payable annually on the anniversary date of the issuance thereof. The Notes may be prepaid at any time without penalty.

  The Purchase Agreement provides that the Management Securities of any Management Investor may be redeemed by the Company at the fair market value thereof (as determined by the Board of Directors of the Company in good faith, reflecting in such value any discount for lack of liquidity or the fact that the Management Securities represent a minority interest in the Company) in the event such Management Investor's employment with the Company is terminated (i) for cause (as defined in the Purchase Agreement), (ii) without cause at any time before the third anniversary of the Purchase Agreement, or (iii) by the resignation of such Management Investor at any time prior to the third anniversary of the Purchase Agreement.

  The Purchase Agreement further provides for a bonus to be paid to each Management Investor on the fifth anniversary of the Purchase Agreement if the average closing price of the Common Stock is equal to or greater than prices expressed as a percentage of the exercise price of the Series A Warrants (as adjusted from time to time) and specified in the Purchase Agreement (the "Bonus Trigger Stock Price"). The amount of the bonus is stated as a percentage of a maximum bonus amount separately determined for each Management Investor and equal to the aggregate principal amount of each Management Investor's Note. If the Bonus Trigger Stock Price is at least 1.40 times (but less than 1.50 times) the Series A Warrant exercise price, the bonus is 25% of the maximum bonus amount, 50% if the Bonus Trigger Stock Price is at least
1.50 times (but less than 1.61 times) the Series A Warrant exercise price and 100% if the Bonus Trigger Stock Price is 1.61 times the Series A Warrant exercise price or higher. Such bonus amounts may be subject to the $1.0 million annual deduction limitation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on compensation payable to certain executives.

  Assuming conversion and exercise of the Management Investors' Debentures, Management Debentures, Warrants and Management Warrants, the Management Investors will acquire an aggregate of 712,800 shares of Common Stock, representing on a fully diluted basis 5.9% of the outstanding Common Stock.

                                      DEBENTURES TOGETHER MANAGEMENT
                NAME                     WITH WARRANTS    SECURITIES   TOTAL
                ----                  ------------------- ---------- ----------
Richard M. Haverland.................     $2,100,000      $2,100,000 $4,200,000
Charles J. Bachand...................        190,000         190,000    380,000
W. Dale Montgomery...................        185,000         185,000    370,000
Michael A. Weberpal..................         92,000          92,000    184,000
Robert C. Resch......................         65,000          65,000    130,000
Other Management Investors...........        218,000         218,000    436,000
                                          ----------      ---------- ----------
Total................................     $2,850,000      $2,850,000 $5,700,000
                                          ==========      ========== ==========

INDEBTEDNESS OF MANAGEMENT

  The following table sets forth certain information regarding each director nominee and executive officer whose indebtedness to the Company exceeded $60,000 at any time during 1996.

                        LARGEST
                       AGGREGATE                                            AMOUNT
                        AMOUNT                                           OUTSTANDING
      NAME AND        OUTSTANDING    NATURE OF    NATURE OF TRANSACTION     AS OF       INTEREST
   RELATIONSHIP       DURING 1996  INDEBTEDNESS     IN WHICH INCURRED   MARCH 21, 1997    RATE
--------------------  ----------- --------------- --------------------- --------------  --------
Richard M. Haverland  $2,100,000  Promissory note Purchase of             $2,100,000       10%
 Director Nominee;                                Management Securities
 Executive Officer
Charles J. Bachand       190,000  Promissory note Purchase of                190,000       10%
 Executive Officer                                Management Securities
W. Dale Montgomery       185,000  Promissory note Purchase of                185,000       10%
 Executive Officer                                Management Securities
Michael A. Weberpal       92,000  Promissory note Purchase of                      0(1)    10%
 Executive Officer                                Management Securities
Robert C. Resch           65,000  Promissory note Purchase of                 65,000       10%
 Executive Officer                                Management Securities

--------
(1) On February 24, 1997, Mr. Weberpal resigned from the Company and repaid his Note to the Company. Prior to such time, the interest rate on such Note was 10%.

CERTAIN EXPENSES AND FEES IN CONNECTION WITH THE DISTRIBUTION

  The Investment Agreement provided that each party was to be responsible for its own fees and expenses and the fees and expenses of advisors retained by such party. At the Closing, however, the Company paid approximately $3.4 million for fees and expenses of the Investors' attorneys, accountants, actuaries, financial advisors and consultants (including due diligence expenses) incurred in connection with the Distribution from the inception of the transaction through the Closing, and also paid the Investors a transaction fee in the amount of $2.32 million.

  Robert A. Spass, a Director of the Company, is a Managing Director of Insurance Partners Advisors, L.P., the investment adviser to the Investors. Bradley E. Cooper, a Director of the Company, is a Principal of Insurance Partners Advisors, L.P. Richard M. Haverland, the Company's Chairman, President and Chief Executive Officer, is an investor in and consultant to the Investors.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to persons or groups who, to the Company's knowledge own, or have the right to acquire, more than five percent of the Common Stock at March 21, 1997.

                                                       AMOUNT AND
                                                        NATURE OF
                                                       BENEFICIAL    PERCENT OF
        NAME AND ADDRESS OF BENEFICIAL OWNER         OWNERSHIP(1)(2) CLASS(1)(2)
        ------------------------------------         --------------- -----------
Insurance Partners, L.P. (3)........................    4,607,457(4)    28.7%
 201 Main Street
 Fort Worth, TX 76102
Insurance Partners Offshore
(Bermuda) L.P.(5)...................................    3,020,726(6)    20.9%
 Cedar House
 41 Cedar Avenue
 P.O. Box HM1179
 Hamilton, HMEX, Bermuda
Neuberger & Berman, LLC (7).........................    1,670,125       14.6%
 605 Third Avenue
 New York, NY 10158
FMR Corp. (8).......................................    1,141,870       10.0%
 82 Devonshire Street Boston, MA 02109

--------
(1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares.
(2) Based on the 11,451,541 shares of Common Stock outstanding at the close of business on March 21, 1997.
(3) The general partner of Insurance Partners, L.P. is Insurance GenPar L.P., a Delaware limited partnership; the general partner of the latter is Insurance GenPar MGP, L.P., a Delaware limited partnership; and the general partner of the latter is Insurance GenPar MGP, Inc., a Delaware corporation. Forty percent of the voting stock of Insurance GenPar MGP, Inc. is owned by Robert A. Spass (a director of the Company), and Steven Gruber and Daniel Doctoroff each own 30% of such voting stock.
(4) Represents the number of shares of Common Stock issuable upon conversion of the Debentures and exercise of the Series A Warrants owned of record by Insurance Partners, L.P.
(5) The general partner of Insurance Partners Offshore (Bermuda), L.P. is Insurance GenPar (Bermuda), L.P., a Bermuda limited partnership; the general partner of the latter is Insurance GenPar (Bermuda) MGP, L.P.; and the general partner of the latter is Insurance GenPar (Bermuda) MGP, Ltd., a Bermuda corporation. Forty percent of the voting stock of Insurance GenPar (Bermuda) MGP, Ltd. is owned by Robert A. Spass (a director of the Company), and Steven Gruber and Daniel Doctoroff each own 30% of such voting stock.
(6) Represents the number of shares of Common Stock issuable upon conversion of the Debentures and exercise of the Series A Warrants owned of record by IP Bermuda. Shares acquirable by IP Bermuda upon conversion or exercise of Debentures or Warrants will be Series B Common Stock, which have reduced voting rights until such shares are transferred by IP Bermuda or the occurrence of certain events.
(7) Such shares are held by various of Neuberger & Berman's mutual funds in the ordinary course of their business, for which funds Neuberger & Berman, LLC and Neuberger & Berman Management Inc. serve as sub-adviser and investment manager, respectively. Of such shares, Neuberger & Berman, LLC has sole power to vote or direct the voting of 315,449 shares, shared power to vote or direct the voting of 735,000 shares, and shared power to dispose or direct the disposition of all 1,670,125 shares. Neuberger & Berman Management Inc. shares with Neuberger & Berman, LLC the power to make decisions whether to retain or dispose of the shares. No other Neuberger & Berman, LLC advisory clients has an interest of more than 5% in shares of Common Stock. Neuberger & Berman, LLC disclaims beneficial ownership of 9,000 shares of Common Stock owned by various principals of Neuberger & Berman, LLC in their own personal securities accounts. Each such partner has exclusive voting and dispositive power over such shares held in their respective accounts.

(8) Such shares are beneficially owned as follows: Fidelity Management & Research Company ("Fidelity")-- 942,760; and Fidelity Management Trust Company ("FMTC")--199,110. Fidelity's beneficial ownership of 942,760 shares of Common Stock is as a result of its acting as investment adviser to various investment companies (the "Fidelity Funds"). One such Fidelity Fund, Fidelity Equity-Income Fund, owns 747,690 shares of Common Stock. Edward C. Johnson 3d (the Chairman of FMR Corp. and a significant holder of the voting securities of FMR Corp.), FMR Corp., through its control of Fidelity, and each Fidelity Fund has sole power to dispose of the 942,760 shares of Common Stock owned by the Fidelity Funds. The Board of Trustees of each Fidelity Fund has the sole power to direct the vote of shares of Common Stock held by each Fund. Edward C. Johnson 3d and FMR Corp., through its control of FMTC, each has sole dispositive power over 199,110 shares of Common Stock and sole power to vote or to direct the voting of 156,850 shares, and no power to vote or direct the voting of 42,260 shares owned by the institutional account(s) for which FMTC serves as investment manager.

  The following table sets forth information with respect to the numbers of shares of Common Stock that the following persons own, or have the right to acquire: (i) each director of the Company, (ii) each executive officer of the Company named in the table entitled "Summary Compensation Table" and (iii) all executive officers and directors of the Company as a group at March 21, 1997:

                                                 NUMBER OF SHARES    PERCENT OF
NAME                                           BENEFICIALLY OWNED(1)  CLASS(1)
----                                           --------------------- ----------
Richard M. Haverland..........................        611,519(2)        5.1%
Robert A. Spass...............................             --(3)         --
Bradley E. Cooper.............................             --(3)         --
W. Bernard Pieper.............................          9,363             *
Kenneth S. Crews..............................          3,333             *
Philip J. Hawk................................          3,333             *
Robert W. Shower..............................          3,333             *
Charles J. Bachand............................         54,348(2)          *
W. Dale Montgomery............................         53,175(2)          *
Kent B. Peden.................................          5,002(2)          *
Kenneth D. Javor..............................          5,000             *
All Directors and executive officers as a
 group (15 persons)...........................        768,995(2)        6.3%

--------
 * Less than 1%.
(1) Based on the 11,451,541 shares of Common Stock outstanding at the close of business on March 21, 1997.
(2) Includes the following numbers of shares of Common Stock issuable upon exercise of the Series A Warrants and Series A-2 Warrants and conversion of the Debentures and Management Debentures, respectively, held by the following members of management: Richard M. Haverland--132,660, 132,660, 129,950 and 129,950; Charles J. Bachand--12,003, 12,003, 11,757 and
    11,757; W. Dale Montgomery--11,687, 11,687, 11,448 and 11,448; and Kent B.
    Peden--631, 631, 619 and 619.
(3) Does not include shares owned beneficially by Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda), L.P. See the prior table under "Stock Ownership of Certain Beneficial Owners and Management."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1996, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements.

                              BOARD OF DIRECTORS

ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of seven directors divided into three classes serving staggered terms of three years each. Three of the Company's current directors are serving in Class III with terms that continue beyond the Meeting and such directors are not subject to election at the Meeting. Two directors serve in Class I with a term that expired on December 31, 1996 because the Company did not hold an Annual Meeting in 1996. Upon such expiration, the remaining directors filled the vacancies in the Board by extending the term of the Class I directors to the date of the Meeting. Two directors serve in Class II with a term that expires at the Meeting. Both the Class I and II directors are nominees for reelection at the Meeting.

  Each of the Class I directors to be elected at the Meeting will serve a term of two years to expire at the 1999 Annual Meeting of Stockholders of the Company or until his successor is elected and qualified. The Class II directors to be elected at the Meeting will serve a term of three years to expire at the 2000 Annual Meeting of Stockholders of the Company or until their successors are elected and qualified. The nominees, up to the number of directors to be elected, receiving the highest number of votes cast by holders of Common Stock, in person or by proxy, will be elected.

  It is intended that proxies received from holders of Common Stock, in the absence of contrary instructions, will be voted at the Meeting for the election of W. Bernard Pieper and Philip J. Hawk as Class I directors and Richard M. Haverland and Robert W. Shower as Class II directors. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve or otherwise be unavailable as a nominee at the time of the Meeting, in such event, the proxies will be voted in accordance with the authority granted therein for such other candidate or candidates as may be nominated by the Board of Directors of the Company.

  The Board of Directors met seven times in 1996.

  Further information concerning the nominees for election as directors at the Meeting, including their business experience during the past five years, appears below.

 Nominees for Class I With Terms of Office Expiring at the 1999 Annual Meeting of Stockholders

                                              BUSINESS EXPERIENCE DURING PAST
    NAMES OF NOMINEES FOR CLASS I(1)    AGE  FIVE YEARS AND OTHER INFORMATION
    --------------------------------    ---  --------------------------------
 W. Bernard Pieper.....................  64 Vice Chairman of Halliburton, 1992
                                             to January 1996; President and
                                             Chief Executive Officer of Brown
                                             & Root, Inc., 1990-1992. Mr.
                                             Pieper was a director of
                                             Highlands prior to the
                                             Distribution. Mr. Pieper is
                                             presently a director of the
                                             Company.
 Philip J. Hawk........................  42 President and Chief Executive
                                             Officer of EOTT Energy Corp.,
                                             1993 to present; Chief Operating
                                             Officer, Goodman Manufacturing
                                             Company, L.P., 1991-1992;
                                             Partner, McKinsey & Company,
                                             Inc., 1990-1991. Mr. Hawk is
                                             presently a director of the
                                             Company.

 Nominees for Class II Directors With Terms of Office Expiring at the 2000 Annual Meeting of Stockholders

                                                 BUSINESS EXPERIENCE DURING
                                                            PAST
                                                    FIVE YEARS AND OTHER
   NAMES OF NOMINEES FOR CLASS II(1)    AGE              INFORMATION
   ---------------------------------    ---      --------------------------
 Richard M. Haverland..................  55(1) Chairman, President and Chief
                                                Executive Officer of the
                                                Company and of Highlands
                                                Insurance Company
                                                ("Highlands"), January 1996
                                                to present; Insurance
                                                Consultant, December 1994 to
                                                present; Vice Chairman, Chief
                                                Executive Officer Designate,
                                                Continental Corporation
                                                October-December 1994;
                                                Executive Vice President--
                                                Insurance Operations,
                                                American Premier
                                                Underwriters, Inc., 1991-
                                                1994. Mr. Haverland is
                                                presently a director of the
                                                Company.
 Robert W. Shower......................  59    Executive Vice President and
                                                Chief Financial Officer,
                                                Seagull Energy Corporation,
                                                1994 to April 1996; Senior
                                                Vice President and Chief
                                                Financial Officer, Seagull
                                                Energy Corporation, 1992-
                                                1993; Senior Vice President,
                                                Corporate Development, Albert
                                                Fisher, Inc., 1991-1992; Vice
                                                President Finance and Chief
                                                Financial Officer, AmeriServ
                                                Food Company, 1990-1991. Mr.
                                                Shower is a director of Lear
                                                Corporation and Edge
                                                Petroleum Corporation. Mr.
                                                Shower is presently a
                                                director of the Company.

 Continuing Class III Directors With Terms of Office Expiring at the 1998 Annual Meeting of Stockholders

                                               BUSINESS EXPERIENCE DURING PAST
                                                     FIVE YEARS AND OTHER
    NAMES OF CLASS III DIRECTORS(1)     AGE              INFORMATION
    -------------------------------     ---    -------------------------------
 Robert A. Spass                         40(1) Managing Partner of Insurance
                                                Partners Advisors, L.P., 1994
                                                to present; President and
                                                Chief Executive Officer of
                                                International Insurance
                                                Advisors, Inc., 1990-1994. Mr.
                                                Spass is a director of
                                                Superior National Insurance
                                                Group, Inc. and Unionamerica
                                                Holding plc; he served as
                                                director of NACOLAH Holding
                                                Corporation until March 1996
                                                and of National Re Corporation
                                                until October 1996.
 Bradley E. Cooper                       30(1) Principal of Insurance Partners
                                                Advisors, L.P., 1994 to
                                                present; Vice President of
                                                International Insurance
                                                Advisors, Inc., 1990-1994. Mr.
                                                Cooper is also a director of
                                                Superior National Insurance
                                                Group, Inc.
 Kenneth S. Crews                        48    Managing Director, Dillon Read
                                                & Co., Inc., 1992 to present;
                                                Managing Director, Lehman
                                                Brothers Incorporated, 1990-
                                                1992.

--------
(1) The Debentures obligate the Company to nominate, and recommend the election of, persons designated by a majority in interest of the holders of the Debentures so that the number of persons so designated will at all times constitute, if elected, at least 28% of the Board of Directors. Messrs. Haverland, Spass and Cooper were elected to the Board of Directors of the Company pursuant to the terms of the agreement under which the Debentures were sold.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board or any committee thereof. Directors who are not employees of the Company ("Non-Employee Directors"), other than Messrs. Spass and Cooper, receive an annual retainer fee of $10,000, payable annually, as well as a fee of $750 per day for attendance at meetings of the Board and any committee meetings held on the same day as a Board meeting and a fee of $500 per day for attendance at committee meetings not held on the same day as a Board meeting. In addition, all Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with traveling to any Board or committee meeting. Messrs. Spass and Cooper have waived any right to receive compensation as Directors in the form of cash or stock and, accordingly, although they are not employees of the Company, the term Non-Employee Directors defined above is deemed not to include such individuals. Each Non-Employee Director of the Company as of the Distribution was granted an option to purchase 10,000 shares of Common Stock under the 1995 Directors' Stock Plan. Moreover, under the 1995 Directors' Stock Plan, commencing with the first annual meeting of the Board of Directors of the Company after the Distribution, and at each annual meeting thereafter, each Non-Employee Director is automatically granted shares of Common Stock having a fair market value at the time of grant of $10,000.

  The Board of Directors of the Company and Halliburton, its sole stockholder at the time, have approved the Company's 1995 Directors' Stock Plan (the "Directors' Plan" or the "Plan"). The purposes of the Directors' Plan are to
(i) encourage the Directors, including any participating Directors who are also employees, to own shares of Common Stock and thereby align their interests more closely with the interests of other stockholders of the Company, (ii) encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals and continuing success, and (iii) provide a financial incentive that will help attract and retain the most qualified Directors. Pursuant to the Directors' Plan, the Company may grant options and issue restricted stock with respect to an aggregate of up to 400,000 shares. No individual recipient will receive more than 300,000 shares of Common Stock in the aggregate upon the issuance of restricted stock and/or the exercise of options granted under the Directors' Plan. Options granted under the Directors' Plan will be non-qualified stock options ("Options") and shares of Common Stock issued under the Directors' Plan will be from authorized and unissued shares. Non-Employee Directors will be awarded restricted stock annually.

  As noted above, Messrs. Spass and Cooper have elected not to participate in any stock awards to Directors of the Company. An agreement among the Company, IP and IP Bermuda provides that, in the event of election of certain individuals associated with the Investors to the Board of Directors pursuant to the terms of the Investment Agreement and Debentures, such individuals will not be entitled to participate in the 1995 Directors' Plan or any similar plan. Such persons are collectively referred to as "Non-Participating Directors."

  Pursuant to the Directors' Plan, options to purchase shares of Common Stock have been granted to the following Directors: Messrs. Haverland (300,000), Crews (10,000), Hawk (10,000), Pieper (10,000) and Shower (10,000). The
exercise price of the options is equal to $14.69 per share. Except for options granted to Mr. Haverland, options granted under the Directors' Plan will vest and become exercisable as to 33 1/3%, 66 2/3% and 100% of the shares of Common Stock subject thereto on each of the first, second and third anniversaries of the option grant. Options granted under the Directors' Plan to Mr. Haverland will vest and become exercisable as to 25%, 50%, 75% and 100% of the shares of Common Stock subject thereto on each of the first, second, third and fourth anniversaries, respectively, of the option grant.

  Each option will be evidenced by a stock option agreement which may contain such terms and conditions as may be determined by the Committee and are not inconsistent with the Directors' Plan. The term of the option will be ten years from the date of grant. During a Directors' lifetime, an option granted pursuant to the Directors' Plan will be exercisable only by the Director. The option will not be transferable by such Director other than by will or the laws of descent and distribution.

COMMITTEES OF BOARD OF DIRECTORS

  The Board of Directors has the following standing committees:

  Audit Committee. The functions of the Audit Committee include: recommendations to the Board of Directors regarding the appointment of independent auditors; approvals of the scope of the independent auditors' examination reviews of, and recommendations to the Board of Directors regarding the Company's financial policies and accounting systems and controls; and approvals of the duties and compensation of the independent auditors, both with respect to audit and non-audit services. The Committee also reviews the Company's compliance with its code of business conduct. The Committee meets from time to time with the independent auditors outside the presence of Company management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information. The Audit Committee consists of four non-employee directors: Messrs. Pieper, Crews, Hawk and Shower (Chairman). The committee met three times in 1996.

  Compensation Committee. Duties of the Compensation Committee include developing and approving an overall compensation philosophy consistent with corporate objectives and stockholder interests; acting as a salary and promotions committee with respect to officers of the Company and certain officers of subsidiaries; administering and granting options pursuant to the 1995 Stock Option Plan; administering and making awards under Company incentive plans; and acting as a committee for administration of other forms of non-salary compensation. The Compensation Committee consists of Messrs. Pieper, Crews, Hawk and Spass (Chairman). The committee met twice in 1996.

  Investment Committee. Duties of the Investment Committee include reviewing and making recommendations to the Board of Directors regarding the nature and composition of the investments of the Company in all forms of financial securities and obligations, denominated in any and all currencies, issued by banks or companies domiciled inside or outside of the United States of America, including, but not limited to, stocks, bonds, notes, certificates of deposit and non-negotiable time deposits. The Investment Committee consists of the Messrs. Cooper, Haverland and Shower (Chairman). The committee met two times in 1996.

  The Board of Directors of the Company may, from time to time, establish certain other committees to facilitate its work.

                               EXECUTIVE OFFICERS

GENERAL

  Set forth below are the names, ages and titles of the executive officers of the Company:

                                             TITLE AND BUSINESS EXPERIENCE
                NAME                AGE          DURING LAST FIVE YEARS
                ----                ---      -----------------------------
 Richard M. Haverland.............   55 Chairman, President and Chief Executive
                                         Officer of the Company; see also
                                         "Election of Directors--Nominees for
                                         Class II Directors With Terms of
                                         Office Expiring at the 2000 Annual
                                         Meeting of Stockholders" for
                                         additional business experience.
 Charles J. Bachand...............   44 Vice President and Treasurer of the
                                         Company; Senior Vice President and
                                         Chief Financial Officer of Highlands,
                                         November 1993 to present; Partner,
                                         KPMG Peat Marwick, 1988 to October
                                         1993.
 Michael A. Weberpal..............   45 Vice President and Secretary of the
                                         Company; Vice President, General
                                         Counsel and Secretary of Highlands,
                                         1993 to February 24, 1997 (the date on
                                         which Mr. Weberpal resigned from the
                                         Company); Senior Attorney,
                                         Halliburton, 1990-1993.
 W. Dale Montgomery...............   40 Executive Vice President, Operations
                                         and President, Special Accounts
                                         Division of Highlands, 1996 to
                                         present; Executive Vice President,
                                         Operations, Highlands, 1994-1996;
                                         Senior Vice President, Actuarial,
                                         Highlands, 1990-1994.
 Kenneth D. Javor.................   48 President, Commercial Insurance
                                         Division of Highlands, January 1996 to
                                         present; TIG Insurance Company, 1993-
                                         1995, Managing Director and Vice
                                         President; Maryland Casualty Company,
                                         Regional Vice President, 1990-1993.
 Kent B. Peden....................   38 President of Insurance Services
                                         Division of Highlands, January 1996 to
                                         present; Vice President, Casualty,
                                         Highlands, 1994-1995; Assistant Vice
                                         President, Casualty, Highlands, 1991-
                                         1994.
 Robert C. Resch..................   52 Vice President, Chief Information
                                         Officer of Highlands, July 1995 to
                                         present; Aetna Life & Casualty
                                         Company--Director of Commercial
                                         Processing Systems and Personal Lines
                                         Business Center Systems, 1990 to June
                                         1995.
 Betty H. Connelly................   42 Vice President, Human Resources,
                                         Highlands, 1996 to present; Assistant
                                         Vice President, Highlands, 1994-1996;
                                         Director of Human Resources, Melissa
                                         Rice & Company, 1993-1994; Director of
                                         Human Resources, Revlon, Inc., 1990-
                                         1992.
 William V. Fehlis................   50 President, Marine Division of
                                         Highlands, January 1997 to present;
                                         General Manager, Marine, Highlands,
                                         1996-1997; Assistant Vice President,
                                         Highlands, 1990-1996.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries during each of the last two years of those persons who were the Company's Chief Executive Officer and its other four most highly compensated executive officers during 1996, (collectively, the "named executive officers"):

                          SUMMARY COMPENSATION TABLE

                                                          LONG TERM
                                                        COMPENSATION
                                                    ---------------------
                                    ANNUAL
                                 COMPENSATION       RESTRICTED SECURITIES
                              ------------------      STOCK    UNDERLYING       ALL OTHER
                         YEAR SALARY($) BONUS($)    AWARDS($)  OPTIONS(#)   COMPENSATION($)(3)
                         ---- --------- --------    ---------- ----------   ------------------
Richard M. Haverland.... 1996 $485,371  $500,000(1)     --      300,000(2)       $ 4,750
 Chairman, President and
 Chief Executive Officer
 of the Company and
 Highlands
Harold G. Duble (4)..... 1996   15,529        --        --           --          169,778
 President and Chief
 Executive               1995  255,000        --        --           --           35,103
 Officer of Highlands
Charles J. Bachand...... 1996  169,945    12,000        --       20,000          167,685
 Vice President and
 Treasurer of the        1995  164,328        --        --           --           22,343
 Company; Senior Vice
 President and Chief
 Financial Officer of
 Highlands
W. Dale Montgomery...... 1996  167,923    10,000        --       20,000          179,095
 Executive Vice
 President,Operations    1995  161,250        --        --           --           22,271
 of Highlands; President
 Special Accounts
 Division, Highlands
Kenneth D. Javor........ 1996  137,378    30,000        --       25,000(5)         3,881
 President, Commercial
 Insurance Division,
 Highlands
Kent B. Peden........... 1996   97,533    90,000        --        7,500           21,816
 President of Insurance
 Services Division       1995   79,397        --        --           --            9,187
 of Highlands

--------
(1) Includes $250,000 in Common Stock awarded in 1997 at the market price, when 1996 bonuses were paid, of $22 1/8 per share for a total of 11,299 shares.
(2) Awarded under the Company's 1995 Directors Stock Plan.
(3) For 1996, Messrs. Haverland and Javor received 401(k) matching contributions to their accounts under the Employees' Retirement and Savings Plan of $4,750 and $3,881, respectively. For 1996 and 1995, respectively, Messrs. Duble, Bachand, Montgomery and Peden received 401(k) matching contributions to their accounts under the Employees' Retirement and Savings Plan of $466, $4,750, $4,750 and $2,816, respectively; and $4,620, $4,620, $4,620 and $2,382, respectively. For 1996 and 1995, respectively, Messrs. Duble, Bachand, Montgomery and Peden received defined contribution plan contributions to their accounts under the Employees' Retirement and Savings Plan of $637, $6,150, $6,150 and $4,000, respectively; and $13,014, $13,014, $13,014 and $6,805, respectively. For 1995, Messrs. Duble, Bachand and Montgomery received ERISA offset benefit accruals of $17,469, $4,709 and $4,637, respectively. In connection with the Distribution, each of Messrs. Duble, Bachand, Montgomery, and Peden, respectively, received one-time payments of $41,175, $73,200, $86,925 and $0, respectively, with respect to Halliburton restricted stock and/or options forfeited by them in connection with the Distribution and of $127,500, $83,585, $81,270 and $15,000, respectively.
(4) Mr. Duble retired from employment with the Company following the Distribution.
(5) Includes 10,000 shares of Common Stock underlying options granted in 1997 as part of Mr. Javor's 1996 compensation.

  Option Grants. The following table contains certain information concerning options granted to the named executive officers during the year ended December 31, 1996.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                 PERCENT OF TOTAL EXERCISE            ANNUAL RATES OF STOCK
                                     OPTIONS      OR BEST              PRICE APPRECIATION
                                    GRANTED TO     PRICE               FOR OPTION TERM(2)
                         OPTIONS   EMPLOYEES IN     PER    EXPIRATION ---------------------
          NAME           GRANTED       1996       SHARE(1)    DATE        5%        10%
          ----           ------- ---------------- -------- ---------- ---------- ----------
Richard M. Haverland.... 300,000      62.24%       $14.69   01/04/06  $2,772,000 $7,023,000
Charles J. Bachand......  20,000       4.15%        14.69   01/11/06     184,800    468,200
W. Dale Montgomery......  20,000       4.15%        14.69   01/11/06     184,800    468,200
Kenneth D. Javor........  15,000       3.11%        21.13   02/26/06     199,350    505,200
Kent B. Peden...........   7,500       1.56%        14.69   01/11/06      69,300    175,575

--------
(1) Prior to the Distribution and prior to the existence of a public market for the Common Stock, options were granted with an exercise price of $14.69 which represents the estimated fair market value of the underlying Common Stock as of the date of grant as determined by the Board of Directors.
(2) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the actual performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

  Option Exercises and Year-End Option Holdings. The following table summarizes the number and value of the unexercised options to purchase Common Stock held by the named executive officers at December 31, 1996.

                 1996 OPTION EXERCISES YEAR-END OPTION VALUES

                                NUMBER OF SHARES OF
                              COMMON STOCK UNDERLYING  VALUE OF UNEXERCISED IN-
                             UNEXERCISED OPTIONS HELD  THE-MONEY OPTIONS HELD AT
                               AT DECEMBER 31, 1996        DECEMBER 31, 1996
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Richard M. Haverland........      --        300,000         --      $1,668,000
Charles J. Bachand..........      --         20,000         --         111,200
W. Dale Montgomery..........      --         20,000         --         111,200
Kenneth D. Javor............      --         15,000         --              --
Kent B. Peden...............      --          7,500         --          41,700

  Employees' Retirement and Savings Plan. Pursuant to the Highlands Insurance Company Employees' Retirement and Savings Plan (the "Retirement Plan"), Highlands Insurance Company may make annual contributions to the Retirement Plan for the benefit of qualified employees. The amount of each year's contribution, if any, is determined by the Highlands Insurance Company Board of Directors in its discretion. In addition, participants may make contributions to the Retirement Plan on either a before-tax or after-tax basis. Before-tax contributions up to a contribution level of 6% of compensation are matched by the Company at a 50% rate. Contributions under the Retirement Plan for the years ended December 31, 1995 and 1996, are set forth in a footnote to the Summary Compensation Table. It is not possible to estimate the amount of benefits payable at retirement under the Retirement Plan to Messrs. Haverland, Bachand, Montgomery, Javor and Peden because of some or all of the following: (i) amounts contributed in the future will be contingent on future discretionary contributions by Highlands Insurance Company as well as contribution levels of the participant, (ii) amounts allocated from forfeited accounts will vary, (iii) earnings on trust fund assets will vary, (iv) trust fund assets may appreciate or depreciate in value, (v) the compensation of the individual may vary, (vi) age at date of retirement may vary, and (vii) the Retirement Plan may be changed or discontinued.

  1995 Stock Option Plan. For a description of the Company's 1995 Stock Option Plan and the benefits for which the named executive officers are eligible thereunder, see "Other Meeting Items--Ratification of 1995 Stock Option Plan."

  Employment Contract. The Company has entered into a three-year Employment Agreement with Richard M. Haverland, an investor in and consultant to IP, under which Mr. Haverland became and serves as Chairman and Chief Executive Officer of the Company. Under the terms of the Employment Agreement, Mr. Haverland will be paid an annual salary of $525,000 per year, and for the fiscal years ended 1996 and 1997, an annual bonus of no less than $250,000, to be determined by the Board of Directors of the Company. Pursuant to the Employment Agreement, the Company has granted Mr. Haverland options to purchase 300,000 shares of Company Common Stock at an exercise price equal to $14.69 per share. Pursuant to the Employment Agreement, the Company sold to Mr. Haverland (i) $2,100,000 in principal amount of the Company's 10% Convertible Subordinated Debentures due December 31, 2005, together with Series A and Series B Common Stock Warrants and (ii) Management Debentures, together with Common Stock Subscription Warrants, Series A-2 and Common Stock Subscription Warrants, Series B-2 in exchange for a promissory note in the principal amount of $2,100,000. Such promissory note is without personal recourse and is secured by a pledge of the Management Securities purchased thereby. See "Certain Relationships and Related Transactions--Management Securities." Should Mr. Haverland's employment with the Company terminate other than for cause, death, disability or as a result of his voluntary termination, he will receive severance benefits in installments on the same basis as salary and bonus would otherwise be payable to him for a period of the greater of two years or the period equal to the remaining term of the Employment Agreement. In the event of his death, disability or resignation, Mr. Haverland will be entitled to an amount equal to the salary and prorated bonus that would be otherwise payable in respect of periods prior to such death, disability or resignation.

REPORT OF THE COMPENSATION COMMITTEE

  The Company applies a consistent philosophy for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve these objectives through teamwork that is focused on meeting the expectations of customers and stockholders.

  The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company's compensation program for executive officers is based on the same two principles applicable to compensation decisions for all employees of the company.

  .The Company pays competitively.

  The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company will regularly compare its pay practices with those of other regional companies and set its pay parameters based on this review.

  .The Company pays for sustained performance.

  Executive officers are rewarded based upon corporate performance or business unit performance and individual performance. Corporate performance and business unit performance are primarily evaluated by determining the extent to which annually established accident year combined operating ratios are met. Individual performance is evaluated by reviewing performance against set objectives and goals and the degree to which Company values are fostered.

COMPENSATION VEHICLES

  The Company's compensation program consists of cash- and equity-based compensation. The Company believes that having such a compensation program allows the Company to attract and retain key employees, which in turn permits the Company to provide useful products and services to customers, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. The Company's compensation vehicles are as follows:

  Cash-based Compensation--Salary and Bonus. The Company establishes salary ranges for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market. In 1996, the Company engaged an outside consultant to assist in the assessment of individual positions in an effort to identify appropriate market salary ranges for all positions. The Company attempts to set its competitive salary midpoint for an executive officer position above the median level compared to those companies it surveys. The range allows an executive officer to be placed above or below the midpoint, according to that officer's overall individual performance. As described above, overall individual performance is measured against the achievement of specific goals, including profitability goals for those individuals controlling key profit centers.

  Equity-based Compensation--Stock Option Program. The purpose of this program is to provide additional incentives to employees to work to maximize stockholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants stock options to a broad-based group. As of March 21, 1997, approximately 13% percent of all Company employees had been granted options.

  In determining the size of an option award for an executive officer, the Compensation Committee's primary considerations are the "grant value" of the award and the expected or actual performance of the officer measured against the same performance criteria described above under "Cash-based Compensation" which is used to determine salary and bonus. In addition to considering the grant value and the officer's performance, the Compensation Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Compensation Committee does not assign specific weights to these items.

OTHER CONSIDERATIONS

  Certain Limitations on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt for the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Company is seeking approval of the 1995 Stock Option Plan, an amendment increasing the number of shares subject to options under the 1995 Stock Option Plan and the Annual Incentive Plan for purposes of Section 162(m), among other things. In addition, the Compensation Committee does consider the net cost to the Company in making all compensation decisions.

CEO COMPENSATION

  Richard M. Haverland has been President, Chief Executive Officer and Chairman of the Company since January 23, 1996. The Compensation Committee used the same compensation policy described above for all employees to determine Mr. Haverland's fiscal 1996 overall compensation.

  In setting both the cash-based and the equity-based elements of Mr. Haverland's overall compensation, the Compensation Committee made an overall assessment of Mr. Haverland's leadership in achieving the Company's long-term strategic and business goals.

                                                  COMPENSATION COMMITTEE

                                                  Robert A. Spass (Chairman)
                                                  Kenneth S. Crews
                                                  Philip J. Hawk
                                                  W. Bernard Pieper

                               PERFORMANCE GRAPH

                  COMPARISON OF 1996 CUMULATIVE TOTAL RETURN*
               OF HIGHLANDS INSURANCE GROUP, INC., S&P 500 INDEX
                  AND S&P INSURANCE (PROPERTY-CASUALTY) INDEX

  Set forth below is a line graph comparing the 1996 cumulative stockholder return on the Common Stock, based on the market price of the Common Stock, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Insurance (Property-Casualty) Index:

                             [GRAPH APPEARS HERE]


                                         JANUARY 12,            DECEMBER 31,
                                            1996*                  1996
                                         -----------            ------------
Highlands Insurance Group, Inc. ....         100                     96
S&P 500.............................         100                    123
S&P Insurance (Property-Casualty)...         100                    122

-------
* Total assumes $100 invested on January 12, 1996 in Common Stock or on December 31, 1995 in the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Property-Casualty) Index, including reinvestment of dividends with respect to the two indices. The Company did not pay dividends in 1996. No public market existed for shares of Common Stock prior to January 12, 1996.

  Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

                              OTHER MEETING ITEMS

RATIFICATION OF THE 1995 STOCK OPTION PLAN

  The 1995 Stock Option Plan is currently subject to a transitional rule exception to the application of the annual $1 million deduction limitation imposed by Section 162(m) of the Code with respect to compensation paid to certain executives. Because such transitional rule exception generally only applies to options granted before the first regularly scheduled meeting of shareholders of the Company which occurs more than one year after the Distribution, the Board of Directors has determined that it is in the best interests of the Company to obtain stockholder approval of the 1995 Stock Option Plan so that options granted under the 1995 Stock Option Plan during its entire term are eligible to qualify for an exception from the compensation deduction limitation imposed by Section 162(m) of the Code. The brief summary of certain aspects of the 1995 Stock Option Plan set forth herein does not purport to be complete and is qualified in its entirety by reference to the 1995 Stock Option Plan, a copy of which is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. Stockholders of the Company are urged to read the 1995 Stock Option Plan carefully in its entirety. The ratification of the 1995 Stock Option Plan includes the ratification of the 1995 Stock Option Plan as amended by the proposal to increase from 350,000 to 800,000 the number of shares of Common Stock available for issuance upon the exercise of options granted under the 1995 Stock Option Plan, if such proposal is approved.

  Inception. In January 1996, prior to the Distribution, the Board of Directors of the Company and Halliburton, the Company's sole stockholder at the time, approved the 1995 Stock Option Plan. The purposes of the 1995 Stock Option Plan are to: (i) provide incentives to key employees of the Company to remain in the service of the Company, (ii) give such employees an opportunity to acquire an ownership interest in the Company and thereby create in such persons an increased interest in and greater concern for the welfare of the Company, (iii) aid the Company in attracting able persons to enter the service of the Company and (iv) secure and retain the services of persons capable of filling key positions with the Company and its subsidiaries. Pursuant to the 1995 Stock Option Plan, the Company may grant options with respect to an aggregate of up to 350,000 shares of Common Stock. No individual optionee will receive more than 100,000 shares of Common Stock in the aggregate upon the exercise of options granted under the 1995 Stock Option Plan. Options granted pursuant to the plan may be either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). Shares of Common Stock subject to options may be either authorized and unissued shares or previously issued shares acquired or to be acquired by the Company and held in its treasury.

  Prior to the Distribution, the Company granted to its employees options to acquire an aggregate of 150,000 shares of Common Stock under the Plan. The exercise price of the options is equal to $14.69 per share, which price represents the fair market of the underlying Common Sock, as determined by the Board of Directors, prior to the Distribution and prior to the existence of a public market for the Common Stock. The exercise price for all other options granted under the 1995 Stock Option Plan is the market price of the Common Stock on the date of grant of the option.

  Vesting. Options granted under the 1995 Stock Option Plan vest and become exercisable as to 33 1/3%, 66 2/3% and 100% of the shares of Common Stock subject thereto on each of the first, second and third anniversaries, respectively, of the option grant.

  Administration. The 1995 Stock Option Plan is administered by the Compensation Committee of the Board of Directors of the Company. See "Board of Directors--Committees of Board of Directors--Compensation Committee." The authority of the Compensation Committee includes, among other things, determining the persons to whom options are granted, the timing of any option grants, the number of shares subject to each option, the period of exercisability, the designation of options as ISOs or NQSOs and the other terms and provisions thereof.

  Officers of the Company subject to Section 16(a) of the Exchange Act may not, and the Compensation Committee also has the authority to require, as a condition to any grant, that any other grantee also may not, sell or otherwise dispose of shares acquired pursuant to the exercise of an option within six months of the date an option is granted.

  Option Eligibility. Options may be granted only to salaried key employees of the Company or any subsidiary or parent corporation of the Company now existing or subsequently formed or acquired whom the Compensation Committee identifies as having a direct and significant effect on the performance of such corporations.

  Grant, Terms and Conditions of Options. Upon the grant of options, the Company will not receive any monetary consideration.

  The exercise price for each share subject to an option is an amount that the Compensation Committee determines in its good faith judgment. In the case of ISOs, the exercise price per share may not be less than the amount the Compensation Committee determines, in its good faith judgment, to be not less than 100% of the fair market value of the Common Stock on the date the option is granted; provided, however, that in the case of ISOs granted to a key employee of the Company who owns prior to the date of such grant capital stock of the Company representing more than 10% of the voting power of the Company, the exercise price for each share subject thereto will be in an amount that the Compensation Committee determines, in its good faith judgment, to be not less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

  Payment for shares purchased upon the exercise of options may be in cash or, if the terms of an option so provide, with other shares of Common Stock or, in the case of NQSOs, by the withholding of shares of Common Stock into which the option is exercisable.

  Options granted under the 1995 Stock Option Plan are exercisable at such times, in such amounts and during such period or periods as the Compensation Committee may determine at the date the option is granted. ISOs, however, are not exercisable after ten years from the date of grant and, in the case of a person who at the date of grant owns capital stock of the Company representing 10% or more of the voting power of the Company, are not exercisable after five years from the date of grant. If the aggregate fair market value of shares subject to ISOs exercisable for the first time in any calendar year exceeds $100,000 (based on the fair market value on the date of grant of the shares), such options with respect to shares in excess of such $100,000 limitation will be treated as NQSOs.

  In addition, the Compensation Committee has the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, the right to exercise any option granted under the 1995 Stock Option Plan.

  In general, upon termination of employment, any unexercised option becomes null and void. In the event of death, disability, retirement or termination by the Company of employment other than for cause, special rules will apply regarding the exercisability of options unless the terms of the option agreement specify otherwise.

  Options may not be transferred except by will or the laws of descent or distribution. Options are only exercisable during the lifetime of a holder by such holder.

  In the event of a "change in control" of the Company, all options then outstanding under that 1995 Stock Option Plan shall immediately become exercisable. The Compensation Committee, in its sole discretion, may determine that, upon the occurrence of a "change in control," each option outstanding under the 1995 Stock Option Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such option, an amount in cash or other property, or any combination thereof, equal to the excess of the aggregate fair market value at the time of such transaction of the shares subject to such option over the aggregate exercise price therefor. The foregoing provision does not apply to options granted to officers subject to Section 16(a) of the Exchange Act within six months prior to a change in control, unless an exemption from liability under Section 16(b) of the Exchange Act is otherwise available.

  Effect of Change in Common Stock. In the event of any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, an adjustment will be made to each outstanding option so that such option thereafter is exercisable for such securities, cash and/or property as would have been received had such option been exercised in full immediately prior to such transaction and been exchanged in such transaction. An adjustment will be made successively each time any such change occurs.

  Amendment or Termination. The Board of Directors of the Company may at any time amend or terminate the 1995 Stock Option Plan, provided that no such action affects or impairs the rights of an optionee under any previously granted option. Notwithstanding the foregoing, without the approval of the Company's stockholders, no amendment or change may be made (a) increasing the total number of shares of Common Stock reserved for options under the plan (other than an increase resulting from an adjustment), (b) reducing the exercise price of any ISO, (c) modifying the provisions of the 1995 Stock Option Plan relating to eligibility or (d) materially increasing the benefits accruing to participants under the 1995 Stock Option Plan.

  Certain Federal Income Tax Consequences. The statements in the following paragraphs are based on federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The law is technical and complex and the statements represent only a general summary of some of the applicable provisions.

  Incentive Options. ISOs under the 1995 Stock Option Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

  Under the Code, the grantee of an ISO generally is not subject to regular income tax upon the receipt or exercise of such ISO (except that the alternative minimum tax may apply). If after exercising an ISO, an employee disposes of the shares of Common Stock so acquired after the longer of two years from the date of grant or one year from the date of transfer of shares of Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will normally recognize a long-term capital gain or loss equal to the difference between the amount received for the shares of Common Stock over the exercise price. If, however, an employee does not hold the shares of Common Stock so acquired for the applicable holding period, the disposition is normally a "disqualifying disposition," and the employee would recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares of Common Stock over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be ordinary income and the balance, if any, will be long-term or short-term capital gain depending on whether the holding period for the shares of Common Stock exceeded one year and provided that the employee held such shares as a capital asset at such time.

  If, in a disqualifying disposition, the employee sells the shares of Common Stock at a price that is below the fair market value of the shares of Common Stock at the time the ISO was exercised, the amount of ordinary income will be limited to the amount by which the amount realized on the sale exceeds the exercise price.

  An employee who exercises an ISO by delivering shares previously acquired pursuant to the exercise of an ISO is treated as making a "disqualifying disposition" of such shares if the employee delivers such shares before the expiration of the applicable holding period with respect to such shares. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, the employee likely would not recognize gain or loss with respect to such previously acquired shares.

  A deduction will not be allowed to the Company for federal income tax purposes with respect to the grant or exercise of an ISO or the disposition, after the applicable holding period, of the shares of Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, a federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable.

  Non-Qualified Options. A NQSO is an option that does not qualify as an "incentive stock option" under Section 422(b) of the Code. An individual who receives a NQSO will not recognize any taxable income upon the grant of such NQSO. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price.

  In view of recent amendments to Section 16(b) of the Exchange Act and the rules and regulations thereunder that are related thereto, any optionee who is an officer of the Company or a beneficial owner of more than 10% of any class of registered equity securities of the Company should consult with his or her tax advisor as to whether the timing of income recognition is deferred for any period following the exercise of a NQSO (i.e., the "Deferral Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the IRS within 30 days after the date of transfer of the shares of Common Stock pursuant to the exercise of the option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares of Common Stock over their exercise price, recognition and measurement of income by the individual will be deferred until the expiration of the Deferral Period.

  The ordinary income recognized with respect to the transfer of shares of Common Stock or receipt of cash upon exercise of a NQSO under the 1995 Stock Option Plan will be subject to both wage withholding and employment taxes. The Company may require that the withholding tax liabilities that arise upon the exercise of a NQSO be satisfied with cash. Additionally, an individual may elect to satisfy the withholding liability in whole or in part by directing the Company to withhold shares of Common Stock from those that would otherwise be issuable to the individual or by tendering other shares of Common Stock owned by the individual. Individuals who, by virtue of their positions with the Company, are subject to Section 16(b) of the Exchange Act may elect this method of satisfying the withholding obligation only during certain restricted periods.

  An individual's tax basis in the shares of Common Stock received on exercise of a NQSO will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by such individual as a result of the receipt of such shares of Common Stock. The holding period for such shares would begin just after the transfer of shares of Common Stock or, in the case of an officer or beneficial owner of more than 10% of any class of registered equity securities of the Company who does not elect to be taxed as of the exercise date, just after the expiration of the Deferral Period, if any. A deduction for federal income tax purposes generally will be allowed to the Company in an amount equal to the ordinary income taxable to the individual, provided that such amount constitutes an ordinary and necessary business expense and is reasonable.

  If an individual exercises a NQSO by delivering shares to the Company, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NQSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. So long as the individual receives a separate identifiable stock certificate therefor, the tax basis and the holding period for that number of shares of Common Stock received on such exercise that is equal to the number of shares surrendered on such exercise will be equal to the tax basis and include the holding period of those shares surrendered. The individual's tax basis and holding period for the additional shares received on exercise of a NQSO paid for, in whole or in part, with shares will be the same as if the individual had exercised the NQSO solely for cash.

  Change in Control. As described above, upon a "change in control" of the Company, all the then outstanding options shall immediately become exercisable. In general, if the total amount of payments to optionees that are contingent upon a "change of control" of the Company (as defined in Section 280G of the Code), including payments upon the exercise of options under the 1995 Stock Option Plan that vest upon a "change in control," equals or exceeds three times the recipient's "base amount" (generally, such recipient's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated in part as "parachute payments" under the Code, in which case a portion of such "parachute payments" would be non-deductible to the Company and the recipient would be subject to a 20% excise tax on such portion of the payments.

  Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code limits the Company's deduction for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a NQSO or the disqualifying disposition of stock purchased pursuant to an ISO). Pursuant to Treasury Regulations issued under Section 162(m) of the Code, the deduction limitation of Section 162(m) of the Code should not apply in the case of options granted, if any, to certain executive officers under the 1995 Stock Option Plan to date, provided that the exercise price of such options is not less than 100% of the fair market value of the shares of Common Stock subject to the option on the date of grant and the Compensation Committee consists solely of two or more "outside directors" for purposes of Section 162(m) of the Code. However, in the absence of obtaining stockholder approval of the 1995 Stock Option Plan, the deduction limitation of Section 162(m) of the Code would generally apply to options granted under the 1995 Stock Option Plan after the first regularly scheduled meeting of stockholders of the Company that occurs after January 4, 1997. Upon the ratification of the 1995 Stock Option Plan by the stockholders of the Company, the deduction limitation of Section 162(m) generally should not apply to options granted under the 1995 Stock Option Plan that have an exercise price which is not less than 100% of the fair market value of the shares of Common Stock subject to the option on the date of grant, as long as the Compensation Committee consists solely of two or more "outside directors" for purposes of
Section 162(m) of the Code. THE BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE 1995 STOCK OPTION PLAN ARE FAIR AND IN THE BEST INTERESTS OF ALL STOCKHOLDERS, AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1995 STOCK OPTION PLAN.

AMENDMENT TO THE 1995 STOCK OPTION PLAN

  As stated, 350,000 shares of Common Stock are the maximum number of shares authorized for issuance upon the exercise of stock options awarded under the 1995 Stock Option Plan. As of the date of this Proxy Statement, a total of 178,500 shares of Common Stock are subject to issuance upon the exercise of options granted under the 1995 Stock Option Plan and 171,500 shares remain available for future issuances.

  The Board of Directors of the Company believes that the 1995 Stock Option Plan is an important factor in retaining and attracting the highest caliber of officers, employees and others who may provide services to the Company. The Board further believes that the number of shares available for issuance under the 1995 Stock Option Plan should be increased to ensure that sufficient shares are available for the granting of options to achieve the purposes of the plan. However, stockholders should bear in mind that stock options inherently provide option holders with the ability, in the event that the market price of the Common Stock is higher than or rises above the exercise price of the options, to acquire shares of Common Stock at prices that are dilutive to the equity interests and voting power of existing stockholders.

  The Board has adopted by the unanimous vote of six directors present (with one director absent), subject to stockholder approval, an amendment to the 1995 Stock Option Plan to increase the number of shares of Common Stock available for issuance upon the exercise of options granted under such plan by 450,000 shares. If the amendment is approved by the stockholders, the maximum number of authorized shares that could be issued in the future in connection with options awarded under the 1995 Stock Option Plan is 800,000, representing approximately 7.0% of the Common Stock outstanding as of the Record Date. THE BOARD OF DIRECTORS BELIEVES THAT AMENDING THE 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UPON THE EXERCISE OF OPTIONS GRANTED THEREUNDER IS FAIR AND IN THE BEST INTEREST OF ALL STOCKHOLDERS, AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

RATIFICATION OF ANNUAL INCENTIVE PLAN

  General. The Board of Directors of the Company approved and adopted the Annual Incentive Plan on July 22, 1996. The Annual Incentive Plan provides annual bonus opportunities with respect to the years 1997 through 2001, unless the term of the plan is otherwise extended by the Board of Directors of the Company. The brief summary of certain aspects of the Annual Incentive Plan set forth herein does not purport to be complete and is qualified in its entirety by reference to the Annual Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix C and is incorporated herein by reference. Stockholders of the Company are urged to read the Annual Incentive Plan carefully in its entirety.

  Purpose. The Board of Directors of the Company and the Compensation Committee believe that cash incentives to certain executive officers and key employees of the Company, its Commercial Insurance, Insurance Services and Special Accounts divisions and any other division designated by the Board of Directors (each a "Division" and collectively, the "Divisions") and the Company's insurance subsidiaries designated by the Board of Directors (each an "Insurance Subsidiary" and collectively, the "Insurance Subsidiaries"), upon their attainment of specific performance goals will help to reinforce the mutuality of interests among executive officers, key employees and stockholders of the Company and improve the value of the Company. Approval of the Annual Incentive Plan will enable the Company (i) to continue to provide such short-term bonus incentive compensation to certain senior executive officers of the Company, the Divisions and the Insurance Subsidiaries and (ii) to qualify such compensation for the performance-based compensation exception, under Section 162(m)(4) of the Code, to the limitation, under Section 162(m) of the Code, on the Company's ability to deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers, so long as the performance goals are not substantially certain of being attained at the time they are established by the Compensation Committee and such goals are established within the first ninety days of the year. If the stockholders of the Company do not approve the Annual Incentive Plan, the Company's Board of Directors will continue to have discretion to award cash incentive compensation to executive officers of the Company, the Divisions and the Insurance Subsidiaries, but such awards will be subject to the Section 162(m) limitation on deductibility.

  Eligibility. The Annual Incentive Plan authorizes the Compensation Committee of the Board of Directors of the Company or any subcommittee thereof comprised of two or more directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Code, (the "Compensation Committee") to award annual incentive compensation to executive officers and key employees of the Company, the Divisions and the Insurance Subsidiaries (each, an "Eligible Participant"). The number of Eligible Participants in the Annual Incentive Plan will vary from year to year at the discretion of the Compensation Committee.

  Notice and Rating. An Eligible Participant will be advised of his or her maximum bonus, which shall be expressed as a percentage of his or her salary as of January 1 of the applicable year. The Eligible Participant will also be provided with a schedule that shows the percentage of the maximum bonus that may be earned in a year based upon the extent to which the applicable Combined Ratio (as defined below) target is achieved. The maximum cash bonus award that may be made to any Eligible Participant under the Annual Incentive Plan for a year is generally equal to the lesser of a specified percentage of such participant's annual base salary in effect as of January 1 of each applicable year or $925,000, provided that such percentage must be specified by the Compensation Committee in writing within the first 90 days of the applicable year. In order to be eligible to receive an annual bonus, the otherwise Eligible Participant must receive a performance evaluation for that year with a rating of 2.0 ("effective") or higher. If the Eligible Participant does not receive a performance rating at this level or higher in a given year, he or she will not qualify for or receive a bonus in that year or any portion thereof.

  Performance Criteria. The bonuses of those Eligible Participants who are not Division employees or who are not employed by a single Insurance Subsidiary, or whose principal activities are not tied to a Division or Insurance Subsidiary, will be based on a target Combined Ratio for the Company. The bonuses of an Eligible Participant of a single Division or Insurance Subsidiary will be based on a target Combined Ratio for the respective Division or Insurance Subsidiary, in each case determined as follows.

  On or before the ninetieth day of each year (or such other date as may be required or permitted under Section 162(m) of the Code), the Compensation Committee will annually establish targets with respect to the combined ratio for the Company, each Division and, as appropriate, each Insurance Subsidiary, as determined by the Board of Directors of the Company for each accident year (the "Combined Ratio"), for years beginning on or after January 1, 1997, that must be attained in order for the Company to pay the maximum bonuses under the Annual Incentive Plan. As used herein with respect to the Annual Incentive Plan, Combined Ratio means, for any accident year, the combined ratio (accident year loss ratio plus calendar year expense ratio for such year) of such entity or Division, as determined by the Company for such accident year based on the books and records of the Company, its Divisions and its Insurance Subsidiaries, as applicable, and as reflected on the basis of the generally accepted accounting principles and as approved by the Company's Board of Directors.

  Payment of Annual Awards. If the Company, a Division or an Insurance Subsidiary attains its Combined Ratio target set by the Compensation Committee for the applicable year, the Compensation Committee may make cash bonus awards to the applicable Eligible Participants. The Compensation Committee has full discretion to award less than the maximum amount to any Eligible Participant (including the discretion to decline to make any award to an Eligible Participant notwithstanding that the Company, Division or Insurance Subsidiary on which such Eligible Participant's bonus is based attained its Combined Ratio target). In deciding whether to award less than the maximum amount, the Compensation Committee may consider any individual performance or such other criteria as the Compensation Committee shall deem relevant.

  If the Company, a Division or an Insurance Subsidiary does not achieve its Combined Ratio target with respect to the applicable year, the Compensation Committee may award less than the maximum permitted bonus amount for such year on the extent to which the actual Combined Ratio exceeds the applicable Combined Ratio target. Such bonus amounts, if any, shall be determined pursuant to a schedule or schedules established in writing by the Compensation Committee on or before the ninetieth day of the applicable year (or by such other date as may be required or permitted under Section 162(m) of the Code).

  All bonuses earned under the Annual Incentive Plan shall be payable in four equal annual installments, subject to adjustment as described below, commencing no later than 90 days after the end of the applicable year. Within three months of the end of each applicable year, the appropriate actuarial department(s) of the Company's subsidiary(ies) selected by the Compensation Committee, will report to the Compensation Committee the Combined Ratio for the Company, each Division and each Insurance Subsidiary, and, upon determination of the Combined Ratio by the Compensation Committee, the first installment of the bonuses for that year will be paid. The aggregate bonus amount due with respect to a given year shall be adjusted annually during a four year period based on an annual recalculation of the Combined Ratio for each year, and the annual installments for a given year will be adjusted accordingly. Therefore, if the actual Combined Ratio for a given year, as determined initially, does not achieve the target level, but after the annual recalculation the Combined Ratio for such year achieves the target level, the aggregate bonus amounts payable in subsequent years with respect to such year will generally be greater and the annual installments will be increased accordingly, subject to the maximum permitted bonus amount set forth above. If, however, there is an adverse development for a given year's actual Combined Ratio, it is possible that no additional bonus installment payments may become due in subsequent years. In addition, an adverse development for a given year may create a situation in which there is a payment that should not have been made in a prior year. In such event, an Eligible Participant will have a deficit that will be offset against subsequent years' bonuses payable under the Annual Incentive Plan, if any. No such deficit would be collected from any Eligible Participant.

  In order to receive an annual installment, an Eligible Participant must be an employee of the Company or one or more of its subsidiaries, or retired from such employment, at the time of each such payment.

  Administration. The Compensation Committee, which shall at all times be comprised of at least two directors, each of whom is an "outside director" for purposes of Section 162(m) of the Code, shall administer and interpret the Annual Incentive Plan. In all events, the Annual Incentive Plan shall be interpreted in a manner which is consistent with the requirements to qualify the payments made thereunder as performance-based compensation under Section 162(m) of the Code. Subject to the express provisions of the Annual Incentive Plan, the Compensation Committee shall have the authority to select the executive officers and key employees eligible to participate in the Annual Incentive Plan, to establish the Combined Ratio targets for each year, to establish the amounts payable, if any, if the applicable Combined Ratio does not achieve the target level, and to reduce the amount that may be paid to any participant from the maximum amount otherwise payable pursuant to the Annual Incentive Plan. Prior to making any payment to any executive officer pursuant to the Annual Incentive Plan, the Compensation Committee shall be required to certify that such executive officer has attained the applicable performance objectives.

  Amendment and Termination. The Board of Directors of the Company or the Compensation Committee may at any time amend, terminate or suspend the Annual Incentive Plan, except that no such action shall, without the consent of an Eligible Participant, adversely effect the rights of any Eligible Participant with respect to any award with respect to any calendar year which already commenced, and no such action shall be effective without approval by the stockholders of the Company to the extent that such approval is required to continue to qualify the payments under the Annual Incentive Plan for treatment as performance-based compensation under Section 162(m) of the Code. The Annual Incentive Plan shall be effective for calendar years beginning on or after January 1, 1997 and shall terminate on or before December 31, 2001, unless the term thereof is otherwise extended by action of the Board of Directors of the Company.

  The Board has adopted the Annual Incentive Plan by the unanimous vote of five directors present (with two directors absent). THE BOARD BELIEVES THAT THE TERMS OF THE ANNUAL INCENTIVE PLAN ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE ANNUAL INCENTIVE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company has appointed KPMG Peat Marwick LLP as independent certified public accountants for the Company and it subsidiaries for fiscal year 1997. It is intended that such appointment be submitted to the stockholders for ratification at the Meeting. Although the submission of this matter to the stockholders is not required, the Board of Directors will reconsider its selection of independent certified public accountants if this appointment is not ratified by the stockholders. Ratification will require the affirmative vote of the majority of shares of Common Stock represented at the meeting, in person or by proxy. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 1997.

  It is expected that representatives of KPMG Peat Marwick LLP will be present at the Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

OTHER MATTERS

  While management has no reason to believe that any other business will be presented at the Meeting, if any other matters should properly come before the Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders. The approval of such other matters will require the affirmative vote of the majority of the shares of Common Stock represented at the Meeting, in person or by proxy.

                            STOCKHOLDERS' PROPOSALS

  Pursuant to the Exchange Act and the regulations promulgated thereunder, individual stockholders of the Company have a limited right to propose for inclusion in the Company's proxy statement a single proposal for action to be taken at the Annual Meeting of the Stockholders of the Company. Any proposals of stockholders intended to be presented at the Annual Meeting to be held in 1998 must be received at the Company's principal executive offices no later than November 21, 1997. Such proposals may be addressed to the Secretary of the Company at 10370 Richmond Avenue, Houston, Texas 77042.

                               ----------------

                        HIGHLANDS INSURANCE GROUP, INC.

                               1996 ANNUAL REPORT

                               ----------------

                                  THE COMPANY

  Highlands Insurance Group, Inc. (the "Company") is a regional insurance holding company that, through Highlands Insurance Company ("Highlands") and its other insurance subsidiaries (collectively, the "Insurance Subsidiaries", and other than Highlands Insurance Company (U.K.) Limited ("Highlands (UK)"), the "U.S. Insurance Subsidiaries,"), is primarily engaged in the commercial property and casualty insurance business. Until January 23, 1996, the Company was a wholly-owned subsidiary of Halliburton Company ("Halliburton"). On such date, the shares of the Company's common stock (the "Company Common Stock") were distributed to holders of record of common stock of Halliburton on January 4, 1996 in the form of a dividend (the "Distribution"). Pursuant to the Distribution, one share of Company Common Stock was distributed for each ten shares of Halliburton common stock owned by the Halliburton stockholders. Upon consummation of the Distribution, the Company sold an aggregate of $60 million in principal amount of the Company's 10% Convertible Subordinated Debentures, together with detachable Common Stock Subscription Warrants, Series A and Series B (respectively, the "Series A Warrants" and the "Series B Warrants" and collectively, the "Warrants"), due December 31, 2005 (the "Debentures") to Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda), L.P. (collectively, the "Investors") and to certain members of the Company's management team pursuant to the terms of an Investment Agreement dated October 10, 1995, as amended (the "Investment Agreement").

  The Company's principal product lines are workers' compensation insurance (representing 38% of gross premiums written in 1996), general liability insurance (representing 20% of gross premiums written in 1996), commercial automobile liability insurance (representing 15% of gross premiums written in 1996) and ocean and inland marine insurance (representing 11% of gross premiums written in 1996) and certain others, principally bonds, commercial property insurance and assumed reinsurance, which represented in the aggregate 16% of gross premiums written in 1996. The principal customers of the Company are Halliburton and its affiliates ("Insurance Services"), relatively large third party and smaller complex commercial accounts ("Special Accounts") and medium to small third party commercial accounts ("Commercial Insurance") and commercial marine products ("Marine").

  Highlands was incorporated in 1957 as a Texas domiciled insurer to write workers' compensation insurance for Brown & Root, Inc., an engineering and construction company that Halliburton acquired in 1962. In 1964, Highlands expanded its operations to offer insurance coverage to third parties. Since then, the proportion of the Company's business derived from unaffiliated parties has dramatically increased, but Halliburton and its affiliates continue to be the Company's largest customer, representing 19% of the Company's gross premiums written in 1996. In connection with the Distribution, the Company and Halliburton negotiated a four year Insurance Products and Services Agreement covering the retention and pricing of coverages written for Insurance Services.

  Special Accounts include a group of relatively large commercial customers (standard premium over $1 million) engaged in heavy industries, including oil and gas exploration and production, construction, engineering, and certain other smaller but complex commercial accounts. Special Accounts represented 21% of the Company's gross premiums written in 1996. Because of the Company's relationship with Halliburton, its Special Accounts division has developed particular expertise in underwriting, pricing and providing the specialized service and products required by complex commercial accounts. The policies written for these customers often have high deductibles or are retrospectively rated, which results in significant risk retention by the insured. However, on less complex risks, a guaranteed cost program is available.

  To take advantage of its knowledge of large, heavy industry risks, the Company devotes significant resources to writing Commercial Insurance that have risks similar to those of Insurance Services and Special Accounts. Commercial Insurance business is sold through independent insurance agents. Because the coverage and servicing needs of small and medium-sized commercial accounts are somewhat different from those of large commercial customers, in 1996 the Company established a separate business unit for small and medium-sized customers with its own underwriting, claims, actuarial and marketing personnel. Commercial Insurance represented 39% of the Company's gross premiums written in 1996.

  Marine coverage insures business against losses related to waterborne vessels and their cargo. The Company offers ocean marine coverage which can be divided into four categories: (i) ocean marine hull which provides physical damage coverage for the ship itself, (ii) ocean marine cargo for coverage of goods while in transit, (iii) ocean marine freight which protects the insured against loss of shipping costs and (iv) ocean marine protection and indemnity, which provides marine liability insurance. Ocean marine is underwritten mainly on the West Coast of the United States, including Hawaii and Alaska, and along the Gulf of Mexico.

  The remainder of 1996 gross premiums written was derived from bonds and assumed reinsurance.

  The Company is licensed to write property and casualty insurance in all 50 states, but currently focuses on companies headquartered in Texas and Louisiana. For the year ended December 31, 1996, approximately 60% and 10% of the Company's gross premiums written related to Texas and Louisiana, respectively.

  The Company has discontinued or curtailed three of its previous product lines (the "Discontinued Lines"): (i) business originated by the Company's London operations, (ii) an umbrella/excess liability policy program and (iii) assumed casualty and property reinsurance contracts. The Company has ceased to write the Discontinued Lines.

  The U.S. Insurance Subsidiaries share Highlands' "A-"(Excellent) rating assigned by A.M. Best.

                            SELECTED FINANCIAL DATA

  The following table summarizes certain selected historical consolidated financial data with respect to the Company and is based upon the historical consolidated financial statements of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and related notes thereto included elsewhere herein.

                                       YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------
                            1996       1995       1994       1993       1992
                          ---------  ---------  ---------  ---------  ---------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
  Net premiums earned...  $ 152,048    201,446    241,676    275,300    237,387
  Net investment income.     50,988     48,529     46,720     46,485     53,402
  Net realized
   investment gains.....      1,199      2,618      1,910      2,702      7,384
                          ---------  ---------  ---------  ---------  ---------
    Total revenues......    204,235    252,593    290,306    324,487    298,173
Expenses:
  Losses and loss
   adjustment expenses
   incurred.............    156,589    300,253    224,315    310,029    231,062
  Underwriting expenses.     56,487     73,905     65,022     56,649     72,867
  Interest expense and
   debt amortization....      6,903         --         --         --         --
  Other expenses
   (income), net........      1,697       (823)    (1,314)      (795)     5,086
                          ---------  ---------  ---------  ---------  ---------
    Total expenses......    221,676    373,335    288,023    365,883    309,015
Income (loss) before
 income tax benefits and
 cumulative effect of
 change in accounting
 principle(1)...........    (17,441)  (120,742)     2,283    (41,396)   (10,842)
Income tax benefit(2)...     12,098         --         --         --         --
Cumulative effect of
 change in accounting
 principle(3)...........         --         --         --         --       (439)
                          ---------  ---------  ---------  ---------  ---------
Net income (loss)(1)(2).  $  (5,343)  (120,742)     2,283    (41,396)   (11,281)
                          =========  =========  =========  =========  =========
Earnings (loss) per
 share(4)...............  $    (.47)    (10.55)       .20      (3.62)      (.99)
                          =========  =========  =========  =========  =========
BALANCE SHEET DATA (AT
 END OF PERIOD):
Investments, cash and
 cash equivalents.......  $ 760,618    720,746    683,020    673,913    688,529
Receivable from
 reinsurers(5)..........    556,900    602,380    561,474    622,473    839,718
  Total assets..........  1,566,031  1,636,091  1,539,418  1,625,815  1,832,352
Loss and loss adjustment
 expense reserves(5)....  1,156,824  1,253,627  1,149,173  1,225,242  1,393,352
Stockholders' equity....    263,475    267,110    295,808    288,800    299,708
CERTAIN FINANCIAL RATIOS
 AND OTHER DATA:
GAAP:
  Loss ratio............      103.0%     149.0%      92.8%     112.6%      97.3%
  Expense ratio.........       37.1       36.7       26.9       20.6       30.7
                          ---------  ---------  ---------  ---------  ---------
   Combined ratio.......      140.1%     185.7%     119.7%     133.2%     128.0%
                          =========  =========  =========  =========  =========
Statutory(6):
  Loss ratio............      102.2%     136.9%      90.2%      98.9%      91.4%
  Expense ratio.........       31.7       29.0       27.3       19.3       24.0
                          ---------  ---------  ---------  ---------  ---------
   Combined ratio.......      133.9%     165.9%     117.5%     118.2%     115.4%
                          =========  =========  =========  =========  =========
Statutory surplus.......  $ 188,527    180,020    257,953    248,673    257,090
Net premiums written to
 policyholder surplus...        0.8x       1.1x       0.9x       0.9x       0.8x

--------
(1) The Company recorded a charge to pre-tax earnings during the year ended December 31, 1995 of $125 million as more fully discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operation--Results of Operations."
(2) The Company provides for income taxes in its statements of operations pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. ("SFAS") 109, "Accounting for Income Taxes,".
    With respect to losses for periods preceding the Distribution, no tax benefits were recorded in the statements of operations pursuant to SFAS
    109 and the Company's tax-sharing agreement with its former parent, Halliburton. Tax receipts under its intercompany tax-sharing arrangements with Halliburton were recorded as additions to stockholders' equity for the periods preceding the Distribution. For further information regarding federal and foreign taxes, see Note (5) of the Notes to Consolidated Financial Statements.
(3) In 1992, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires accrual, during the years that the employee renders the services, of the expected cost of providing postretirement benefits. As of January 1, 1992, the Company recognized a transition obligation of $439,000 which was recorded as a cumulative effect of change in accounting principle. Prior to adoption of SFAS 106, the Company expensed its contributions as paid.
(4) Earnings (loss) per share has been computed based upon the 11,448,208 shares of Company Common Stock distributed on January 23, 1996.
(5) In 1992, the Company adopted SFAS 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," which requires presenting loss and loss adjustment expense reserves before reinsurance recoverables and reinsurance recoverables as receivables from reinsurers.
(6) Relates only to U.S. Insurance Subsidiaries.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


 The Industry

  The property and casualty insurance industry's profitability may be affected significantly by the availability of insurance coverage, which varies according to levels of surplus in the industry, volatile and unpredictable developments, including natural and man-made disasters (such as hurricanes, windstorms, earthquakes, blizzards, fires and explosions), fluctuations in interest rates and other changes in the investment environment that affect market prices of insurance companies' investments and the income from those investments, inflationary pressures that may tend to affect the size of losses and judicial, legislative and regulatory decisions affecting insurers' liabilities. The demand for property and casualty insurance can also vary significantly, generally rising as the overall level of economic activity increases and falling as such activity decreases. Price competition has also been enhanced by a flight of commercial insureds to alternative risk mechanisms, often including a degree of self-insurance.

  The industry has experienced the effects of a number of well publicized catastrophic events in recent years, some of which have affected the Company (primarily through its curtailed assumed reinsurance operations). Growth in liabilities related to asbestos and environmental risks has also adversely affected the industry and are of significance to the Company. See "--Results of Operations--1995 Third Quarter Charge--Environmental Reserves (Including Asbestos)" below.

  Property and casualty insurers are regulated by the various state insurance departments that coordinate their efforts through the National Association of Insurance Commissioners ("NAIC"). Regulation includes rate and policy form approval, licensing of insurance agents and companies and solvency oversight. As a result of recent legislative changes in the Texas insurance market, beginning with Senate Bill 1 aimed at workers' compensation reform, which became effective January 1, 1991, the Texas insurance climate has become more attractive to insurers.

 Discontinued Lines

  For reporting purposes, the Company has three lines of business which are considered Discontinued Lines: (i) business originated by the Company's London reinsurance operations (Highlands (UK)), (ii) an umbrella/excess liability policy program and (iii) assumed casualty and property reinsurance contracts. The Company has ceased to write these Discontinued Lines. Although the Company has discontinued other lines of business, primarily its Florida and Texas personal lines and probate bonding business, the Company has included the financial results of those lines in underwriting results excluding Discontinued Lines for consistency purposes.

  The Discontinued Lines percentage of gross premiums written to the Company totals for the years ended December 31, 1996, 1995 and 1994 were 4.5%, 8.1% and 15.4%, respectively, while the percentage of underwriting losses to the Company totals for the same time periods were 22.6%, 55.1% and 84.9%, respectively.

  London-Originated Business. The Company participated in the London insurance markets from 1972 until 1982 through a branch office in London (the "Highlands London Branch"). The primary business of the Highlands London Branch was the direct writing and reinsurance of general liability risks for insureds in the United States and London market marine and aviation risks. The Highlands London Branch ceased doing business in the United Kingdom when Highlands (UK) was formed in 1982 in order to withdraw from direct writing of marine and aviation risks and significantly reduce the direct writing and reinsurance of U.S. general liability risks in the London market. Highlands (UK) served as an insurer and reinsurer in London markets primarily by participating in excess of loss reinsurance liability policies, which included coverage for catastrophe losses of customers in excess of policy limits of other applicable policies. Highlands (UK) ceased writing new policies in early 1993. Accordingly, the Company's continuing exposure on the business of the Highlands London Branch is generally attributable to adverse loss reserve development on asbestos and environmental claims, whereas the ongoing exposure of Highlands (UK) is primarily related to adverse loss reserve development on the high levels and severity of catastrophe claims (such as the Piper Alpha explosion, the Exxon Valdez oil spill and Hurricane Hugo) that have occurred since 1988 and have been slow to emerge in the London market.

  Umbrella/Excess Liability Program. Beginning in the early 1970s, Highlands wrote policies that provided the customer with umbrella and excess liability coverage with respect to losses which exceeded another insurer's primary and excess policy coverages. The threshold at which coverage commenced under such policies underwritten by the Company varied from $300,000 to $100 million and above. The limits of coverage under the Company's excess liability policies were generally up to $10 million (in excess of underlying policies) and the Company generally limited its exposure through substantial reinsurance. The program was canceled and underwriting operations ceased effective December 31, 1985. The Company's adverse loss experience on these policies has primarily emanated from asbestos and environmental pollution claims.

  Assumed Casualty and Property Reinsurance. Highlands participated in approximately 200 assumed casualty reinsurance agreements per year (primarily written from 1969 through 1974) as an excess of loss reinsurer with participation percentages that varied from contract to contract. A majority of assumed casualty treaties were nonrenewed by the end of 1976. All remaining casualty contracts were canceled by December 31, 1996. The Company participated at levels of $50,000 to $250,000 per contract on hundreds of assumed property reinsurance contracts per year from 1969 through 1994. Loss development on the assumed casualty treaties has primarily emanated from product liability, asbestos and environmental pollution liability, particularly for accident years 1971 through 1974. Development on the assumed property reinsurance agreements has primarily related to catastrophe exposures. For 1992 and prior periods, Highlands was a direct writer of Florida commercial and personal homeowners lines and acted as a fronting company for the Southern Underwriters Inc. Quota Share Facility (the "Southern Underwriters Facility"), which reinsured substantially all of this risk. Due to Highlands' participation (approximately 6.5%) as a reinsurer of the Southern Underwriters Facility, this business was managed as and included with the assumed property reinsurance business. Subsequent to the termination of the Southern Underwriters Facility in 1993, the Company's Florida direct business has been (and will continue to be) managed as and included with the assumed property reinsurance business. In 1996, as permitted by the laws of the State of Florida, the Company ceased writing the Florida personal homeowners line of business.

RESULTS OF OPERATIONS

  The results of the Company's consolidated operations for the periods indicated are set forth below:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ---------------------
                                                          1996    1995   1994
                                                         ------  ------  -----
                                                             (DOLLARS IN
                                                              MILLIONS)
      Consolidated Results:
        Gross premiums written.......................... $158.5   234.3  292.8
        Net premiums written............................ $135.1   201.6  243.2
                                                         ======  ======  =====
      Net premiums earned:
        Excluding Discontinued Lines.................... $144.9   187.2  208.6
        Discontinued Lines..............................    7.1    14.3   33.1
                                                         ------  ------  -----
                                                         $152.0   201.5  241.7
                                                         ======  ======  =====
      Underwriting loss:
        Excluding Discontinued Lines.................... $(47.0)  (77.5)  (7.2)
        Discontinued Lines..............................  (14.0)  (95.2) (40.4)
                                                         ------  ------  -----
                                                         $(61.0) (172.7) (47.6)
                                                         ======  ======  =====
      Net investment income............................. $ 51.0    48.5   46.7
                                                         ======  ======  =====
      Net realized investment gains..................... $  1.2     2.6    1.9
                                                         ======  ======  =====
      Interest expense and debt amortization............ $  6.9      --     --
                                                         ======  ======  =====
      Other expense (income), net....................... $  1.7     (.8)  (1.3)
                                                         ======  ======  =====
      Net income (loss)................................. $ (5.3) (120.7)   2.3
                                                         ======  ======  =====
      Ratios:
        Loss............................................  103.0%  149.0%  92.8%
        Expense.........................................   37.1    36.7   26.9
                                                         ------  ------  -----
          Combined......................................  140.1%  185.7% 119.7%
                                                         ======  ======  =====

  A $125 million pre-tax charge is reflected in the Company's results of operations for the year ended December 31, 1995. See "--1995 Third Quarter Charge." The Company's consolidated results have been significantly influenced by the underwriting results of the Discontinued Lines. In order to indicate the magnitude of those influences, underwriting results exclusive of the Discontinued Lines and with respect to the Discontinued Lines are presented and discussed separately below. Also see "--Discontinued Lines".

  Net investment income for the years ended December 31, 1996, 1995 and 1994 amounted to $51.0 million, $48.5 million and $46.7 million, respectively. Net investment income for 1996 increased from 1995 primarily as a result of the additional investable funds from the issuance of the Debentures and tax proceeds from the Company's former parent. The income is partially offset by lower investment rates in 1996. The increase between 1994 and 1995 reflects an increase in average invested assets and a higher investment yield during 1995 as a result of moving to taxable investments. Net realized investment gains have not been a significant portion of revenue for the Company and amount to $1.2 million, $2.6 million and $1.9 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  Interest expense and debt amortization for the year ended December 31, 1996 compared with the same period for 1995 increased as a result of net interest expense ($5.6 million), amortization of debt discount ($.8 million) and debt acquisition costs ($.5 million) related to the Debentures.

  Other expenses for the year ended December 31, 1996 compared with the same period for 1995 increased due to additional expenses associated with being a public company.

  The Company provides for income taxes on its statements of operations pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Total tax benefit for the year ended December 31, 1996 amounted to $12.1 million. With respect to losses for periods preceding the Distribution (January 23, 1996), no tax benefit was recorded in the statements of operations pursuant to SFAS 109 and the Company's tax-sharing arrangement with its former parent, Halliburton. Tax receipts under its intercompany tax-sharing arrangements with Halliburton were recorded as additions to stockholders' equity for the periods preceding the Distribution.

  Gross premiums written and net premiums written have been redefined for all periods presented to include the effects of changes in premiums due under retrospective policies. Such changes were previously recorded only as net premiums earned.

                UNDERWRITING LOSS EXCLUDING DISCONTINUED LINES

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                        ----------------------
                                                         1996    1995    1994
                                                        ------  ------  ------
                                                              (DOLLARS IN
                                                               MILLIONS)
Gross premiums written................................. $151.4   215.2   247.6
Net premiums written................................... $130.7   189.4   211.9
                                                        ======  ======  ======
Net premiums earned.................................... $144.9   187.2   208.6
Losses and loss adjustment expenses incurred........... (139.5) (196.9) (168.6)
Underwriting expenses..................................  (52.4)  (67.8)  (47.2)
                                                        ------  ------  ------
    Underwriting loss.................................. $(47.0)  (77.5)   (7.2)
                                                        ======  ======  ======
Ratios:
  Loss.................................................   96.3%  105.2%   80.8%
  Expense..............................................   36.2    34.9    22.7
                                                        ------  ------  ------
    Combined...........................................  132.5%  140.1%  103.5%
                                                        ======  ======  ======

  The underwriting results excluding Discontinued Lines primarily consist of relatively large commercial accounts (Special Accounts), medium to small commercial accounts (Commercial Insurance), insurance for Halliburton (Insurance Services), commercial marine products (Marine Division) and surety products (Surety Division).

 Period to Period Comparisons of Underwriting Results Excluding Discontinued
Lines

  Gross Premiums Written. Gross premiums written for the years ended December 31, 1996, 1995 and 1994 amounted to $151.4 million, $215.2 million and $247.6 million, respectively. The decrease of $63.8 million or 29.6% in 1996 is attributable to several factors. The Company began its underwriting initiatives in March 1996 and continues to focus on stricter underwriting standards and price increases both of which have contributed to declines in gross premiums written. Also contributing to declines in gross premiums written is the highly competitive market conditions for Special Accounts customers. In this highly competitive market, Special Accounts has become more selective in its initial underwriting as well as renewal activity. Finally, Insurance Services' mix of business continues to change from retrospectively rated policies to high deductible policies which produce lower gross premiums.

  Gross written premiums written for 1996 were negatively impacted by a reduction of $6.9 million of accrued premium adjustments and $3.1 million of improperly classified accrued premiums on retrospectively rated policies.

  Gross premiums written for 1996 were also impacted by the decision to exit the probate bonding business. On March 1, 1996, the Company reinsured 100% of its inforce policies, subject to a profit sharing arrangement. The year ended December 31, 1996 includes $6.2 million of probate bonding gross premiums written compared to $7.1 million for the comparable 1995 period. The decrease in probate bonding gross premiums written is expected to continue in 1997.

  Gross premiums written for retrospectively rated policies may be adjusted up or down, subject to certain limitations contained in the policy, based on the estimated loss experience of the insured during the policy period. The Company estimates ultimate losses for retrospectively rated policies and then adjusts gross premiums written and premiums due from policyholders under retrospectively rated policies for changes in the estimated ultimate loss and loss adjustment expense from the date of the prior valuation. These adjustments may cause gross premiums written to fluctuate significantly from period to period. Gross premiums written for the year ended December 31, 1996 compared to the like period in 1995 were also impacted by a $4.9 million decrease in written premium on Insurance Services retrospectively rated policies. Experience rated contracts reduce but do not eliminate risk to the insurer.

  Net Premiums Written. Net premiums written for the years ended December 31, 1996, 1995 and 1994 amounted to $130.7 million, $189.4 million and $211.9 million, respectively. The decrease of $58.7 million or 31% in 1996 is primarily related to the same issues affecting gross premiums written. However, net premiums written in 1996 were increased by an adjustment to ceded premiums written of $1.4 million related to prior years reinsurance treaties. The 1995 decrease from 1994 in net premiums written amounted to $22.5 million and was due to the cessation of California-sourced business in April 1994 and the loss of two Special Accounts customers.

  The decision to exit the probate bonding business also significantly impacted net premiums written due to the ceding of 100% of the business. The year ended December 31, 1996 includes $1.0 million of probate bond net premiums written compared to $6.7 million for the comparable 1995 period.

  Net Premiums Earned. Net premiums earned for the years ended December 31, 1996, 1995 and 1994 amounted to $144.9 million, $187.2 million and $208.6 million, respectively. The decrease of $42.3 million or 23% in 1996 is related to the same issues affecting gross and net premiums written. The decline of $21.4 million or 10% in 1995 reflects the cessation of California-sourced business and the loss of two Special Accounts customers.

  Losses and Loss Adjustment Expenses Incurred. Losses and loss adjustment expenses incurred for the years ended December 31, 1996, 1995 and 1994 amounted to $139.5 million, $196.9 million and $168.6 million, respectively. The decrease in 1996 of $57.4 million or 29% less than 1995 and the 1995 increase of $28.3 million over 1994 can be primarily attributed to net reserve re-estimates in 1996, 1995 and 1994 of $10 million, $46.7 million and $21.4 million, respectively. See "--Loss and Loss Adjustment Expense Reserves".

  Additionally, the year ended December 31, 1996 reflects the lower incurred losses subject to retrospectively rated policies and the impact of declining premium volume.

  Underwriting Expenses. Underwriting expenses for the years ended December 31, 1996, 1995 and 1994 amounted to $52.4 million, $67.8 million and $47.2 million, respectively. The 1996 decrease of $15.4 million is related to declining premium volume and lower reserve increases for litigation and administrative proceedings against the Company. The year ended December 31, 1996 includes $2 million of legal reserve increases as compared to $10.5 million recorded in the same period for 1995.

  The year ended December 31, 1996 underwriting expenses included two other unusual items of significance amounting to $2.4 million. The Company implemented a plan under which it recorded a $1.3 million restructuring charge as part of its strategic and financial assessment of the Company's business. Additionally, a charge of $1.1 million was recorded for underaccrued premium taxes.

  The 1995 increase in underwriting expenses from 1994 amounted to $20.6 million and was due largely to $10.5 million of legal reserve increases, of which $8.0 million was included in the 1995 Third Quarter Charge. See "--1995 Third Quarter Charge". Additionally, 1994 underwriting expenses were reduced by the receipt of an $8.4 million refund from the Texas Workers' Compensation Insurance Facility.

                    UNDERWRITING LOSS OF DISCONTINUED LINES

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                         ---------------------
                                                          1996    1995   1994
                                                         ------  ------  -----
                                                              (DOLLARS IN
                                                               MILLIONS)
      Gross premiums written............................ $  7.1    19.1   45.2
      Net premiums written.............................. $  4.4    12.2   31.3
                                                         ======  ======  =====
      Net premiums earned............................... $  7.1    14.3   33.1
      Losses and loss adjustment expenses incurred......  (17.1) (103.3) (55.7)
      Underwriting expenses.............................   (4.0)   (6.2) (17.8)
                                                         ------  ------  -----
          Underwriting loss............................. $(14.0)  (95.2) (40.4)
                                                         ======  ======  =====

  For reporting purposes, the Company has three lines of business which are considered Discontinued Lines, specifically business originated by the Company's London reinsurance operations (Highlands (UK)), an umbrella/excess liability policy program and assumed casualty and property reinsurance contracts. The Company has ceased to write these Discontinued Lines and cancelled all remaining assumed casualty and property reinsurance contracts during 1996.

 Period to Period Comparisons of Underwriting Results of Discontinued Lines

  Net Premiums Earned. Net premiums earned were $7.1 million, $14.3 million and $33.1 million in 1996, 1995 and 1994, respectively. The decline is due to the runoff of canceled assumed reinsurance and the declining premiums from Highlands (UK), which ceased writing new business in 1993. However, due to the nature of the Company's policies and reinsurance contracts, small premium adjustments can continue subsequent to cancellation.

  Losses and Loss Adjustment Expenses Incurred. Losses and loss adjustment expenses amounted to $17.1 million, $103.3 million and $55.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. The decrease for the year ended December 31, 1996 compared to the same period for 1995 is primarily the result of the 1995 third quarter loss and loss adjustment expense charge of $81.3 million. See "--Loss and Loss Adjustment Expense Reserves" and "--1995 Third Quarter Charge". The decline for 1996 also reflects the decline in premium volume offset by development on prior year loss reserve. The prior year reserve strengthening in 1996 related to: asbestos, environmental and other toxic torts of $3.8 million; assumed reinsurance workers' compensation of $3.0 million; and all other of $6.1 million. In addition, the Company's participation in an assumed reinsurance contract resulted in a $.5 million loss from the ValuJet catastrophe and a $.5 million loss from the TWA flight 800. Losses and loss adjustment expenses incurred in 1994 reflect loss development on the significant catastrophe losses that have plagued the industry since 1988 and incurred losses related to asbestos and environmental exposures. The Company's catastrophe losses for 1994 were primarily experienced through Highlands (UK) and the assumed property reinsurance business. Losses and loss adjustment expenses incurred for Highlands (UK) amounted to $13.6 million in 1994 and included net loss development of approximately $9.3 million ($44.5 million before deducting reinsurance) related to catastrophe claims. The catastrophe claims include Hurricane Andrew, European Storms, Pan Am Lockerbie and Kuwait Airlines.

  In addition to catastrophe losses, the Company began to experience asbestos and environmental losses and responded by increasing its estimate of ultimate loss levels by $3.8 million, $61.2 million and $12.4 million for 1996, 1995 and 1994, respectively. See "--Loss and Loss Adjustment Expense Reserves" and "--1995 Third Quarter Charge--Environmental Reserves (Including Asbestos)" below.

 Loss and Loss Adjustment Expense Reserves

  Underwriting results of the property and casualty industry are significantly influenced by estimates of loss and loss adjustment expense reserves. (See Note (8) of the Notes to Consolidated Financial Statements included elsewhere herein). These reserves are an accumulation of the estimated amounts necessary to settle and pay all outstanding and unreported claims including loss adjustment expenses, net of estimated claim recoveries. The case reserve estimates for reported claims are based upon the facts of each case and the Company's experience with similar cases. Consideration is given to historical trends regarding reserving patterns, loss payments, and the effects of court decisions, economic conditions and public attitudes. The process of establishing reserves is an imprecise science involving significant judgment and assumptions. As information develops that varies from experience, provides additional data or, in some cases, augments data that previously was not considered sufficient for use in determining reserves, changes in the Company's estimate of ultimate liabilities may be required. Changes in prior year reserve estimates (net of reinsurance), which may be material, are reflected in the results of operations in the period such changes are determined to be required.

  During the last several years, the Company has experienced significant adverse development on prior year net ultimate loss estimates. The following table sets forth the amount of the adverse development split between lines other than Discontinued Lines and Discontinued Lines for the periods indicated.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                               ----------------
                                                               1996  1995  1994
                                                               ----- ----- ----
                                                                 (DOLLARS IN
                                                                  MILLIONS)
Net reserve re-estimates due to:
  Lines other than Discontinued Lines:
    Asbestos and environmental................................ $ 2.8  10.6  1.0
    All other.................................................   7.2  36.1 20.4
  Discontinued Lines:
    Asbestos and environmental................................   3.8  61.2 12.4
    Highlands (UK)--primarily catastrophes....................   1.5  18.6 13.6
    All other.................................................   7.6  17.1 17.5
                                                               ----- ----- ----
Net adverse development....................................... $22.9 143.6 64.9
                                                               ===== ===== ====

  As a result of changes in estimates of insured events in prior years, primarily asbestos and environmental claims as well as catastrophe claims, the provision for losses and loss adjustment expenses incurred (net of reinsurance recoveries of $(22.0) million, $152.9 million and $123.5 million for 1996, 1995 and 1994, respectively) increased by $22.9 million in 1996, $143.6 million in 1995 and $64.9 million in 1994. The emergence of environmental and asbestos claims over the last few years and the difficulty in accurately estimating the necessary reserves have significantly contributed to the Company's loss reserve development over this period. For additional details regarding environmental claims emergence and reserves, see "--1995 Third Quarter Charge--Environmental Reserves (Including Asbestos)." The Company's exposure to future catastrophe claims has been significantly reduced as a result of curtailing the Company's cessation of its Highlands (UK) business.

  For the year ended December 31, 1996, the Company's loss and loss adjustment expense reserves were reviewed by external independent actuaries in order to establish the Company's reserve position.

 1995 Third Quarter Charge

  In the third quarter of 1995, the Company and its external actuaries conducted a review of its loss and loss adjustment expense reserves to assess the Company's reserve position. As a result of such review, the Company recorded a charge to pre-tax earnings during the nine months ended September 30, 1995 of $125.0 million. Of this amount, $117.0 million related to loss and loss adjustment expense reserves ($242.5 million before deducting reinsurance) and $8 million represents an increase in reserves related to litigation proceedings against the Company. Of the $117 million amount for loss and loss adjustment expense reserves, adjustments of risks arising from (i) environmental claims constitute $59.5 million ($125.5 million before deducting reinsurance), (ii) assumed reinsurance claims constitute $13.1 million ($27.7 million before deducting reinsurance), and (iii) increased losses from catastrophes reinsured by Highlands (UK) constitute $12.0 million ($50.7 million before deducting reinsurance). An additional $13.0 million ($13.0 million before deducting reinsurance) was added to unallocated loss adjustment expense reserves to reflect additional costs related to the settlement of claims and run-off costs related to Highlands (UK), and the remaining $19.4 million ($25.6 million before deducting reinsurance) reflects changes to reserves for unreported losses in order to reflect the current evaluation of overall loss and loss adjustment expense reserves. Each of these is discussed in more detail below.

  Environmental Reserves (Including Asbestos). Approximately $59.5 million of the increase in the net loss and loss adjustment expense reserves ($125.5 million before deducting reinsurance) of the Company is related to increased provisions for environmental claims (including asbestos claims). Environmental claims for this purpose are those claims arising from long term and other exposure to asbestos and chemicals, and those claims arising from the handling and/or disposal of pollutants such as chemicals and toxic waste. Also included in the review of environmental matters for purposes of excess liability policies was potential exposure relating to litigation over breast implants. Highlands has a dedicated environmental claims unit responsible for handling these types of claims.

  Environmental claims have arisen in three of the Company's product lines, two of which are Discontinued Lines described above. The ongoing product line involving increased environmental loss exposure is the general liability policies written by the Company as primary insurance provider for its various commercial customers since 1965. The Discontinued Lines that are sources of increased environmental claim exposure are the Company's umbrella/excess liability program (as to which new underwriting activities ceased at the end of 1985) and its participation in the assumed casualty reinsurance marketplace, both in London (1972 through 1982) and the United States (most of which were nonrenewed by the end of 1976).

  The third quarter of 1995 reserve review reevaluated the Company's potential environmental exposure, including a review of possible exposure under policies provided to specific high-profile or "target" potential defendants (companies identified as being primarily involved in the creation of environmental risks, such as asbestos manufacturers), without regard to whether claims have been reported under such policies; the segmentation of environmental and asbestos data on the U.S. portion of assumed reinsurance; and the review and discussion of the conclusions of the examination with the Company's external independent actuaries.

  The difficulties inherent in the establishment of loss and loss adjustment expense reserves for property and casualty companies are magnified when estimating exposure from environmental claims. Estimation of exposure in regard to such claims involves a large number of variables which are difficult to establish with precision, including determining the actual scope of coverage under existing policies, fixing the date of an occurrence of a covered loss, estimating the ultimate proportion of pollution clean-up costs that will be borne by liable parties, evaluating the potential for and nature of legislative relief and other similar items. The Company's historical estimates of reserves for environmental claims for two of the Discontinued Lines and the primary general liability line have relied primarily upon loss payment and emergence patterns without regard to the year of occurrence separated between asbestos and pollution claims. The assumptions employed in the recent loss review involved lengthening the assumed loss payment and emergence patterns for pollution claims, which resulted in increased indicated reserves related to these claims across all three business product lines affected by environmental risks.

  Primary General Liability. The bulk of the Company's general liability policies as primary insurer are written for companies headquartered in the geographic region in which the Company's activities are focused (currently, principally Texas and Louisiana). As a result of its regional focus and typical customer profile (which has included relatively few large national companies), the Company's primary general liability coverage has not included many companies identified as principal "targets" of major environmental litigation at this time. Certain of the Company's insureds do, however, have environmental and asbestos loss exposure, even if not as a "target" defendant. One result of insuring potential secondary defendants is that the likely exposure with regard to environmental claims for these insureds takes longer to assess, because claimants often exhaust the potential for recovery from "target" defendants before actively pressing claims from defendants involved to a lesser degree in the alleged pollution. The Company believes this to be true, particularly for asbestos claims. The current adjustment to reserves for unreported losses for asbestos claims relating to primary general liability operations recognizes that the Company may experience a somewhat slower reporting pattern on these claims due to the nature of the Company's exposure on policies written for insureds that have been to date predominantly secondary defendants. The overall increase to primary general liability reserves for environmental claims was $8.0 million ($40.8 million before deducting reinsurance).

  Umbrella Excess Liability. The Company's umbrella/excess liability program consisted of participation in the overall U.S. excess liability marketplace from 1969 through 1985. In general, larger enterprises were the purchasers of high limits of excess liability protection. Consequently, the Company insured many large industrial companies, some of which have or may become the potential primary defendants with regard to significant environmental claims. The inherent difficulty described above in estimating ultimate loss levels for environmental claims is further complicated with regard to excess of loss policies because the Company has no contractual exposure until the policy limits of the insured's underlying coverage are reached. The loss threshold at which coverage under the excess liability policies issued by the Company commences ranged from $300,000 to in excess of $100 million. Accordingly, estimation of the Company's loss exposure with regard to these policies also involves a difficult evaluation of whether aggregate claims will be made (and proven) under other insurers' policies to trigger the coverage threshold of the policies issued by the Company. The third quarter of 1995 loss review involved an evaluation of policies issued by the Company to approximately 85 insureds who were potential principal defendants for environmental claims without regard to whether any claims had been filed under these policies. Also included in the analysis was the identification of any policies for which the Company might incur losses or loss adjustment expenses related to breast implants. The resulting reserve increase on the umbrella/excess liability program related to unreported losses for environmental and breast implant claims was approximately $4.4 million ($23.0 million before deducting reinsurance).

  Assumed Reinsurance--London and U.S. Markets. Net environmental reserves related to the London market were increased by approximately $11.8 million ($22.7 million before deducting reinsurance). The London market historically has demonstrated very slow claim recognition, reporting and payment. The increase in reserves stems primarily from a specific adjustment to the reserves for unreported losses relating to London market claims based on the application of asbestos payment and emergence patterns to the Company's reported losses to date. In addition, the lengthening of loss payment and emergence patterns for unreported pollution claims assumed in the loss reserve review indicated the appropriateness of an increase in the reserve for pollution claims.

  In the U.S. market, the Company participated in approximately 200 assumed casualty reinsurance contracts per year between 1969 and 1974 before the product line was substantially discontinued. As a participant with other reinsurers, the Company generally assumed a small percentage of each reinsurance placement. The majority of the Company's exposure for environmental claims on these agreements relates to risks reinsured in the early to mid-1970s.

  The information on these contracts currently provided to the Company by the ceding companies varies substantially. Some companies provide individual claim detail with clear identification of environmental claims as well as actuarial estimates of ultimate loss levels. For other companies, very little (if any) detail regarding individual claims is provided to the Company and environmental claims are not separately identified. Some of the ceding companies are no longer in business and the loss information is now provided by a third-party that was not originally involved in the reinsurance placement.

  In past evaluations, reserves for U.S. assumed reinsurance contracts were aggregated and the Company made no specific estimation or segregation of reserves for environmental claims. During the first nine months of 1995, the Company reviewed the individual treaties with the intent to segregate these treaties into relevant groups for actuarial analysis, identified environmental claims to the extent possible with existing information, compiled loss data related to pre-1973 periods and separately analyzed the resulting treaty groups and environmental data. The treaties were divided into the two groups: those as to which the Company has been able to identify environmental claims and those as to which it has not been able to specifically identify environmental claims.

  As a result of this analysis, the Company increased the reserve (net of reinsurance) for unreported losses relating to environmental claims for all of the U.S. assumed casualty reinsurance agreements by $30.3 million ($34.0 million before deducting reinsurance). Of this amount, $20.3 million relates to the group of treaties for which the Company has been able to identify environmental claims. For the treaty group that currently does not explicitly provide information to identify environmental claims, the Company has established a net provision of $10.0 million ($13.7 million before deducting reinsurance) for unreported environmental losses. This provision is based on the likelihood that a significant portion of the current payments and incurred loss emergence observed for this treaty group is related to environmental claims activity. During the Company's third quarter of 1995 reserve review of the U.S. assumed casualty reinsurance, it was noted that for contracts reporting environmental claims, approximately 80% of the current year's payments and reserve emergence were related to environmental claims. The Company believes that the treaties not identifying environmental claims have a lower exposure to these claims than the treaties that have reported environmental claims and thus has assumed that approximately 50% of the observed payments and reserve emergence on assumed casualty reinsurance contracts not identifying environmental claims are actually related to environmental claims activity. The Company has also assumed that the survival ratios (outstanding reserves to average annual payments) for the treaties not reporting environmental claims are similar to the survival ratios implied for the treaty group reporting environmental claims. These assumptions combined with the partial reliance on industry loss reporting patterns excluding environmental and asbestos claims produced the $10.0 million reserve for unreported environmental claims for this treaty group.

  Due to the increases in reserve estimates for environmental claims, the Company also increased unallocated loss adjustment expense reserves by $5.0 million in recognition of additional costs related to the settlement of these claims. The 1995 Third Quarter Charge resulted in direct outstanding reserves for environmental claims increasing by $75.5 million. This increase is related to the primary general liability and the umbrella/excess liability programs. The Company utilizes a traditional industry methodology for determining unallocated loss adjustment expense reserves based on calendar year paid unallocated loss adjustment expense to direct paid loss ratios, case and incurred but not reported reserves outstanding and the 50/50 assumption (50% of the unallocated loss adjustment expense is paid when a claim is opened and 50% is paid upon closing). Since unallocated loss adjustment expense has a positive relationship with outstanding reserves, the $75.5 million reserve increase indicated an additional $5.0 million of unallocated loss adjustment expense reserve was appropriate.

  Non-Environmental Exposure on Assumed Reinsurance, Catastrophe Losses and Other Insurance Related Reserves. The Company also established an additional reserve of $13.1 million ($27.7 million before deducting reinsurance) for unreported losses relating to the non-environmental exposures for the two assumed reinsurance treaty groups described above. This estimate was developed in reliance upon historical emergence patterns for Highlands' assumed reinsurance treaties, reported development patterns compiled by the Reinsurance Association of America, actuarial estimates provided by the ceding companies and management's judgment as to the likely effects of these factors on the Company's loss exposure.

  The remaining $44.4 million ($89.3 million before deducting reinsurance) of the increase in reserves was spread over several lines of business. Included in this amount was $13.0 million of additional unallocated loss adjustment expense reserves, which were established primarily for additional costs related to the settlement of claims and run-off costs related to Highlands
(UK). Loss reserves with regard to Highlands (UK) were increased by $12.0 million ($50.7 million before deducting reinsurance) in recognition of continuing loss realization from catastrophes occurring in the 1987 through 1990 underwriting years. The remaining reserve increases were not related to specific events, but were deemed to be appropriate adjustments to previous reserve estimates in light of the most recent available data regarding projected expected loss and loss adjustment expense from existing policies.

  Litigation Reserves. As indicated above, the Company increased its reserves for litigation and administrative proceedings against the Company by $8.0 million during the third quarter of 1995 and by an additional $2.5 million in the fourth quarter of 1995. In addition, litigation reserves were increased by $2.0 million in 1996.

  On May 15, 1991, Weatherford Roofing Company and other plaintiffs commenced an action against Employers National Insurance Company in the 116th Texas State District Court in Dallas County, Texas, alleging that they had been overcharged for workers' compensation insurance. On April 23, 1992, the plaintiffs amended their petition to allege a class action on behalf of all employers overcharged for workers' compensation insurance purchased between 1987 and 1992 to cover Texas employees. On April 18, 1994, Highlands and Highlands Underwriters Insurance Company were added to the action as named defendants. The lawsuit, styled Weatherford Roofing Company, et al. v. Employers National Insurance Company (Case No. 91-05637), alleges among other things that the defendants conspired to charge rates of premium for retrospectively rated insurance policies that exceeded rates then permitted under applicable Texas law and regulations. On July 2, 1996, the named plaintiffs and a group of 14 insurance company defendants, including the Company, entered into a settlement agreement (the "Settlement Agreement"), and said agreement has received preliminary approval of the court. Pursuant to the terms of the Settlement Agreement, in July of 1996, notification of the settlement was published in several Texas newspapers and mailed to all insureds within the settlement class. The insureds that have elected to opt-out of the settlement will not impact Highlands or terminate the Settlement Agreement.

  Final approval of the agreement settlement was granted by the court in the fourth quarter of 1996 and the distribution of the settlement fund is now expected to occur in the first quarter of 1997. The time to appeal the approval of the Settlement Agreement has now expired. The Company's liability, pursuant to the terms of the Settlement Agreement, is not in excess of current legal reserves and is not expected to have a material adverse effect on the financial position of the Company.

  In November 1988, the State of California adopted by ballot initiative Proposition 103, a comprehensive system of regulation applicable to all property and casualty insurance written in California. Proposition 103 does not apply to workers' compensation insurance or reinsurance. Proposition 103 provided, among other things, that rates for automobile and certain other insurance policies issued or renewed on or after November 8, 1988 be rolled back to levels of November 8, 1987 and then reduced by an additional 20%. In January 1995, the State of California Department of Insurance ("DOI") notified the Company that it believed that the Company had a premium rollback obligation to policyholders under Proposition 103. On April 18, 1995, the DOI issued a Notice of Hearing Re Proposition 103 Rollback Exemption Application In the Matter of the Rate Rollback Liability of Highlands and Highlands Underwriters Insurance Company. Subsequent to the issuance of the Notice of Hearing there was a Prehearing Conference Order and several motions regarding the extent and nature of discovery. On June 30, 1995, Highlands and Highlands Underwriters Insurance Company mailed a settlement offer to the Insurance Commissioner of the State of California, which was rejected by the Commissioner on July 18, 1995. In December of 1995, a decision was entered in the matter of Amwest Surety Insurance Company v. Pete Wilson, et al. In that case, the Supreme Court of the State of California determined that surety insurance would be subject to Proposition 103. There were hearings pursuant to the above-referenced Notice of Hearing during May and June of 1996 at which the DOI asserted that the rollback obligation of Highlands and Highlands Underwriters Insurance Company was $3.9 million, plus interest, for a total amount of $6.5 million. In connection with such hearing, the administrative law judge was expected to render a decision regarding the Company's rollback liability during the last quarter of 1996. Subsequent to the June of 1996 hearing, the Company re-evaluated its legal reserves, and such reserves were increased in the third quarter of 1996 by $1 million to reflect the Company's current estimate of its most probable loss. Settlement negotiations occurred during the fourth quarter of 1996, and as a result of the status of such negotiations, legal reserves were increased $1 million in the fourth quarter of 1996.

  On February 3, 1997, this matter was settled for $5.7 million and such amount is not in excess of current legal reserves and is not expected to have a material adverse effect on the financial condition of the Company. The settlement will be submitted to the Administrative Law Judge and the Commissioner of Insurance for their approval, and the Company has no reason to believe at this time that the settlement will not be approved. In the event the settlement is not approved, the Company will continue to defend this matter vigorously.

  The remaining portion of the legal reserves relates to various claims and legal actions arising in the ordinary course of the Company's business.

LIQUIDITY AND CAPITAL RESOURCES

  The Company is a holding company, the principal assets of which are all of the capital stock of Highlands and $47.0 million of fixed maturities and cash and cash equivalent investments at December 31, 1996. The Company's property and casualty insurance business is conducted by Highlands and the other Insurance Subsidiaries. The liquidity and capital resource considerations for the Company and its Insurance Subsidiaries are different.

 Holding Company

  Immediately following the Distribution, the Company issued $62.85 million in principal amount of Debentures for $60.0 million in cash and $2.85 million of notes. Of such proceeds, the Company invested $10.0 million in the U.S. Insurance subsidiaries as a contribution to surplus, paid approximately $5.7 million in transactions fees and for reimbursement of out-of-pocket expenses incurred in connection with the issuance of the Debentures and Warrants and retained the remaining approximately $44.4 million for general corporate purposes.

  Prior to the Distribution, the Company was included in the Halliburton consolidated U.S. federal tax return. An intercompany tax-sharing arrangement between the Company and Halliburton resulted in the Company receiving from or paying to Halliburton a cash payment for U.S. federal income taxes based on financial reporting (book) income rates that were determined by Halliburton. The Company was not charged more U.S. federal income tax than it would have paid on a separate return basis. Pursuant to SFAS 109, the Company provided for income taxes on its statements of operations as if it had filed separate tax returns in each taxing jurisdiction (separate return method). Differences between income tax provisions calculated using the separate return method and amounts calculated under the intercompany tax-sharing arrangements are reflected as additions or reductions to stockholders' equity, as appropriate. In 1996 the Company received from Halliburton and forwarded to its Insurance Subsidiaries approximately $42.2 million in cash related to the tax benefit of the significant tax losses incurred in 1995 which are utilizable by Halliburton.

  The tax-sharing agreement resulted in Halliburton acquiring the domestic deferred tax assets and liabilities from its U.S. subsidiaries. In contemplation of Halliburton's distribution of the Company's shares, Halliburton contributed to the Company in 1995 the net deferred tax assets attributable to the Company which the Company recorded as a contribution to capital. Based on the tax-free nature of the spin off, the deferred tax asset attributes are available to the Company.

  The Company's other principal sources of funds are dividend and tax sharing payments from Highlands, if any, and funds that may be raised from time to time from the issuance of additional debt or equity securities. The payment of dividends by Highlands is subject to restrictions and limitations imposed by the insurance laws of the State of Texas. The maximum dividend payable by Highlands in 1997 without approval is approximately $18.0 million. Both the issuance of additional debt and the issuance of additional equity securities at a price less than current market price would require the consent of the holders of a majority in interest of the Debentures pursuant to the covenants contained in the Debentures.

  As a holding company, the Company's principal requirements for funds are to pay operating expenses, to pay franchise and other taxes, to pay debt service and to pay dividends. Operating expenses and franchise and other taxes imposed on the Company are not expected to be material. The annual cash interest requirements relating to the debentures will be approximately $6.0 million. The Company does not currently intend to pay dividends on the Company Common Stock. In light of the Company's corporate strategy, an additional use of funds may be to invest in other insurance companies or other insurance operations.

  On June 21, 1996, the Company entered into an agreement to acquire Vik Brothers Insurance, Inc. ("VBII"). VBII is an insurance holding company that primarily writes commercial property and casualty business for small to medium sized companies and, to a lesser extent, personal lines business.

  On February 13, 1997, the Company signed an amended and restated agreement and plan of merger which revised the terms of the agreement originally entered into June 21, 1996. On March 10, 1997, the Company entered into an amendment to the February 13, 1997 agreement. Under the revised terms, the Company will acquire VBII for aggregate consideration of approximately $97 million consisting of the issuance of 1.4 million shares of Company Common Stock valued at $21.50 per share representing 12.5% of the then outstanding Company Common Stock, the refinancing of $40 million in debt, the issuance of $21.4 million of preferred stock and $4 million of cash.

  Following completion of the acquisition, the Company intends to contribute up to a maximum of $42 million of capital to the VBII insurance subsidiaries, which will be funded by $25 million of additional debt and $17 million in cash. The Company is currently negotiating a $65 million revolving credit facility in connection with this acquisition.

  Consummation of the acquisition is subject to certain consents, waivers or other agreements from certain securityholders of VBII and other third parties, as well as regulatory approval. The transaction is expected to be completed in the second quarter of 1997.

 Insurance Subsidiaries

  Insurance Operations. The principal sources of funds for the Insurance Subsidiaries are premiums and amounts earned from the investment of such premiums. The principal uses of funds by these subsidiaries are the payment of claims and related expenses, underwriting expenses, other operating expenses and dividends and tax sharing payments to the Company.

  In the insurance industry, liquidity refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations, including from its investment portfolio, in order to meet its financial commitments, which are principally obligations under the insurance policies it has written. Liquidity requirements of insurance companies are influenced significantly by product mix. Future catastrophe claims, the timing and amount of which are inherently unpredictable, may create increased liquidity requirements for the Insurance Subsidiaries.

  The liquidity requirements of the Insurance Subsidiaries are met by that portion of the investment portfolio that is held in cash and highly liquid short-and intermediate-term securities. Prior to the Distribution, liquidity requirements of the Insurance Subsidiaries were also provided for by the payments made by Halliburton to the Company and the Insurance Subsidiaries under the income tax sharing arrangements for losses generated by the Company and its subsidiaries. These tax sharing arrangements were terminated in connection with the Distribution and resulted in the Insurance Subsidiaries receiving $42.2 million from Halliburton in 1996.

  In 1994, Highlands (UK) had a liability of $21.5 million for cash advances received from an affiliate of Halliburton. During 1994, this liability was exchanged for a capital contribution to Highlands (UK). Accordingly, the Company recorded additional paid-in capital of $21.5 million in 1994.

  Statutory Surplus. Maintenance of appropriate levels of statutory surplus of the Company's U.S. Insurance Subsidiaries is a primary objective of the Company and is also important to regulatory authorities and rating agencies. In addition, increased public and regulatory concerns regarding the financial stability of participants in the insurance industry have caused greater emphasis to be placed by current and potential customers upon the ratings assigned to property and casualty insurance companies. Each of the U.S. Insurance Subsidiaries and Highlands have been assigned an "A-" (Excellent) rating by A.M. Best.

  The NAIC has adopted risk based capital ("RBC") requirements that require insurance companies to calculate and report information under a risk-based formula which measures statutory capital and surplus needs based on a regulatory definition of risk with respect to a company's mix of products and its balance sheet.

Highlands' authorized control level RBC, as defined by the NAIC, was $56.6 million on December 31, 1996 which was substantially below Highlands' existing capital of $187.0 million. The other U.S. Insurance Subsidiaries have an RBC amount above the authorized control level RBC as defined by the NAIC.

  The NAIC's Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators primarily to assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies operating in their respective states. IRIS helps to identify those companies that merit the highest priority in the allocation of the regulators' resources on the basis of eleven financial ratios which are calculated annually from financial information obtained from insurers' statutory annual statements. A "usual range" of results for each ratio is used as a benchmark. The ratios and benchmark comparisons are calculated within defined parameters and are not intended to replace the Insurance Commissioners' own in-depth financial analysis or on-site examinations. Departure from the usual range on four or more of the ratios could lead to inquiries from individual Commissioners.

  An annual range of ratio results has been established from studies of the ratios for companies that have become insolvent or have experienced financial difficulties falling outside the usual range. The analytical phase is a review of annual statements and the financial ratios. Companies that receive financial ratio values outside the usual range generally are analyzed in order to identify those companies that appear to require immediate regulatory attention. A more comprehensive review of the ratio results in an insurer's annual statement is performed later to confirm that an insurer's situation in fact calls for increased and closer regulatory attention. If the review confirms that the insurer's situation should be accorded the highest priority in the Insurance Commissioner's surveillance process, the insurer receives a "first priority" designation. Highlands received "first priority" designation as a result of the review of its financial ratio results and statutory annual statements for 1995. The primary reason Highlands received a "first priority" designation was due to the large reserve increase it recorded in 1995. Highlands' statutory surplus decreased by $75.4 million in 1995, principally as a result of a third quarter charge (see "1995 Third Quarter Charge"), and was $178.7 million as of December 31, 1995.

  The following table sets forth certain information with respect to the Company's statutory surplus (U.S. Insurance Subsidiaries) at the dates indicated.

                                                              DECEMBER 31,
                                                           --------------------
                                                            1996   1995   1994
                                                           ------  -----  -----
                                                              (DOLLARS IN
                                                               MILLIONS)
      Statutory surplus................................... $188.5  180.0  258.0
      Net premiums written to surplus ratio...............    0.8x   1.1x   0.9x

  Reinsurance Receivables. The Company monitors the financial condition of the reinsurance companies with which it places significant reinsurance coverage and strives to place current reinsurance coverages with financially sound reinsurance companies. In the past, the Company has placed reinsurance coverage with several hundred reinsurance companies. It monitors the financial condition of many of such companies only on a periodic basis. A number of such companies are in run-off or have ceased writing reinsurance and some have become insolvent. The Company's ability to monitor the financial condition of some reinsurance companies is limited because of the difficulty of acquiring accurate information.

  Based on the Company's evaluation of the financial condition of its reinsurers, the Company has established reserves for potentially uncollectible reinsurance which amounted to $2.4 million and $4.6 million as of December 31, 1996 and 1995, respectively. Additionally, the Company has retained net $20.1 million and $18.6 million of ceded reserves related to potentially uncollectible reinsurance at December 31, 1996 and 1995. With respect to carriers that are not authorized reinsurers as determined by the Texas Department of Insurance, the Company often receives collateral primarily in the form of bank letters of credit generally securing the reinsurance recoverable regarding reported losses and in some instances unreported losses. At December 31, 1996 such collateral totaled approximately $14.8 million. The Company's three largest reinsurance recoverable exposures at December 31, 1996 were approximately $111.2 million with underwriting syndicates at Lloyds (Highlands (U.K.) $90.2 million and U.S. Insurance Subsidiaries $21.0 million), $84.2 million with American

Re-insurance Company and $55.0 million with General Reinsurance Company. American Re-insurance Company and General Reinsurance Company are rated by A.
M. Best and carry "A+" and "A++" ratings, respectively.

       MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

  The Company Common Stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "HIC". Until January 23, 1996 Halliburton owned all of the outstanding shares of Company Common Stock. In connection with the Distribution, approximately 11.4 million shares of Company Common Stock were issued, and on March 21, 1997 approximately the same number of shares of the Company Common Stock was issued and outstanding. In addition 750,000 shares of Company Common Stock are reserved for issuance pursuant to restricted stock grants and options granted or to be granted pursuant to the 1995 Stock Option Plan and the 1995 Directors' Stock Plan.

  The following table sets forth, for the calendar periods indicated, the high and low per share sale prices of Company Common Stock as reported in NYSE-Composite Transactions.

      YEAR 1996                                                     HIGH   LOW
      ---------                                                    ------ ------
      First Quarter............................................... $24.25 $18.75
      Second Quarter.............................................. $20.00 $17.63
      Third Quarter............................................... $20.12 $17.13
      Fourth Quarter.............................................. $21.38 $19.00

  The approximate number of holders of Common Stock as of March 21, 1997, based upon the number of record holders, was 22,000. The closing sale price of Company Common Stock on March 21, 1997, the last full trading day before the printing of this Annual Report, was $22 per share.

  Dividends. The Company has not previously paid any dividends and currently does not intend to pay dividends on the Company Common Stock. This policy, however, will be reconsidered from time to time by the Board of Directors of the Company. The Company's ability to pay dividends in the future will depend upon its financial performance and other factors not now determinable. Additionally, the Debentures contain covenants restricting the payment of dividends in excess of specified amounts.

  Moreover, the payment of dividends to the Company by the U.S. Insurance Subsidiaries is subject to certain limitations under Texas insurance laws. Texas insurance law permits a Texas domiciled insurance company to pay dividends in any year in an amount not exceeding the greater of (y) 10% of statutory surplus as of the end of the preceding year, and (z) its net income for the prior year. Larger dividends may be paid only with prior regulatory approval. These restrictions and any additional subsequently imposed restrictions may in the future adversely affect the Company's ability to pay its expenses and any cash dividends to its stockholders.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                    ON ACCOUNTING AND FINANCIAL DISCLOSURE

  On August 30, 1996, the Board of Directors of the Company, retained KPMG Peat Marwick LLP ("KPMG") as its principal accountant in lieu of Arthur Andersen LLP ("Arthur Andersen"). The decision to change accountants was recommended by the Audit Committee and approved by the Board of Directors of the Company.

  During the two most recent fiscal years and subsequent interim periods preceding the retention of KPMG, there were no disagreements between the Company and Arthur Andersen on accounting and financial disclosure matters.

  There have been no disagreements with KPMG on accounting and financial disclosure matters since the retention of KPMG.

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

Audited Financial Statements
  Report of Independent Public Accountants................................ A-21
  Consolidated Balance Sheets as of December 31, 1996 and 1995............ A-22
  Consolidated Statements of Operations for the years ended December 31,
   1996, 1995 and 1994.................................................... A-23
  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1996, 1995 and 1994....................................... A-24
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1995 and 1994.................................................... A-25
  Notes to Consolidated Financial Statements.............................. A-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Highlands Insurance Group, Inc.:

  We have audited the accompanying consolidated balance sheet of Highlands Insurance Group, Inc. and subsidiaries (the Company) as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the consolidated financial statements of the Company for the years ended December 31, 1995 and 1994. The consolidated financial statements of the Company as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995 were audited by other auditors whose report thereon dated March 8, 1996 expressed an unqualified opinion on those statements.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highlands Insurance Group, Inc. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
February 25, 1997

                        HIGHLANDS INSURANCE GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                 (IN THOUSANDS)

                                                              1996      1995
                                                           ---------- ---------
                          ASSETS
Investments:
 Fixed maturity securities:
  Available for sale, at fair value (amortized cost of
   $320,909 in 1996 and $216,093 in 1995)................. $  324,905   227,509
  Held to maturity, at amortized cost (fair value of
   $367,446 in 1996 and $396,729 in 1995).................    355,492   374,364
  Equity securities, at fair value (cost of $26,293 in
   1996 and $31,966 in 1995)..............................     26,967    33,697
  Other invested assets, at cost..........................      3,770        --
                                                           ---------- ---------
    Total investments.....................................    711,134   635,570
Cash and cash equivalents.................................     49,484    85,176
Premiums in course of collection, net.....................     24,048    40,959
Premiums due under retrospective policies.................    121,276   134,428
Receivable from reinsurers................................    556,900   602,380
Funds on deposit with reinsurers..........................     14,456    15,449
Deferred taxes............................................     37,126    29,534
Receivable from former affiliates.........................        250    41,255
Accrued investment income.................................     12,600    11,131
Deferred policy acquisition costs.........................      6,436    11,744
Other assets..............................................     32,321    28,465
                                                           ---------- ---------
    Total assets.......................................... $1,566,031 1,636,091
                                                           ========== =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Loss and loss adjustment expense reserves................. $1,156,824 1,253,627
Unearned premiums.........................................     31,474    52,571
Convertible subordinated debentures.......................     55,452        --
Funds held................................................     16,475    22,702
Payable to former affiliates..............................         --       676
Accounts payable and accrued liabilities..................     42,331    39,405
                                                           ---------- ---------
    Total liabilities.....................................  1,302,556 1,368,981
                                                           ---------- ---------
Commitments and contingent liabilities
Stockholders' equity:
  Common stock, $.01 par value; 50,000,000 shares
   authorized, 11,448,208 shares issued and outstanding in
   1996 ($1,000 par value; 10,000 shares authorized, 1,000
   shares issued and outstanding in 1995).................        114     1,000
  Additional paid-in capital..............................    192,273   184,168
  Net unrealized gain on investments......................      3,036     8,547
  Retained earnings.......................................     68,052    73,395
                                                           ---------- ---------
    Total stockholders' equity............................    263,475   267,110
                                                           ---------- ---------
    Total liabilities and stockholders' equity............ $1,566,031 1,636,091
                                                           ========== =========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        HIGHLANDS INSURANCE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)

                                                     1996      1995     1994
                                                   --------  --------  -------
Revenues:
  Net premiums earned............................. $152,048   201,446  241,676
  Net investment income...........................   50,988    48,529   46,720
  Net realized investment gains...................    1,199     2,618    1,910
                                                   --------  --------  -------
    Total revenues................................  204,235   252,593  290,306
                                                   --------  --------  -------
Expenses:
  Losses and loss adjustment expenses incurred....  156,589   300,253  224,315
  Underwriting expenses...........................   56,487    73,905   65,022
  Interest expense and debt amortization..........    6,903        --       --
  Other expenses (income), net....................    1,697      (823)  (1,314)
                                                   --------  --------  -------
    Total expenses................................  221,676   373,335  288,023
                                                   --------  --------  -------
Income (loss) before income tax benefit...........  (17,441) (120,742)   2,283
Income tax benefit................................   12,098        --       --
                                                   --------  --------  -------
Net income (loss)................................. $ (5,343) (120,742)   2,283
                                                   ========  ========  =======
  Net income (loss) per common share and common
   stock equivalents.............................. $   (.47)   (10.55)     .20
                                                   ========  ========  =======
  Weighted average number of common shares and
   common stock equivalents outstanding...........   11,448    11,448   11,448
                                                   ========  ========  =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        HIGHLANDS INSURANCE GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                    1996      1995      1994
                                                  --------  ---------  -------
Common Stock:
 Balance, beginning of year...................... $  1,000      1,000    1,000
  Change in par value of common stock............     (886)        --       --
                                                  --------  ---------  -------
 Balance, end of year............................      114      1,000    1,000
                                                  --------  ---------  -------
Additional paid-in capital:
 Balance, beginning of year......................  184,168    110,803   84,261
  Addition resulting from issuance of convertible
   subordinated debentures with detachable common
   stock warrants................................    7,439         --       --
  Change in par value of common stock............      886         --       --
  Contribution from former parent:
   Net current tax asset.........................    7,723     39,229    5,064
   Net deferred tax asset........................   (7,943)    34,136       --
   Investment in Highlands (UK) by former
    affiliate....................................       --         --   21,478
                                                  --------  ---------  -------
 Balance, end of year............................  192,273    184,168  110,803
                                                  --------  ---------  -------
Net unrealized gain (loss) on investments:
 Balance, beginning of year......................    8,547    (10,132)  11,685
  Changes in net unrealized (loss) gain, net of
   applicable federal income tax.................   (5,511)    18,679  (21,817)
                                                  --------  ---------  -------
 Balance, end of year............................    3,036      8,547  (10,132)
                                                  --------  ---------  -------
Retained earnings:
 Balance, beginning of year......................   73,395    194,137  191,854
  Net income (loss)..............................   (5,343)  (120,742)   2,283
                                                  --------  ---------  -------
 Balance, end of year............................   68,052     73,395  194,137
                                                  --------  ---------  -------
Total stockholders' equity....................... $263,475    267,110  295,808
                                                  ========  =========  =======

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        HIGHLANDS INSURANCE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                   1996      1995      1994
                                                 --------  --------  --------
Cash flows from operating activities:
 Net income (loss).............................. $ (5,343) (120,742)    2,283
                                                 --------  --------  --------
Adjustments to reconcile net income (loss) to
 net cash (used in) provided by operating
 activities:
  Depreciation and amortization.................     (152)      455       769
  Change in deferred policy acquisition costs...    5,308       106    (5,807)
  Net realized investment gains.................   (1,199)   (2,618)   (1,910)
  Decrease in premiums in course of collection..   16,911    25,513     5,960
  Decrease (increase) in premiums due under
   retrospective policies.......................   13,152    (4,811)   12,933
  Decrease (increase) in receivables from
   reinsurers...................................   45,480   (40,906)   60,999
  Decrease in funds on deposit with reinsurers..      993     4,841     3,831
  Increase in deferred taxes....................  (12,098)       --        --
  Advances from (payments to) former affiliates,
   net..........................................      801    (1,949)    1,251
  (Decrease) increase in loss and loss
   adjustment expense reserves..................  (96,803)  104,454   (76,069)
  (Decrease) increase in unearned premiums......  (21,097)    1,393    (2,325)
  (Decrease)increase in funds held..............   (6,227)    1,263       862
  Change in other operating assets and
   liabilities..................................    7,633    23,415     5,771
                                                 --------  --------  --------
    Total adjustments...........................  (47,298)  111,156     6,265
                                                 --------  --------  --------
    Net cash (used in) provided by operating
     activities.................................  (52,641)   (9,586)    8,548
Cash flows from investing activities:
 Proceeds from sales--
  Fixed maturity securities available for sale..       --     7,075    40,609
  Equity securities.............................    4,726     8,064       839
 Maturities or calls--
  Fixed maturity securities available for sale..   27,168    19,324    71,708
  Fixed maturity securities held to maturity....   40,162    45,591    32,692
 Investment purchases--
  Fixed maturity securities available for sale.. (131,559)  (46,923) (139,918)
  Fixed maturity securities held to maturity....  (20,220)   (7,700)  (17,062)
  Equity securities.............................   (2,282)   (4,064)   (5,815)
 Purchases of property and equipment............   (1,531)     (675)     (995)
 Sales of property and equipment................      194        29     1,295
 Proceeds from disposal of subsidiary, net......       22        --        --
 Cash returned by former affiliates, net........    3,800       418    16,667
                                                 --------  --------  --------
    Net cash (used in) provided by investing
     activities.................................  (79,520)   21,139        20
                                                 --------  --------  --------
 Cash flows from financing activities:
  Proceeds from issuance of convertible
   subordinated debentures......................   60,000        --        --
  Payment for debt issuance expense.............   (5,705)       --        --
  Contribution from former parent of net current
   tax asset....................................   42,174    20,834     2,888
                                                 --------  --------  --------
    Net cash provided by financing activities...   96,469    20,834     2,888
                                                 --------  --------  --------
Net (decrease) increase in cash and cash
 equivalents....................................  (35,692)   32,387    11,456
Cash and cash equivalents at beginning of year..   85,176    52,789    41,333
                                                 --------  --------  --------
Cash and cash equivalents at end of year........ $ 49,484    85,176    52,789
                                                 ========  ========  ========
Supplemental disclosure of cash flow
 information:
  Interest paid................................. $  5,639        --        --
                                                 ========  ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        HIGHLANDS INSURANCE GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Reporting and Operations

  The accompanying consolidated financial statements include the accounts of Highlands Insurance Group, Inc., (HIC) and its subsidiaries (the Company). The Company is an insurance holding company for Highlands Insurance Company (Highlands) and its wholly-owned subsidiaries including Highlands Lloyds, a controlled insurance affiliate, Highlands Insurance Company (U.K.) Limited (Highlands UK) (a foreign reinsurance company located in the United Kingdom) and certain other insignificant companies. All material intercompany accounts and transactions have been eliminated.

  HIC was wholly-owned by Halliburton Company (Halliburton) until January 23, 1996 when Halliburton distributed all of the outstanding shares of common stock of HIC to holders of record of common stock of Halliburton on January 4, 1996 (the Distribution). Holders of record received one share of common stock of HIC for every ten shares of common stock of Halliburton held on that date. Approximately 11.4 million common shares of HIC were issued in conjunction with the Distribution.

  The accompanying consolidated financial statements are presented in accordance with generally accepted accounting principles.

 Net Premiums Earned

  Insurance premiums on property/casualty insurance contracts are generally earned ratably over the terms of the policies after estimated adjustments for retrospectively rated policies and a deduction for ceded insurance.

 Loss and Loss Adjustment Expense Reserves

  Loss and loss adjustment expense reserves are based on (a) case basis estimates for claims reported on direct business, adjusted in the aggregate for ultimate loss expectations, (b) estimates of incurred but not reported
(IBNR) claims based upon past experience, (c) estimates of assumed insurance losses, (d) estimates of future expenses to be incurred in settlement of claims and (e) estimates of claim recoveries. In establishing these estimates, consideration is given to current conditions and trends as well as past Company and industry experience.

  Loss and loss adjustment expense reserves are based on estimates, and the ultimate liability may vary significantly from such estimates (see note 8). Any adjustments that are made to the reserves are reflected in the consolidated statements of operations in the year such adjustments are known.

 Deferred Acquisition Costs

  Costs of acquiring insurance business which vary with and are primarily related to the production of such business are deferred. Such costs include commissions, premium taxes and certain underwriting and policy issuance costs. Deferred acquisition costs are amortized ratably over the period the related premiums are earned. Anticipated investment income and business line profitability is considered in the determination of the recoverability of deferred acquisition costs.

 Investments

  Investments classified as held to maturity are carried at amortized cost. This classification is based upon the Company's intent and ability to hold these securities to full maturity. Investments classified as available for sale are carried at fair value. Unrealized gains and losses on available for sale investments are reported as a separate

                        HIGHLANDS INSURANCE GROUP, INC.

component of stockholders' equity, net of applicable deferred taxes. The Company continually monitors the difference between the cost and estimated fair value of the investments. When impairment of the value of an investment is considered other than temporary, the decrease in value is reported in earnings as a realized investment loss and a new cost basis is established. Fixed income securities may be sold to take advantage of investment opportunities generated by changing interest rates, prepayments and tax and credit considerations, as part of the Company's assets/liability strategy, or for similar factors. As a result, the Company considers a portion of its fixed income securities (bonds and redeemable preferred stocks) and all equity securities as available for sale. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to expected maturity. Such amortization is included in net investment income.

 Foreign Operations

  Most of the Company's foreign premium income comes from the London insurance market which is characterized by long delays in reporting of both premium and loss information. Profits or losses from foreign business are generally recognized based on projections of ultimate premiums and losses.

 Cash and Cash Equivalents

  The Company defines cash equivalents as short-term, highly liquid investments that are readily convertible to known amounts of cash. In general, only investments with original maturities of three months or less qualify as cash equivalents.

 Debt Issuance Costs

  Deferred financing and related costs consist of capitalized fees associated with the issuance of $62.85 million in principal amount of 10% convertible subordinated debentures (Debentures). These costs include underwriting, legal and accounting fees. Debt issuance costs of $4.9 million were capitalized in connection with the issuance of the Debentures and are amortized on the straight line basis and charged to income over 10 years.

 Net Income (Loss) Per Share

  Primary net income (loss) per share amounts are based upon the weighted average number of common stock shares and common stock equivalents, common stock warrants and options, outstanding during the period. Fully diluted net income (loss) per share amounts are based upon the weighted average number of common stock shares and common stock equivalents outstanding during the period and the effects of converting the Debentures. The effects of common stock equivalents and the conversion of the Debentures are considered to be antidilutive for all periods presented and, therefore, the effects are not reflected in either primary or fully diluted net income (loss) per share amounts. The income (loss) per share amounts for the year ended December 31, 1995 and 1994 are based upon the 11,448,208 shares of common stock that were distributed and outstanding immediately following the Distribution.

 Certain Risks and Uncertainties

  The preparation of these financial statements requires management to make estimates and assumptions as of the date of the financial statements that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities. Management must make estimates and assumptions that affect amounts of revenues and expenses, primarily losses and loss adjustment expenses incurred for the reporting period. Management must also make estimates and assumptions in determining reinsurance collectibility and in determining litigation accruals. Actual results could differ from these estimates. Future events, which could impact the estimates used in these financial statements, include inflationary pressures that may tend to affect the size of losses, judicial, legislative and regulatory decisions affecting insurers' liabilities and fluctuations in interest rates.

                        HIGHLANDS INSURANCE GROUP, INC.

 Accounting Standards

  In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of" (SFAS 121). This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and an impairment loss must be recognized. The adoption of this statement was effective January 1, 1996 and did not have an impact on the results of operations, financial condition or liquidity.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 establishes accounting and reporting standards for stock-based employee compensation plans. SFAS 123 recommends but does not require entities to adopt the fair value based method of accounting for all employee stock compensation plans, under which compensation cost is measured based on the fair value of the award at the grant date and recognized over the vesting period. Entities may continue to account for these plans using the intrinsic value based method of accounting, under which compensation cost is measured as the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. Entities not adopting the fair value based method must present proforma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company has elected to use the intrinsic value based method of accounting effective for the year ended December 31, 1996 financial statements.

 Reclassification

  Certain items in the December 31, 1995 and 1994 consolidated financial statements have been reclassified to conform to the current year's presentation.

  Gross premiums and net premiums written have been redefined for all periods presented to include the effects of changes in premiums due under retrospective policies. Such changes were previously recorded only as net premiums earned.

2. BUSINESS ACQUISITION

 Pending Acquisition

  On June 21, 1996, the Company entered into an agreement to acquire Vik Brothers Insurance, Inc. (VBII). VBII is an insurance holding company that primarily writes commercial property and casualty business for small to medium sized companies and, to a lesser extent, personal lines business.

  On February 13, 1997, the Company signed an amended and restated agreement and plan of merger which revised the terms of the agreement originally entered into June 21, 1996. Under the revised terms, the Company will acquire VBII for aggregate consideration of approximately $97 million consisting of the issuance of 1.6 million shares of HIC common stock valued at $21.50 per share representing 12.5% of the then outstanding common stock, the assumption of $40 million in debt and issuance of $21.4 million of preferred stock.

  Following completion of the acquisition, the Company intends to contribute up to a maximum of $42 million of capital to the VBII insurance subsidiaries, which will be funded by $25 million of additional debt and $17 million in cash. The Company is currently negotiating a $65 million revolving credit facility in connection with this acquisition.

  Consummation of the acquisition is subject to certain consents, waivers or other agreements from certain securityholders of VBII and other third parties, as well as regulatory approval. The transaction is expected to be completed in the second quarter of 1997.

                        HIGHLANDS INSURANCE GROUP, INC.

3. INVESTMENTS AND INVESTMENT INCOME

 Net Investment Income

  Net investment income for the years ended December 31, 1996, 1995 and 1994 is comprised of the following (in thousands):

                                                            1996    1995   1994
                                                           ------- ------ ------
Gross investment income:
  Fixed maturity securities............................... $43,558 43,500 41,742
  Equity securities.......................................   2,180  2,441  2,248
  Short-term investments..................................   5,807  3,197  3,926
  Other invested assets...................................      54     --     --
                                                           ------- ------ ------
    Gross investment income...............................  51,599 49,138 47,916
  Investment expenses.....................................     611    609  1,196
                                                           ------- ------ ------
    Net investment income................................. $50,988 48,529 46,720
                                                           ======= ====== ======

  The following is a summary of available for sale and held to maturity securities at December 31, 1996 and 1995 (in thousands):

                                                             GROSS
                                                          UNREALIZED
                                               AMORTIZED -------------   FAIR
                                                 COST    GAINS  LOSSES   VALUE
                                               --------- ------ ------  -------
At December 31, 1996--
 Fixed maturities available for sale:
  United States Government and government
   agencies................................... $141,767   1,521   (903) 142,385
  States, municipalities and political
   subdivisions...............................   31,920   1,683     (3)  33,600
  Mortgage-backed securities..................   25,742     304   (764)  25,282
  Corporate securities........................  115,914   2,647   (723) 117,838
  Sinking fund preferred stock................    5,566     248    (14)   5,800
                                               --------  ------ ------  -------
                                                320,909   6,403 (2,407) 324,905
 Equity securities............................   26,293   1,015   (341)  26,967
                                               --------  ------ ------  -------
                                               $347,202   7,418 (2,748) 351,872
                                               ========  ====== ======  =======
 Fixed maturities held to maturity:
  United States Government and government
   agencies................................... $ 10,041       3    (87)   9,957
  States, municipalities and political
   subdivisions...............................  189,512  15,197     (1) 204,708
  Mortgage-backed securities..................   88,209     876 (2,181)  86,904
  Foreign governments.........................   12,862      29     --   12,891
  Corporate securities........................   54,868     212 (2,094)  52,986
                                               --------  ------ ------  -------
                                               $355,492  16,317 (4,363) 367,446
                                               ========  ====== ======  =======
At December 31, 1995--
 Fixed maturities available for sale:
  United States Government and government
   agencies................................... $ 69,636   3,143     --   72,779
  States, municipalities and political
   subdivisions...............................   38,499   2,459     --   40,958
  Mortgage-backed securities..................   26,812     899   (565)  27,146
  Corporate securities........................   73,720   5,137     (4)  78,853
  Sinking fund preferred stock................    7,426     362    (15)   7,773
                                               --------  ------ ------  -------
                                                216,093  12,000   (584) 227,509
 Equity securities............................   31,966   1,996   (265)  33,697
                                               --------  ------ ------  -------
                                               $248,059  13,996   (849) 261,206
                                               ========  ====== ======  =======
 Fixed maturities held to maturity:
  United States Government and government
   agencies................................... $  4,498     110     --    4,608
  States, municipalities and political
   subdivisions...............................  217,712  20,504     (3) 238,213
  Mortgage-backed securities..................   87,392   2,071   (718)  88,745
  Foreign governments.........................    2,395      26     --    2,421
  Corporate securities........................   62,367   1,494 (1,119)  62,742
                                               --------  ------ ------  -------
                                               $374,364  24,205 (1,840) 396,729
                                               ========  ====== ======  =======

                        HIGHLANDS INSURANCE GROUP, INC.

  The Company is not a trader in bonds and has classified investments into two categories: available for sale and held to maturity.

  The fair value of investments is based on quoted market prices, where available, or quotes from external pricing sources such as brokers for those or similar investments and issues. With the exception of the United States Governments the Company has no investment in any one individual security issuer exceeding 10 percent of total assets.

  The amortized cost and estimated fair value of securities at December 31, 1996, by contractual maturity, are presented below (in thousands). Actual maturities may differ from contractual maturities as securities may be restructured, called or prepaid. Securities with multiple maturity dates are disclosed separately rather than allocated over several maturity groupings.

                                                               AMORTIZED  FAIR
                                                                 COST     VALUE
                                                               --------- -------
      Available for sale:
        Within one year....................................... $ 25,773   25,805
        After one year through five years.....................   52,113   53,235
        After five years through ten years....................   76,558   79,001
        After ten years.......................................  135,157  135,782
        Mortgage-backed securities............................   25,742   25,282
                                                               --------  -------
                                                               $315,343  319,105
                                                               ========  =======
      Held to maturity:
        Within one year....................................... $ 48,425   47,020
        After one year through five years.....................   72,760   76,800
        After five years through ten years....................   59,361   64,024
        After ten years.......................................   86,737   92,698
        Mortgage-backed securities............................   88,209   86,904
                                                               --------  -------
                                                               $355,492  367,446
                                                               ========  =======

  The change in net unrealized capital gains and losses on investments available for sale is as follows (in thousands):

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                     ------------------------
                                                      1996     1995    1994
                                                     -------  ------  -------
      Fixed maturity securities..................... $(7,420) 17,999  (16,281)
      Equity securities.............................  (1,057)  5,282   (5,536)
      Deferred income taxes.........................   2,966  (4,602)      --
                                                     -------  ------  -------
        Change in net unrealized capital gains and
         losses, net of tax......................... $(5,511) 18,679  (21,817)
                                                     =======  ======  =======

  Due to the facts and circumstances related to accounting for income taxes under SFAS No. 109 discussed in Note 5, the Company recorded no deferred income taxes related to unrealized capital gains and losses in 1994.

                        HIGHLANDS INSURANCE GROUP, INC.

 Sales of Securities

  Net realized investment gains and proceeds from the sale of investments for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                            1996   1995   1994
                                                           ------  ----- ------
      Fixed maturities.................................... $  658  1,812  1,910
      Equity securities...................................    (52)   806     --
      Other invested assets...............................    593     --     --
                                                           ------  ----- ------
        Net realized investment gains..................... $1,199  2,618  1,910
                                                           ======  ===== ======
      Proceeds from sale of bonds (calls and maturities
       excluded).......................................... $   --  7,075 40,609
                                                           ======  ===== ======

  The cost of each security sold was specifically identified in computing the related gain or loss.

4. STOCKHOLDERS' EQUITY

  The payment of dividends by Highlands without prior approval of the Texas Department of Insurance is limited to formula amounts. Accordingly, the net assets of HIC are similarly restricted. At December 31, 1996, approximately $18 million was available for the payment of dividends without prior approval by the Texas Department of Insurance. Dividends in the amount of $3 million were paid to HIC by Highlands in 1996.

  Statutory capital and surplus and net income (loss), determined in accordance with accounting practices prescribed or permitted by the Texas Department of Insurance, for Highlands follows (in thousands):

                                                        1996     1995     1994
                                                      --------  -------  -------
      Statutory capital and surplus.................. $188,527  180,020  257,953
                                                      ========  =======  =======
      Statutory net income (loss).................... $ (2,021) (78,533)   6,310
                                                      ========  =======  =======

  Statutory capital and surplus and net (loss) for Highlands (UK), determined in accordance with United Kingdom accounting practices, are as follows (in thousands):

                                                           1996   1995    1994
                                                          ------ -------  -----
      Statutory capital and surplus...................... $5,778   5,442  7,881
                                                          ====== =======  =====
      Statutory net income (loss)........................ $  373 (12,276)  (192)
                                                          ====== =======  =====

  After incurring unacceptable underwriting results in 1991 and 1992 and reviewing the prospects for the future, Highlands (UK) voluntarily ceased producing new business effective April 1993. The Company received a Notification of Requirements from the Department of Trade and Industry (DTI) on October 29, 1993, which included: timely reporting of certain financial information; restrictions on certain investment activities without prior approval of the DTI; restrictions relating to transactions with connected persons; and a provision requiring Highlands (UK) to cease to effect contracts of insurance except where it has a legal obligation to do so. Capital infusions for Highlands (UK) were arranged in 1993 but not effected until 1994 due to the Notification of Requirements restriction requiring approval of connected-person transactions. During 1994, DTI sent an additional requirements notice to Highlands (UK) requesting a plan for restoration of a sound financial position because of its failure to maintain a margin of solvency required by Section 32 of the Insurance Company's Act of 1982 for a company writing premiums. Highlands (UK) has developed such a plan. Maintaining a license to write business in the United Kingdom is not essential and Highlands (UK)'s plan does not anticipate any further

                        HIGHLANDS INSURANCE GROUP, INC.

capital contribution to Highlands (UK) beyond the 1995 contribution of $10 million. Management believes that the regulatory matters concerning Highlands
(UK) should not have a material impact on the Company's financial position.

  In 1994, Highlands (UK) had a liability of $21.5 million for cash advances received from an affiliate of Halliburton. In 1994, this liability was exchanged for a capital contribution to Highlands (UK). Accordingly, the Company recorded additional paid-in capital of $21.5 million in 1994. The capital contribution is considered a non-cash financing transaction for the purposes of the statement of cash flows. Additionally, HIC contributed $10 million to Highlands (UK) on December 20, 1995.

5. FEDERAL AND FOREIGN INCOME TAXES

  The Company provides for income taxes on its statements of operations pursuant to Statement of Financial Accounting Standards 109, "Accounting for Income Taxes" (SFAS 109). With respect to losses for periods preceding the Distribution (January 23, 1996), no tax benefit was recorded in the statements of operations pursuant to SFAS 109 and the Company's tax-sharing arrangement with its former parent, Halliburton. Tax receipts under its intercompany tax-sharing arrangements with its former parent were recorded as additions to stockholders' equity for the periods preceding the Distribution.

  The tax-sharing arrangement resulted in Halliburton acquiring the domestic deferred tax assets and liabilities from its domestic subsidiaries. In contemplation of Halliburton's distribution of HIC shares, Halliburton contributed to Highlands the net deferred tax assets attributable to Highlands which HIC recorded as a contribution to capital in 1995. The contribution of the net deferred tax asset is considered a non-cash financing transaction for the purposes of the statement of cash flows. Based upon the tax-free nature of the Distribution of HIC from Halliburton the deferred tax asset attributes are available to HIC.

  The primary components of the Company's deferred tax assets and liabilities and the related valuation allowance at December 31, 1996 and 1995, respectively, follow (in thousands):

                                                                 1996     1995
                                                                -------  ------
      Deferred tax assets--
        Loss and loss adjustment expense reserves.............. $33,382  42,048
        Net operating loss carryforward........................  20,023   5,204
        Legal reserve..........................................      --   3,675
        Unearned premiums......................................   2,005   3,195
        Vacation and employee benefit reserves.................     760     837
        Policyholder dividends.................................     350     350
        Other..................................................   1,362     364
                                                                -------  ------
          Gross deferred tax assets............................  57,882  55,673
      Valuation allowance......................................  (5,204) (5,204)
                                                                -------  ------
          Net deferred tax assets..............................  52,678  50,469
                                                                -------  ------
      Deferred tax liabilities--
        Accrued retrospective premiums.........................   8,489   9,410
        Deferred acquisition costs.............................   2,253   4,110
        Amortized bond discount, net...........................   3,174   2,813
        Unrealized investment gains............................   1,636   4,602
                                                                -------  ------
          Gross deferred tax liabilities.......................  15,552  20,935
                                                                -------  ------
      Net deferred tax asset................................... $37,126  29,534
                                                                =======  ======

                        HIGHLANDS INSURANCE GROUP, INC.

  The realization of the net deferred tax asset is dependent upon Highland's ability to generate sufficient taxable income in future periods. The net deferred tax asset is net of valuation allowances of $5.2 million at each of December 31, 1996 and 1995, respectively. The valuation allowances are based upon management's assessment that it is more likely than not that the portion of the deferred tax asset related to Highlands (UK)'s net operating loss carryforwards will not be realized. Based upon the anticipated future earnings, historical profitability of the domestic operations, projected reversal of the temporary differences, tax planning strategies available if required and all other available evidence, both positive and negative, management has concluded it is more likely than not that the net deferred tax asset will be realized. Adjustments to the valuation allowance will be made if there is a change in management's assessment of the amount of the deferred tax asset that is realizable.

  The income tax benefit was different from the amount computed by applying the federal income tax rate to income (loss) before income taxes for the following reasons (in thousands):

                                                      1996      1995     1994
                                                    --------  --------  ------
Income (loss) before taxes......................... $(17,441) (120,742)  2,283
Tax rate...........................................       35%       35%     35%
                                                    --------  --------  ------
Application of the tax rate........................   (6,104)  (42,260)    799
Tax effect of--
  Tax-exempt interest..............................   (5,889)   (6,881) (8,992)
  Foreign tax differential.........................     (105)    1,537  (1,286)
  Other............................................       --        36     (81)
                                                    --------  --------  ------
Income tax benefit before adjustment...............  (12,098)  (47,568) (9,560)
Net operating loss utilized by former affiliates,
 not recognizable by Highlands under separate
 return calculation................................       --    47,568   9,560
                                                    --------  --------  ------
Income tax benefit as recorded..................... $(12,098)       --      --
                                                    ========  ========  ======

  At December 31, 1996, the Company had net operating loss carryforwards of $42.3 million for federal income tax purposes which will expire, if unused, in the year 2011. In addition, the Company had foreign tax loss carryforwards of $15.8 million which can be carried indefinitely. For financial reporting purposes, the valuation allowance offsets the deferred tax asset related to the foreign tax loss carryforwards.

6. DEBT OUTSTANDING

  On January 23, 1996, HIC issued $62.85 million in principal amount of 10% convertible subordinated debentures (Debentures) due December 31, 2005, together with Series A and A-2 (collectively the "Series A Warrants") and B and B-2 (collectively the "Series B Warrants") common stock purchase warrants, to Insurance Partners, L.P., and Insurance Partners Offshore (Bermuda), L.P. (collectively "IP") and certain members of the Company's management team (Management Investors). The Company received $60 million in cash from IP and the Management Investors and individual promissory notes (each, a "Promissory Note" and, collectively, the "Promissory Notes") in the aggregate principal amount of $2.85 million made by the individual Management Investors without personal liability and secured by a pledge of Debentures. The Debentures issued in exchange for the Management Investors Promissory Note were issued pursuant to a Purchase, Redemption and Bonus Agreement (the "Purchase Agreement").

  The carrying values of the Debentures, Series A Warrants and Series B Warrants at the Distribution date were determined by allocating the $62.85 million purchase price based upon estimated relative fair value of such securities. The estimated fair value of the Series A Warrants and Series B Warrants amounting to $8.2 million

                        HIGHLANDS INSURANCE GROUP, INC.

was recorded as paid-in capital, net of $.8 million of Debentures' acquisition costs. The debt discount related to the Series A Warrants and Series B Warrants is being amortized over the ten-year life of the Debentures and amounted to $.8 million for the year ended December 31, 1996.

  The Debentures are convertible into common stock of HIC after one year from issuance at the option of the holders. If all of the Debentures are converted into HIC common stock at the conversion price of $16.16 per share, the holders would receive approximately 3.9 million shares of HIC common stock and have an ownership interest in HIC of approximately 25%. Interest on the Debentures is payable semi-annually in cash at 10% per annum. HIC can redeem the Debentures at any time after December 3, 2002. Total interest expense incurred and paid on the Debentures was $5.6 million in 1996. The acquisition costs related to the Debentures are being amortized over the ten-year life of the Debentures and amounted to $.5 million for the year ended December 31, 1996.

  The detachable Series A Warrants enable the holders to purchase HIC common stock at an exercise price of $12.89 per share, equal to an additional ownership interest in HIC of approximately 21% after giving effect to the assumed conversion of the Debentures and the exercise of the Series A Warrants. If all of the Series A Warrants were exercised, the holders would receive approximately 4.0 million shares of common stock of HIC. The exercise price and the number of shares of HIC common stock into which the Series A Warrants are exercisable are subject to adjustment related to adverse loss reserve and uncollectible reinsurance development. Such adjustment reduced the exercise price by $1.80 per share in 1996. These warrants expire on December 31, 2005.

  The detachable Series B Warrants enable the holders to purchase HIC common stock at an exercise price of $12.89 per share, equal to an additional ownership interest of 5% after giving effect to the assumed conversion of the Debentures and the exercise of the Series A and B Warrants. The Series B Warrants become exercisable by the holders in the event that the average closing market price of HIC common stock exceeds 1.61 times the exercise price for any 30 consecutive trading days between January 1, 1999 and December 31, 2000. If all of the Series B Warrants were exercised, the holders would receive approximately 1.0 million additional shares of HIC common stock. The exercise price and the number of shares of HIC common stock into which the Series B Warrants are exercisable are subject to adjustment related to adverse loss reserve and uncollectible reinsurance development. Such adjustment reduced the exercise price by $1.80 per share in 1996. The detachable Series B Warrants expire on December 31, 2005.

  The Purchase Agreement further provides for a bonus to be paid to each Management Investor on the fifth anniversary of the Purchase Agreement if the average closing price of the Company Common Stock is equal to or greater than prices expressed as a percentage of the exercise price of the Series A Warrants (as adjusted from time to time) as specified in the Purchase Agreement (the "Bonus Trigger Stock Price"). The amount of the bonus is stated as a percentage of a maximum bonus amount separately determined for each Management Investor and equal to the aggregate principal amount of each Management Investor's Promissory Note. If the Bonus Trigger Stock Price is at least 1.40 times but less than 1.50 times the Series A Warrant exercise price, the bonus is 25% of the maximum bonus amount, 50% if the Bonus Trigger Stock Price is a least 1.50 but less than 1.61 times the Series A Warrant exercise price and 100% if the Bonus Trigger Stock Price is 1.61 times the Series A Warrant exercise price or higher.

  If the Debentures are converted into common stock of HIC and the Series A and B Warrants are utilized by the holders to purchase common stock of HIC, IP and the Management Investors will have an ownership interest in HIC of approximately 44%.

                        HIGHLANDS INSURANCE GROUP, INC.

7. REINSURANCE

  The Company assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations and syndicates. The Company utilizes reinsurance arrangements to limit its maximum loss, to provide greater diversification of risks and to minimize exposures on larger risks. Generally, reinsurance coverage is on an excess of loss basis. In addition, the Company has catastrophe coverage for certain types of losses over stipulated aggregate amounts arising from any one occurrence or event.

  The ceding of reinsurance does not discharge the primary liability of the original insurer. The Company currently places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurer's current credit quality and claim settlement performance. Based upon its evaluations of reinsurers, the Company has established reserves ($2.4 million and $4.6 million as of December 31, 1996 and 1995, respectively) or does not record certain contracts as ceded business but retains these amounts ($20.1 million and $18.6 million as of December 31, 1996 and 1995, respectively) as loss reserves for potentially uncollectible reinsurance at such time as an uncollectible amount is probable and the amount may be reasonably estimated. Because of the difficulty of acquiring accurate information for certain reinsurers, including Lloyds syndicates and members, the Company believes that no meaningful range of potentially uncollectible reinsurance can be established beyond recorded reserves. With respect to its domestic book of business and reinsurers that are not authorized reinsurers as determined by the Texas Department of Insurance, the Company often receives collateral primarily in the form of bank letters of credit generally securing the reinsurance recoverable regarding reported losses and in some instances IBNR. At December 31, 1996 such collateral totaled approximately $14.8 million.

  The Company's three largest recoverables as of December 31, 1996, were approximately $111.2 million with Underwriters at Lloyds of London, $84.2 million with American Re-insurance Company and $55.0 million with General Reinsurance Company. American Re-insurance Company and General Reinsurance Company are rated by A. M. Best and carry an A+ and A++ rating, respectively.

                        HIGHLANDS INSURANCE GROUP, INC.

  The effects of assumed and ceded reinsurance on net premiums and losses follows (in thousands):

                                              DIRECT  ASSUMED  CEDED      NET
                                             -------- ------- --------  -------
Year ended December 31, 1996--
 Written premiums--
  HIC-US.................................... $147,474   7,892  (20,671) 134,695
  HIC-UK....................................       --   3,180   (2,824)     356
                                             -------- ------- --------  -------
   Total.................................... $147,474  11,072  (23,495) 135,051
                                             ======== ======= ========  =======
 Earned premiums--
  HIC-US.................................... $160,776  10,723  (19,807) 151,692
  HIC-UK....................................       --   3,180   (2,824)     356
                                             -------- ------- --------  -------
   Total.................................... $160,776  13,903  (22,631) 152,048
                                             ======== ======= ========  =======
 Losses and loss adjustment expenses
  incurred--
  HIC-US.................................... $159,611  23,029  (27,580) 155,060
  HIC-UK....................................       --  30,519  (28,990)   1,529
                                             -------- ------- --------  -------
   Total.................................... $159,611  53,548  (56,570) 156,589
                                             ======== ======= ========  =======
Year ended December 31, 1995--
 Written premiums--
  HIC-US.................................... $210,052  17,677  (28,145) 199,584
  HIC-UK....................................       --   6,646   (4,665)   1,981
                                             -------- ------- --------  -------
   Total.................................... $210,052  24,323  (32,810) 201,565
                                             ======== ======= ========  =======
 Earned premiums--
  HIC-US.................................... $204,508  20,345  (25,388) 199,465
  HIC-UK....................................       --   6,646   (4,665)   1,981
                                             -------- ------- --------  -------
   Total.................................... $204,508  26,991  (30,053) 201,446
                                             ======== ======= ========  =======
 Losses and loss adjustment expenses
  incurred--
  HIC-US.................................... $273,488 116,413 (108,222) 281,679
  HIC-UK....................................       --  71,676  (53,102)  18,574
                                             -------- ------- --------  -------
   Total.................................... $273,488 188,089 (161,324) 300,253
                                             ======== ======= ========  =======
Year ended December 31, 1994--
 Written premiums--
  HIC-US.................................... $234,277  41,288  (43,416) 232,149
  HIC-UK....................................       --  17,210   (6,161)  11,049
                                             -------- ------- --------  -------
   Total.................................... $234,277  58,498  (49,577) 243,198
                                             ======== ======= ========  =======
 Earned premiums--
  HIC-US.................................... $233,343  42,958  (45,674) 230,627
  HIC-UK....................................       --  17,210   (6,161)  11,049
                                             -------- ------- --------  -------
   Total.................................... $233,343  60,168  (51,835) 241,676
                                             ======== ======= ========  =======
 Losses and loss adjustment expenses
  incurred--
  HIC-US.................................... $169,330  48,874   (7,458) 210,746
  HIC-UK....................................       -- 161,534 (147,965)  13,569
                                             -------- ------- --------  -------
   Total.................................... $169,330 210,408 (155,423) 224,315
                                             ======== ======= ========  =======

                        HIGHLANDS INSURANCE GROUP, INC.

8. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

                                                     1996      1995      1994
                                                  ---------- --------- ---------
      Balance at January 1....................... $1,253,627 1,149,173 1,225,242
        Less--Reinsurance recoverables...........    599,558   557,096   627,285
                                                  ---------- --------- ---------
      Net balance at January 1...................    654,069   592,077   597,957
                                                  ---------- --------- ---------
      Incurred related to--
        Current year.............................    133,717   156,683   159,431
        Prior years--
          Asbestos...............................      4,645    50,027    10,160
          Environmental..........................      1,912    31,768    15,879
          All other..............................     16,315    61,775    38,845
                                                  ---------- --------- ---------
        Total prior years........................     22,872   143,570    64,884
                                                  ---------- --------- ---------
          Total incurred.........................    156,589   300,253   224,315
                                                  ---------- --------- ---------
      Paid related to--
        Current year.............................     37,020    39,846    45,609
        Prior years--
          Asbestos...............................      4,871    10,550     2,830
          Environmental..........................      2,984     6,080     3,650
          All other..............................    155,666   181,785   178,106
                                                  ---------- --------- ---------
        Total prior years........................    163,521   198,415   184,586
                                                  ---------- --------- ---------
          Total paid.............................    200,541   238,261   230,195
                                                  ---------- --------- ---------
          Net balance at December 31.............    610,117   654,069   592,077
          Add--Reinsurance recoverables..........    546,707   599,558   557,096
                                                  ---------- --------- ---------
      Balance at December 31..................... $1,156,824 1,253,627 1,149,173
                                                  ========== ========= =========

  As a result of changes in estimates of insured events in prior years, primarily environmental and pollution claims, the provision for losses and loss adjustment expenses (net of reinsurance recoveries of $(22.0) million, $152.9 million and $123.5 million for 1996, 1995 and 1994, respectively) increased by $22.9 million in 1996, $143.6 million in 1995 and $64.9 million in 1994.

  As the result of a review conducted in the third quarter of 1995, the Company increased loss and loss adjustment expense reserves by $117 million in the third quarter of 1995. The review process consisted of gathering new information and refining prior estimates, with a major focus on assumed reinsurance and overall environmental and asbestos exposures. For the years ended December 31, 1996, 1995 and 1994, the Company recognized $6.6 million, $81.8 million and $26.0 million, respectively, of adverse development related to environmental and asbestos exposures.

  Losses incurred related to prior years for all other is primarily related to Highlands (UK) and assumed casualty reinsurance exposures. Net reserve re-estimates for Highlands (UK) for 1996, 1995, and 1994 were $1.5 million, $18.6 million and $13.6 million, respectively, and relate primarily to catastrophe losses. Assumed casualty reinsurance net reserve re-estimates for 1996, 1995, and 1994 amounted to $3.5 million, $14.3 million, and $15.3 million, respectively.

                        HIGHLANDS INSURANCE GROUP, INC.

9. EMPLOYEE BENEFITS

  Highlands has a retirement and savings plan (defined contribution plan) for employees. All employees are eligible to participate in the plan following the completion of one year of service. Highlands' contributions are restricted to amounts authorized annually by the Highlands' board of directors. Employees, at their option, may contribute a portion of their eligible earnings to the plan. Retirement benefits are based on the balance in each employee's account, including the amount vested in employer contributions. The plan may be canceled at any time at the option of Highlands. Highlands' contributions to the plan for 1996, 1995 and 1994 were approximately $.6 million, $1.5 million and $1.6 million, respectively.

10. STOCK COMPENSATION PLANS

  At December 31, 1996, the Company had a stock-based compensation plan, which is described below. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, compensation cost has been recognized for the options granted to acquire Company Common Stock granted prior to the Distribution and prior to a market price for Company Common Stock. However, no compensation cost has been recognized for shares issued subsequent to the Distribution which are issued with an exercise price equal to the market value at date of grant. The compensation cost that has been charged against income for its stock-based plan was $.7 million for 1996. Had all compensation cost for the Company's stock-based compensation plan been determined pursuant to SFAS 123, the Company's net loss and loss per share would have increased $1.26 million and $.11, respectively, to the pro forma amounts indicated below (in thousands, except per share data):

                                                                        1996
                                                                       -------
      Net (loss).......................................... As reported $(5,343)
                                                           Pro forma   $(6,609)
      Net (loss) per common share......................... As reported $  (.47)
                                                           Pro forma   $  (.58)

  Pursuant to the Company's 1995 Stock Option Plan, HIC may grant either incentive stock options (ISO) or non-qualified stock options (NQSO). The exercise price for each share subject to an option will be an amount that the Compensation Committee determines, in its good faith judgment. In the case of ISOs, however, the exercise price per share shall not be less than the amount the Committee determines, in its good faith judgment, to be not less than 100% of the fair value of Company common stock on the date the option is granted. Options are typically exercisable over a period not in excess of ten years. The options generally vest over three to four years, or in full upon a change of control of the Company. The maximum number of shares that are reserved for issuance under all option plans is 750,000 at December 31, 1996. A summary of the status of the Company's stock option plans at December 31, 1996 and changes during the year ended on that date is presented below:

                                                               1996
                                                     -------------------------
                                                      SHARES  WEIGHTED-AVERAGE
                SHARES UNDER OPTION                   (000)    EXERCISE PRICE
                -------------------                  -------  ----------------
Outstanding at beginning of year....................      --       $   --
Granted............................................. 522,000        15.03
Exercised...........................................      --           --
Forfeited........................................... (36,000)       15.02
                                                     -------
Outstanding at end of year.......................... 486,000       $15.03
                                                     =======       ======
Options exercisable at year-end.....................    none
Weighted-average fair value of options granted
 during the year:
  Issued prior to the Distribution.................. $  9.92
  Issued equal to market value...................... $  7.88

                        HIGHLANDS INSURANCE GROUP, INC.

  Summarized information with respect to outstanding stock options at December 31, 1996, is as follows:

                       OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
          --------------------------------------------- ----------------------------
RANGE OF    NUMBER    WEIGHTED AVERAGE                    NUMBER
EXERCISE  OUTSTANDING    REMAINING     WEIGHTED AVERAGE EXERCISABLE WEIGHTED AVERAGE
 PRICES   AT 12/31/96 CONTRACTUAL LIFE  EXERCISE PRICE  AT 12/31/96  EXERCISE PRICE
--------  ----------- ---------------- ---------------- ----------- ----------------
$14.69
 to
 $21.13     486,000      9.0 years          $15.03           --            --

  The fair value of stock options granted during the year ended December 31, 1996 was $4.8 million. The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model.

  The following weighted average assumptions were used for grants in 1996: expected volatility of 15.0%, risk-free interest rate of 6.5%, expected life of 6.5 years and a dividend yield of 0%.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company has identified certain assets as financial instruments that require fair value disclosure. The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the Company's estimates of fair value are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Potential taxes and other transaction costs have not been considered in estimating fair value. As a number of the Company's significant assets (including deferred policy acquisition costs, property and equipment, and deferred taxes) and liabilities (loss and loss adjustment expense reserves) are not considered financial instruments, the disclosures that follow do not reflect the fair value of the Company as a whole.

  The carrying values and estimated fair values of financial instruments at December 31, 1996 and 1995, were as follows:

                                                     1996             1995
                                               ---------------- ----------------
                                               CARRYING  FAIR   CARRYING  FAIR
                                                VALUE    VALUE   VALUE    VALUE
                                               -------- ------- -------- -------
Assets:
  Fixed maturity securities................... $680,397 692,351 601,873  624,238
  Equity securities...........................   26,967  26,967  33,697   33,697
  Other invested assets.......................    3,770   3,770      --       --
  Cash and cash equivalents...................   49,484  49,484  85,176   85,176
  Premium installment receivables.............    4,145   4,145   8,237    8,237
  Accrued invested assets.....................   12,600  12,600  11,131   11,131
Liabilities:
  Convertible subordinated debentures.........   55,452  60,000      --       --

  Fair values for fixed maturity securities are based on quoted market prices, where available. If quoted market prices were not available, fair values were determined by dealers specializing in those securities. Equity securities are valued based on quoted market prices. Cash and cash equivalents, premium installment receivables, accrued investment income and other investments are valued at their carrying value as they are highly liquid financial assets with maturities of less than one year. The fair value for convertible subordinated debentures was estimated using discounted cash flow calculations based upon HIC's current incremental borrowing for similar types of borrowing arrangements.

                        HIGHLANDS INSURANCE GROUP, INC.

12. CONTINGENT LIABILITIES

 Loss and Loss Adjustment Expense Reserves

  The Company establishes loss reserves which are estimates of future payments of reported and unreported claims for losses and the related expenses with respect to insured events that have occurred. The process of establishing loss reserves is subject to uncertainties that are normal, recurring and inherent in the property and casualty business. The process requires reliance upon estimates based on available data that reflect past experience, current trends and other information and the exercise of informed judgment. As information develops that varies from experience, provides additional data or, in some cases, augments data that previously was not considered sufficient for use in determining reserves, changes in the Company's estimate of ultimate liabilities may be required. The effect of these changes, net of reinsurance, is charged or credited to income for the periods in which they are determined.

  Reserving for asbestos, environmental-related and certain other long-term exposure claims is subject to significant additional uncertainties that are not generally present for other types of claims. Developed case law and adequate claim history do not exist for such claims. Highlands and the insurance industry dispute coverage for certain environmental, pollution and asbestos liabilities of their policyholders. These claims differ from almost all others in that it is not often clear that an insurable event has occurred and which, if any, multiple policy years and insurers will be liable. These uncertainties prevent identification of applicable policy and policy limits until after a claim is reported and substantial time is spent (many years in some cases) resolving contract issues and determining facts necessary to evaluate the claim. If the courts continue in the future to expand the intent of the policies and the scope of the coverage as they have in the past, additional liabilities could emerge for amounts in excess of the current reserves held.

  The Company uses methods and assumptions that are consistent with prevailing actuarial practice and are modified periodically based on changes in circumstance. However, estimation of loss reserves for asbestos, environmental related and other long-term exposure claims is one of the most difficult aspects of establishing reserves, especially given the above uncertainties. Because of the significant uncertainties involved and the likelihood that these uncertainties will not be resolved in the near future, the Company believes that no meaningful range of loss and loss adjustment expense reserves beyond recorded reserves can be established.

  In management's judgment, information currently available has been appropriately considered in estimating the Company's loss reserves. However, future changes in estimates of the Company's liability for insured events may adversely affect results in future periods although such effects cannot be reasonably estimated.

 Proposition 103

  In November 1988, the State of California adopted by ballot initiative Proposition 103, a comprehensive system of regulation applicable to all property and casualty insurance written in California. Proposition 103 does not apply to workers' compensation insurance or reinsurance. Proposition 103 provided, among other things, that rates for automobile and certain other insurance policies issued or renewed on or after November 8, 1988 be rolled back to levels of November 8, 1987 and then reduced by an additional 20%. In January 1995, the State of California Department of Insurance ("DOI") notified the Company that it believed that the Company had a premium rollback obligation to policyholders under Proposition 103. On April 18, 1995, the DOI issued a Notice of Hearing Re Proposition 103 Rollback Exemption Application In the Matter of the Rate Rollback Liability of Highlands and Highlands Underwriters Insurance Company. Subsequent to the issuance of the Notice of Hearing, there was a Prehearing Conference Order and several motions regarding the extent and nature of discovery. On June 30, 1995, Highlands and Highlands Underwriters Insurance Company mailed a settlement offer to the Insurance Commissioner of the State of California, which was rejected by the Commissioner on July 18, 1995.

                        HIGHLANDS INSURANCE GROUP, INC.

In December of 1995, a decision was entered in the matter of Amwest Surety Insurance Company v. Pete Wilson, et al. In that case, the Supreme Court of the State of California determined that surety insurance would be subject to Proposition 103. There were hearings pursuant to the above-referenced Notice of Hearing during May and June of 1996 at which the DOI asserted that the rollback obligation of Highlands and Highlands Underwriters Insurance Company was $3.9 million, plus interest, for a total amount of $6.5 million. In connection with such hearing, the administrative law judge was expected to render a decision regarding the Company's rollback liability during the last quarter of 1996. Subsequent to the June of 1996 hearing, the Company re-evaluated its legal reserves, and such reserves were increased in the third quarter of 1996 by $1 million to reflect the Company's current estimate of its most probable loss. Settlement negotiations occurred during the fourth quarter of 1996, and as a result of the status of such negotiations, legal reserves were increased $1 million in the fourth quarter of 1996.

  On February 3, 1997, this matter was settled for $5.7 million and such amount is not in excess of current legal reserves and is not expected to have a material adverse effect on the financial condition of the Company. The settlement will be submitted to the Administrative Law Judge and the Commissioner of Insurance for their approval, and the Company has no reason to believe at this time that the settlement will not be approved. In the event the settlement is not approved, the Company will continue to defend this matter vigorously.

 Class Action Lawsuit

  On May 15, 1991, Weatherford Roofing Company and other plaintiffs commenced an action against Employers National Insurance Company in the 116th Texas State District Court in Dallas County, Texas, alleging that they had been overcharged for workers' compensation insurance. On April 23, 1992, the plaintiffs amended their petition to allege a class action on behalf of all employers overcharged for workers' compensation insurance purchased between 1987 and 1992 to cover Texas employees. On April 18, 1994, Highlands and Highlands Underwriters Insurance Company were added to the action as named defendants. The lawsuit, styled Weatherford Roofing Company, et al. v. Employers National Insurance Company (Case No. 91-05637), alleges, among other things, that the defendants conspired to charge rates of premium for retrospectively rated insurance policies that exceeded rates then permitted under applicable Texas law and regulations.

  On July 2, 1996, the named plaintiffs and a group of 14 insurance company defendants, including the Company, entered into a settlement agreement (the "Settlement Agreement"), and said agreement has received preliminary approval of the court. Pursuant to the terms of the Settlement Agreement, in July of 1996, notification of the settlement was published in several Texas newspapers and mailed to all insureds within the settlement class. The insureds that have elected to opt-out of the settlement will not impact Highlands or terminate the Settlement Agreement.

  Final approval of the Settlement Agreement was granted by the court in the fourth quarter of 1996 and the distribution of the settlement fund is now expected to occur in the first quarter of 1997. The time to appeal the approval of the Settlement Agreement has now expired. The Company's liability, pursuant to the terms of the Settlement Agreement, is not in excess of current legal reserves and is not expected to have a material adverse effect on the financial position of the Company.

 Other

  The Company is a party to various claims and legal actions arising in the ordinary course of its insurance business which, in the opinion of management, will not have a material effect on the Company's financial position or results of operations.

                        HIGHLANDS INSURANCE GROUP, INC.

 Leases

  At December 31, 1996, the Company was obligated under noncancelable operating leases, expiring on various dates through 2001, principally for office space and computer software. Future aggregate minimum rentals on noncancelable operating leases are as follows: $4.2 million in 1997, $4.0 million in 1998, $3.6 million in 1999, $1.8 million in 2000 and $3.2 million for all remaining years thereafter.

  The Company's gross rental expense was approximately $4.5 million, $5.3 million and $5.1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

 Year 2000

  The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.

13. SEGMENT INFORMATION

  In the normal course of business, the Company underwrites risks of Halliburton and various subsidiaries and affiliates of Halliburton. During 1996, 1995 and 1994 , net premiums earned from Halliburton aggregated approximately $30.7 million, $54.2 million and $41.7 million, respectively.

  A portion of this business is retrospectively rated, meaning that ultimate premiums will approximate ultimate losses plus certain expenses. Premiums due from Halliburton under these retrospective arrangements were approximately $68.4 million and $78.3 million at December 31, 1996 and 1995, respectively.

  A portion of the Company's business is conducted in the United Kingdom. The following summary presents the Company's business by geographic segments (in thousands).

                                                  YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                  1996       1995       1994
                                               ----------  ---------  ---------
      Revenues:
        Domestic.............................. $  199,100    246,376    276,484
        United Kingdom........................      5,135      6,217     13,822
                                               ----------  ---------  ---------
                                               $  204,235    252,593    290,306
                                               ==========  =========  =========
      Income (loss) before income taxes:
        Domestic.............................. $  (15,954)   (94,075)    16,880
        United Kingdom........................     (1,487)   (26,667)   (14,597)
                                               ----------  ---------  ---------
                                               $ (17,441)   (120,742)     2,283
                                               ==========  =========  =========
      Identifiable Assets:
        Domestic.............................. $1,315,359  1,353,918  1,273,732
        United Kingdom........................    250,672    282,173    265,686
                                               ----------  ---------  ---------
                                               $1,566,031  1,636,091  1,539,418
                                               ==========  =========  =========

                        HIGHLANDS INSURANCE GROUP, INC.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following quarterly financial information for each of the three months ended March 31, June 30, September 30 and December 31, 1996 and 1995 is unaudited. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results of operations for such periods, have been made for a fair presentation of the results shown.

                                                        JUNE              DEC.
                QUARTER ENDED                 MARCH 31   30    SEPT. 30    31
                -------------                 -------- ------  --------  ------
1996
  Net premiums earned........................ $46,836  40,018    35,057  30,137
  Total revenues.............................  59,963  52,932    47,814  43,526
  Total expenses.............................  59,699  57,158    46,333  58,486
  Net income (loss)..........................     214  (3,506)    1,233  (3,284)
  Net income (loss) per common share.........     .02    (.31)      .11    (.29)
1995
  Net premiums earned........................ $43,519  69,535    51,272  37,120
  Total revenues.............................  55,893  81,722    65,838  49,140
  Total expenses.............................  53,594  78,843   189,081  51,817
  Net income (loss)..........................   2,299   2,879  (123,243) (2,677)
  Net income (loss) per common share.........     .20     .25    (10.77)   (.23)

                                                                     APPENDIX B

                        HIGHLANDS INSURANCE GROUP, INC.

                            1995 STOCK OPTION PLAN

1. PURPOSES

  Highlands Insurance Group, Inc., a Delaware corporation (the "Company"), has adopted this 1995 Stock Option Plan (the "Plan") to provide for the granting to certain Key Employees (as hereinafter defined) of:

    (a) incentive stock options ("Incentive Options") within the meaning of
  Section 422 of the Internal Revenue Code of 1986, as amended (the "Code");
  and

    (b) stock options that do not meet the requirements for Incentive Options ("Non-Qualified Options" and, together with Incentive Options, "Options").

  The purpose of the Plan is to provide an incentive for Key Employees to remain in the service of the Company and its subsidiaries, to extend to them an opportunity to acquire a proprietary interest in the Company, and thereby create in such Key Employees an increased interest in and a greater concern for the welfare of the Company and its subsidiaries, and to aid the Company in attracting able persons to enter the service of the Company and its subsidiaries.

  The Options offered pursuant to the Plan are a matter of separate inducement and are not in lieu of any salary or other compensation for the services of any Key Employee.

  The Company makes no warranty as to the qualification of any Option as an Incentive Option.

2. STOCK SUBJECT TO THE PLAN

  Subject to the provisions of Section 11 hereof, the total number of shares of common stock, $.01 par value per share, of the Company ("Common Stock") which either may be purchased pursuant to the exercise of Options granted under the Plan (the "Shares") shall not exceed, in the aggregate, 350,000 Shares, with no individual optionee to receive in excess of 100,000 Shares.

  Shares available for issuance under the Plan may be either authorized but unissued Shares, Shares of issued stock held in the Company's treasury, or both, at the discretion of the Company. If and to the extent that Options granted under the Plan expire, are cancelled or terminate without having been exercised, such Shares may again be subject to issuance under the Plan.

  As used in the Plan, the term "parent corporation" and "subsidiary corporation" shall mean a corporation within the definitions of such terms contained in Sections 424(e) and 424(f) of the Code, respectively.

3. ADMINISTRATION

  The board of directors of the Company (the "Board of Directors") shall designate from among its members a committee, which may also be any other committee of the Board of Directors (the "Committee"), to administer the Plan. The Committee shall consist of no fewer than two (2) members of the Board of Directors, each of whom shall be (i) a "disinterested person" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) an "outside director" within the meaning of Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum and the act of a majority of the members of the Committee shall be the act of the Committee. Any member of the Committee may be removed at any time either with or without cause by resolution adopted by the Board of Directors and any vacancy on the Committee at any time may be filled by resolution adopted by the Board of Directors.

  Any and all powers and functions of the Committee may be exercised at any time and from time to time by the Board of Directors or an executive committee of the Board of Directors (the "Executive Committee";

references below to the Committee shall be deemed to include references to the Board of Directors and the Executive Committee, except as the context otherwise requires); provided, however, that all of the members of the Board of Directors or the Executive Committee, as the case may be, shall be (i) "disinterested persons" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Exchange Act and (ii) "outside directors" within the meaning of Section 162(m) of the Code.

  Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole discretion, to determine the Key Employees to whom Options shall be granted, the time when such persons shall be granted Options, the number of Shares which shall be subject to each Option, the purchase price of each Share which shall be subject to each Option, the period(s) during which such Options shall be exercisable (whether in whole or part), and the other terms and provisions thereof (which need not be identical).

  Subject to the express provisions of the Plan, the Committee also shall have the authority to construe the Plan and the Options granted hereunder, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the Options (which need not be identical) and to make all other determinations necessary or advisable for administering the Plan. The Committee also shall have the authority to require, in its discretion, as a condition of the granting of any such Option, that the Key Employee agree (a) not to sell or otherwise dispose of Shares acquired pursuant to the exercise of such Option for a period of six (6) months following the date of the acquisition of such Option and (b) that in the event of termination of employment of such employee, other than as a result of dismissal without cause or Termination For Good Reason (as defined in Section 7 herein), such employee will not, for a period to be fixed at the time of the grant of the Option, enter into any other employment or participate directly or indirectly in any other business or enterprise which is competitive with the business of the Company or any subsidiary corporation or parent corporation of the Company, or enter into any employment in which such employee will be called upon to utilize special knowledge obtained through employment with the Company or any subsidiary corporation or parent corporation thereof. Any officer of the Company or any subsidiary corporation or parent corporation who is subject to the reporting requirements of Section 16(a) of the Exchange Act (or any successor provision) shall not be entitled to sell or otherwise dispose of any Shares acquired upon the exercise of any Option for a period of six (6) months from the date such Option was granted.

  Any determination of the Committee on the matters referred to in this
Section 3 shall be conclusive.

  The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or such subsidiary corporation or parent corporation of the Company whose employees have benefitted from the Plan, as determined by the Committee. No member or former member of the Board of Directors, the Executive Committee or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Options granted hereunder.

4. ELIGIBILITY

  Options may be granted only to employees (including officers but not directors) of the Company or any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired, whom the Committee identifies as having a direct and significant effect on the performance of the Company or any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired (a "Key Employee"). In determining the Key Employees to whom Options shall be granted and the number of Shares for which Options are to be granted to each Key Employee, the Committee shall give due consideration to the length of service, performance, the amount of earnings and the responsibilities and duties of such person.

  The Plan does not create a right in any person to participate in, or be granted Options under, the Plan.

5. OPTION PRICE AND PAYMENT

  The price for each Share purchasable under any Non-Qualified Option granted hereunder shall be determined by the Committee in its good faith judgment.

  The price for each Share purchasable under any Incentive Option granted hereunder shall be determined by the Committee in its good faith judgment, but shall not be less than one hundred percent (100%) of the Fair Market Value per Share at the date the Option is granted; provided, however, that in the case of an Incentive Option granted to a Key Employee who, at the time such Option is granted, owns shares of the Company or any subsidiary corporation or parent corporation representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary corporation or parent corporation, the purchase price for each Share shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share at the date the Incentive Option is granted. In determining the stock ownership of a Key Employee for any purpose under the Plan, the rules of
Section 424(d) of the Code shall be applied, and the Committee may rely on representations of fact made to it by the Key Employee and believed by it to be true.

  For purposes of the Plan, Fair Market Value, with respect to any date of determination, means:

    (i) if the Shares are listed or admitted to trading on a national securities exchange in the United States or reported through the National Association of Securities Dealers Automated Quotation System--National Market System ("NASDAQ-NMS"), then the closing sale price on such exchange or NASDAQ-NMS on such date or, if no trading occurred or quotations were available on such date, then on the closest preceding date on which the Shares were traded or quoted; or

    (ii) if not so listed or reported but a regular, active public market for the Shares exists (as determined in the sole discretion of the Committee, whose decision shall be conclusive and binding), then the average of the closing bid and ask quotations per Share in the over-the-counter market for such Shares in the United States on such date or, if no such quotations are available on such date, then on the closest date preceding such date. For purposes of the foregoing, a market in which trading is sporadic and the ask quotations generally exceed the bid quotations by more than 15% shall not be deemed to be a "regular, active public market."

  If the Committee determines that a regular, active public market does not exist for the Shares, the Committee shall determine the Fair Market Value of the Shares in its good faith judgment based on the total number of shares of Common Stock then outstanding, taking into account all outstanding options, warrants, rights or other securities exercisable or exchangeable for, or convertible into, shares of Common Stock.

  Upon the exercise of an Option granted hereunder, the Company shall cause the purchased Shares to be issued only when it shall have received the full purchase price therefor in cash; provided, however, that in lieu of cash, the holder of an Option may, if the terms of such Option so provide and to the extent permitted by applicable law, exercise an Option in whole or in part,
(i) by delivering to the Company shares of Common Stock of the Company (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by such holder, or (ii) in the case of an Option which is not an Incentive Option, by the withholding of shares of Common Stock of the Company for which an Option is exercisable, in either case having a Fair Market Value equal to the cash exercise price applicable to that portion of the Option being exercised, the Fair Market Value of the shares of Common Stock so delivered or withheld to be determined as of the date immediately preceding the date of exercise, or as otherwise may be required to comply with or conform to the requirements of any applicable law or regulations.

6. TERMS OF OPTIONS AND LIMITATIONS ON THE RIGHT OF EXERCISE

  Any Option granted hereunder shall be exercisable at such times, in such amounts and during such period or periods as the Committee shall determine at the date of the grant of such Option; provided, however, that an Incentive Option shall not be exercisable after the expiration of ten (10) years from the date such Option is granted; provided, further, that in the case of an Incentive Option granted to a person who, at the time such Incentive Option is granted, owns stock of the Company or any subsidiary corporation or parent corporation of the Company representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any subsidiary corporation or parent corporation of the Company, such Incentive Option shall not be exercisable after the expiration of five (5) years from the date such Incentive Option is granted.

  The Committee shall have the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, rights to exercise any Option granted hereunder.

  To the extent that an Option is not exercised within the period of exercisability specified therein, it shall expire as to the then unexercised part.

  Except as otherwise provided under the Code, to the extent that the aggregate Fair Market Value of stock for which Incentive Options (under all stock option plans of the Company and of any parent corporation or subsidiary corporation of the Company) are exercisable for the first time by an employee during any calendar year exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Non-Qualified Options. For purposes of this limitation, (a) the Fair Market Value of stock is determined as of the time the Option is granted and (b) the limitation will be applied by taking into account Options in the order in which they were granted.

  In no event shall an Option granted hereunder be exercised for a fraction of a Share or for less than one hundred (100) Shares (unless the number purchased is the total balance for which the Option is then exercisable).

  A person entitled to receive Shares upon the exercise of an Option shall not have the rights of a shareholder with respect to such Shares until the date of issuance of a stock certificate to him or her for such Shares; provided, however, that until such stock certificate is issued, any holder of an Option using previously acquired shares of Common Stock in payment of an Option exercise price shall continue to have the rights of a shareholder with respect to such previously acquired shares of Common Stock.

7. TERMINATION OF EMPLOYMENT

  Upon termination of employment of any Key Employee with the Company and all subsidiary corporations and parent corporations of the Company, any Option previously granted to such employee, unless otherwise specified by the Committee in the Option shall, to the extent not theretofore exercised, terminate and become null and void; provided, however, that:

    A. if any Key Employee shall die while in the employ of such corporation or during either the one (1) year or three (3) month period, whichever is applicable, specified in clauses (B) and (C) below, any Option granted hereunder, unless otherwise specified by the Committee in the Option, shall be exercisable for any or all of such number of Shares that such employee is entitled to exercise at the time of death, by the legal representative of such employee or such person who acquired such Option by bequest or inheritance or by reason of the death of such employee, at any time up to and including one (1) year after the date of death;

    B. if the employment of any Key Employee shall terminate by reason of such employee's disability (as described in Section 22(e)(3) of the Code), any Option granted hereunder, unless otherwise specified by the Committee in the Option, shall be exercisable for any or all of such number of Shares that such employee is entitled to exercise at the effective date of termination of employment by reason of disability, at any time up to and including one (1) year after the effective date of such termination of employment;

    C. if the employment of any Key Employee shall terminate (i) by reason of the employee's retirement (at such age or upon such conditions as shall be specified by the Committee) or (ii) by the employer other than for cause (as defined below), such Option, unless otherwise specified by the Committee in the Option, shall be exercisable for any or all of such number of Shares that such employee is entitled to exercise at the effective date of termination of employment, at any time up to and including three (3) months after the effective date of such termination of employment; and

  None of the events described above shall extend the period of exercisability of the Option beyond the expiration date thereof.

  If an Option granted hereunder shall be exercised by the legal representative of a deceased grantee or by a person who acquired an Option granted hereunder by bequest or inheritance or by reason of the death of any employee or former employee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Option.

  For purposes of the Plan, the term "for cause" shall mean (a) with respect to an employee who is a party to a written employment agreement with, or, alternatively, participates in a compensation or benefit plan (other than the Plan) of, the Company or a subsidiary corporation or parent corporation of the Company, which agreement or plan contains a definition of "for cause" or "cause" (or words of like import) for purposes of termination of employment or services thereunder by the Company or such subsidiary corporation or parent corporation of the Company, "for cause" or "cause" as defined therein (if an employee is both party to an employment agreement and participates in such a plan, the definition contained in such employment agreement shall control); or
(b) in all other cases, as determined by the Committee, in its sole discretion, (i) the willful commission by an employee of an act that causes or may cause substantial damage to the Company or a subsidiary corporation or parent corporation of the Company; (ii) the commission by an employee of an act of fraud in the performance of such employee's duties on behalf of the Company or a subsidiary corporation or parent corporation of the Company;
(iii) conviction of the employee for commission of a felony in connection with the performance of his duties on behalf of the Company or a subsidiary corporation or parent corporation of the Company; or (iv) the continuing failure of an employee to perform the duties of such employee to the Company or a subsidiary corporation or parent corporation of the Company that has not been cured within 15 days after written notice thereof has been given to the employee by the Committee.

  For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of determination, the individual was an "employee" of such corporation for purposes of Section 422(a) of the Code. If an individual is on leave of absence taken with the consent of the corporation by which such individual was employed, or is on active military service, and is determined to be an "employee" for purposes of the exercise of an Option, such individual shall not be entitled to exercise such Option during such period and while the employment is treated as continuing intact unless such individual shall have obtained the prior written consent of such corporation, which consent shall be signed by the chairman of the board of directors, the president, a senior vice-president or other duly authorized officer of such corporation.

  A termination of employment shall not be deemed to occur by reason of (i) the transfer of an employee from employment by the Company to employment by a subsidiary corporation or a parent corporation of the Company or (ii) the transfer of an employee from employment by a subsidiary corporation or a parent corporation of the Company to employment by the Company or by another subsidiary corporation or parent corporation of the Company.

8. EXERCISE OF OPTIONS

  Subject to the limitations on exercise referred to in Sections 6 and 7 hereof, Options granted under the Plan shall be exercised by the optionee as to all or part of the Shares covered thereby by giving written notice of exercise to the Corporate Secretary of the Company at the principal business office of the Company, specifying the number of Shares to be purchased and specifying a business day not more than ten (10) days from the date such notice is given for the payment of the purchase price against delivery of the Shares being purchased. Subject to the terms of Sections 13, 14 and 15 hereof, the Company shall cause certificates for the Shares so purchased to be delivered at the principal business office of the Company, against payment of the full purchase price, on the date specified in the notice of exercise.

9. USE OF PROCEEDS

  The cash proceeds of the sale of Shares subject to the Options granted hereunder are to be added to the general funds of the Company and used for its general corporate purposes as the Board of Directors shall determine.

10. NON-TRANSFERABILITY OF OPTIONS

  An Option granted hereunder shall not be transferable, whether by operation of law or otherwise, other than by will or the laws of descent and distribution, and any Option granted hereunder shall be exercisable, during the lifetime of the holder, only by such holder or such holder's legal representative if such holder is incapacitated. Except to the extent provided above, Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

11. ADJUSTMENT OF SHARES; EFFECT OF CERTAIN TRANSACTIONS

  Notwithstanding any other provision contained herein, in the event of any change in the Shares subject to the Plan or to any Option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in the capital structure of the Company), an adjustment shall be made to each outstanding Option such that each such Option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Shares subject to such Option had such Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur; provided, however, no adjustments will be made with respect to any of the matters mentioned herein which result from transactions contemplated by the Distribution Agreement dated October 10, 1995, by and between Halliburton Company and the Company, or the Investment Agreement dated October 10, 1995, by and among Halliburton Company, the Company, Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda), L.P. The term "Shares" after any such change shall refer to the securities, cash and/or property then receivable upon exercise of an Option. In addition, in the event of any such change, the Committee shall make any further adjustment to the maximum number of Shares which may be acquired under the Plan pursuant to the exercise of Options, the maximum number of Shares for which Options may be granted to any one employee and the number of Shares and price per Share subject to outstanding Options as shall be equitable to prevent dilution or enlargement of rights under such Options, and the determination of the Committee as to these matters shall be conclusive and binding on the optionee; provided, however, that (a) each such adjustment with respect to an Incentive Option shall comply with the rules of Section 424(a) of the Code (or any successor provision) and (b) in no event shall any adjustment be made which would render any Incentive Option granted hereunder other than an "incentive stock option" as defined in Section 422 of the Code.

  In the event of a "change in control" of the Company, all then outstanding Options shall immediately become exercisable. For purposes of the Plan, a "change in control" of the Company shall occur if (a) any person or other entity (other than any of the Company's subsidiaries), including any person as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the "Voting Stock"), (b) the Board of Directors approves the sale of all or substantially all of the property or assets of the Company, or (c) the Board of Directors approves a consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the Voting Stock of the surviving entity.

  The Committee, in its sole discretion, may determine that, upon the occurrence of a transaction described in the preceding paragraph, each Option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each Share subject to such Option, an amount equal to the excess of the fair market value of such Shares immediately prior to the occurrence of such transaction over the exercise price per Share of such Option; such amount shall be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Committee in its discretion shall determine. The provisions contained in the preceding sentence shall be inapplicable to an Option granted within six (6) months before the occurrence of a change in control if the holder of such Option is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exemption from liability under Section 16(b) is otherwise available to such holder.

12. RIGHT TO TERMINATE EMPLOYMENT

  The Plan shall not impose any obligation on the Company or on any subsidiary corporation or parent corporation thereof to continue the employment or directorship of any holder of an Award and it shall not impose any obligation on the part of any holder of an Award to remain in the employ or service of the Company or of any subsidiary corporation or parent corporation thereof.

13. PURCHASE FOR INVESTMENT

  Except as hereinafter provided, the Committee may require the holder of an Award granted hereunder, as a condition of exercise of such Option, in the event the Shares subject to such Option are not registered pursuant to an effective registration statement under the Securities Act, and applicable state securities laws, to execute and deliver to the Company a written statement, in form satisfactory to the Committee, in which such holder (1) represents and warrants that such holder is purchasing or acquiring the Shares acquired thereunder for such holder's own account, for investment only and not with a view to the resale or distribution thereof in violation of any federal or state securities laws, and (2) agrees that any subsequent resale or distribution of any of such Shares shall be made only pursuant to either (i) an effective registration statement under the Securities Act covering such Shares and under applicable state securities laws or (ii) specific exemptions from the registration requirements of the Securities Act and any applicable state securities laws, based on a written opinion of counsel, in form and substance satisfactory to counsel for the Company, as to the application thereto of any such exemptions.

  Nothing herein shall be construed as requiring the Company to register Shares issued pursuant to an Award under the Securities Act or any state securities law and, to the extent deemed necessary by the Company, Shares issued pursuant to an Award may contain a legend to the effect that registration rights had not been granted with respect to such Shares.

14. ISSUANCE OF STOCK CERTIFICATES; LEGENDS; PAYMENT OF EXPENSES

  Upon any exercise of an Option granted hereunder and payment of the purchase price therefor, a certificate or certificates representing the Shares shall be issued by the Company in the name of the person exercising the Option and shall be delivered to or upon the order of such person.

  The Company may endorse such legend or legends upon the certificates for Shares issued pursuant to the Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such Shares as the Committee, in its sole discretion, determines to be necessary or appropriate to (a) prevent a violation of, or to comply with the procedures for an exemption from, the registration requirements of the Securities Act, (b) implement the provisions of the Plan and any agreement between the Company and the grantee with respect to such Shares or (c) permit the Company to determine the occurrence of a disqualifying disposition, as described in Section 421(b) of the Code, of Shares transferred upon exercise of an Incentive Option granted under the Plan.

  The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer, except fees and expenses which may be necessitated by the filing or amending of a registration statement under the Securities Act, which fees and expenses shall be borne by the recipient of the Shares unless such registration statement has been filed by the Company for its own corporate purposes (and the Company so states) in which event the recipient of the Shares shall bear only such fees and expenses as are attributable solely to the inclusion of the Shares a grantee receives in the registration statement.

  All Shares issued as provided herein shall be fully paid and nonassessable to the extent permitted by law.

15. WITHHOLDING TAXES

  The Company may require an employee exercising a Non-Qualified Option granted hereunder or disposing of Shares acquired pursuant to the exercise of an Incentive Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code), to reimburse the corporation which employs such employee for any taxes required by any governmental regulatory authority to be withheld or otherwise deducted and paid by such corporation in respect of the issuance or disposition of such Shares. In lieu thereof, the corporation which employs such employee shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the employee upon such terms and conditions as the Committee shall prescribe. The corporation that employs such employee may, in its discretion, hold the stock certificate to which such employee is entitled upon the exercise of an Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated. In addition, at any time that the Company becomes subject to a withholding obligation under applicable law with respect to the exercise of a Non-Qualified Option (the "Tax Date"), except as set forth below, a holder of a Non-Qualified Option may elect to satisfy, in whole or in part, the holder's related personal tax liabilities (an "Election") by (a) directing the Company to withhold from Shares issuable in the related exercise or grant, as applicable, either a specified number of Shares or Shares having a specified value (in each case not in excess of the related personal tax liabilities), (b) tendering shares of the Company's Common Stock owned by the holder or (c) combining any or all of the foregoing Elections in any fashion. An Election shall be irrevocable. The withheld Shares and other shares of Common Stock tendered in payment shall be valued at their Fair Market Value on the Tax Date. The Committee may disapprove of any Election, suspend or terminate the right to make Elections or provide that the right to make Elections shall not apply to particular Shares or exercises. The Committee may impose any additional conditions or restrictions on the right to make an Election as it shall deem appropriate. In addition, the Company shall be authorized, without the prior written consent of the employee, to effect any such withholding upon exercise of a Non-Qualified Option by retention of Shares issuable upon such exercise having a Fair Market Value at the date of exercise (as determined under Section 5) which is equal to the amount to be withheld; provided, however, that the Company shall not be authorized to effect such withholding without the prior written consent of the employee if such withholding would subject such employee to liability under Section 16(b) of the Exchange Act. The Committee may prescribe such rules as it determines with respect to employees and directors subject to the reporting requirements of Section 16(a) of the Exchange Act to effect such tax withholding in compliance with the Rules established by the Securities and Exchange Commission (the "Commission") under
Section 16 of the Exchange Act and the positions of the staff of the Commission thereunder expressed in no-action letters exempting such tax withholding from liability under Section 16(b) of the Exchange Act.

16. LISTING OF SHARES AND RELATED MATTERS

  If at any time the Committee shall determine that the listing, registration or qualification of the Shares subject to an Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award, or the issuance of Shares thereunder, such Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

17. AMENDMENT OF THE PLAN

  The Board of Directors may, from time to time, amend the Plan, provided that no amendment shall be made, without the approval of the shareholders of the Company, that will (a) increase the total number of Shares reserved for Options under the Plan or the maximum number of Shares for which Options may be granted to any one individual (other than an increase resulting from an adjustment provided for in Section 11 hereof), (b) reduce the exercise price of any Incentive Option granted hereunder, (c) modify the provisions of the Plan relating to eligibility, or (d) materially increase the benefits accruing to participants under the Plan. The Committee shall be authorized to amend the Plan and the Options granted thereunder to permit the Incentive Options granted thereunder to qualify as "incentive stock options" within the meaning of Section 422 of the Code and the

Treasury Regulations promulgated thereunder. The rights and obligations under any Award granted before amendment of the Plan or any portion of such Award that remains unexercised or subject to restriction, as applicable, shall not be adversely affected by amendment of the Plan or the Award without the consent of the holder of such Award.

18. TERMINATION OR SUSPENSION OF THE PLAN

  The Board of Directors may at any time suspend or terminate the Plan. The Plan, unless sooner terminated under Section 22 or by action of the Board of Directors, shall terminate at the close of business on the Termination Date. Options may not be granted while the Plan is suspended or after it is terminated. Rights and obligations under any Award granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except upon the consent of the person to whom the Award was granted. The power of the Committee to construe and administer any Options under Section 3 that are granted prior to the termination or suspension of the Plan shall continue after such termination or during such suspension.

19. SAVINGS PROVISION

  With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 (or any successor provision) under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

20. GOVERNING LAW

  All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. Questions arising with respect to the provisions of an agreement whereby an Option is granted that are matters of contract law shall be governed by the laws of the State of Texas, without giving effect to any conflict of law provisions, except to the extent Delaware corporate law conflicts with the contract law of the State of Texas, in which event Delaware corporate law, without giving effect to any conflict of law provisions thereof, shall govern.

21. PARTIAL INVALIDITY

  The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

22. EFFECTIVE DATE; DURATION

  The Plan shall become effective on the date on which it is approved by the Board of Directors of the Company or, if earlier, the date it is approved by the stockholders of the Company (the "Effective Date"); provided, however, that if the Plan is not approved by a vote of the shareholders of the Company at an annual meeting or any special meeting within twelve (12) months before or after the Effective Date, the Plan and any Options granted thereunder shall terminate. No Options may be granted hereunder after the date that is ten (10) years after the Effective Date.

                                                                     APPENDIX C

                        HIGHLANDS INSURANCE GROUP, INC.

                             ANNUAL INCENTIVE PLAN
                       (EFFECTIVE AS OF JANUARY 1, 1997)

  1. Purpose.

  The purposes of the Plan are to enable the Company, its Divisions and its Insurance Subsidiaries (as each such term is defined below) to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the performance of the Company, its Divisions and its Insurance Subsidiaries. The Plan is designed to assure that amounts paid to certain executive officers of the Company and its subsidiaries will not fail to be deductible by the Company for federal income tax purposes because of the limitations imposed by Section 162(m).

  2. Definitions.

  Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

  (a) "Adjusted Bonus Amount" shall mean, with respect to each annual bonus payable to a Participant under Section 5, an amount equal to the annual bonus as determined under Sections 4(a) and 4(b) based upon the applicable Combined Ratio as adjusted by the Company based on actual claims experience no later than 90 days after the end of each year, such adjustment, if any, to be made in each of the three years following the year in which such Combined Ratio is initially determined.

  (b) "Board" shall mean the Board of Directors of the Company.

  (c) "Bonus Attainment Percent Schedule" shall mean, with respect to any year, a schedule established by the Committee pursuant to Section 4(a) which shall set forth the annual bonus, if any, that will be payable hereunder to a Participant or group of Participants based on the extent to which the actual applicable Combined Ratio exceeds the applicable COR Target for such year.

  (d) "Combined Ratio" shall mean, with respect to the Company, a Division or an Insurance Subsidiary and for any accident year, the combined ratio (accident year loss ratio plus calendar year expense ratio for such year) of such entity as determined by the Company for such accident year based on the books and records of the Company, its Divisions and its Insurance Subsidiaries, as applicable, and as reflected on the basis of generally accepted accounting principles and as approved by the Board.

  (e) "Committee" shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an "outside director" within the meaning of Section 162(m).

  (f) "Company" shall mean Highlands Insurance Group, Inc.

  (g) "COR Target" shall mean, with respect to the Company, a Division or an Insurance Subsidiary and for any year, the target Combined Ratio established by the Committee pursuant to Section 4(a) that must be achieved in order for an applicable Participant to receive the maximum bonus for such year.

  (h) "Covered Employee" shall have the meaning set forth in Section 162(m).

  (i) "Divisions" shall mean the Commercial Insurance, Insurance Services and Special Accounts divisions of the Company and any other business unit of the Company designated as a Division by the Board (each, a "Division").

  (j) "Insurance Subsidiaries" shall mean any subsidiary of the Company which, either directly or through subsidiaries, is engaged in the insurance business and has been designated as an Insurance Subsidiary by the Board (each, an "Insurance Subsidiary").

  (k) "Participant" shall mean each executive officer or key employee of the Company, a Division or an Insurance Subsidiary who the Committee designates as a participant under the Plan.

  (l) "Plan" shall mean the Highlands Insurance Group, Inc. Annual Incentive Plan, as set forth herein and as amended from time to time.

  (m) "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (including any proposed regulations).

  3. Administration.

  The Committee shall administer and interpret the Plan, provided that, in no event, shall the Plan be interpreted in a manner which would cause any amount payable under the Plan to any Covered Employee to fail to qualify as performance-based compensation under Section 162(m). The Committee shall establish the COR Target with respect to the Company, each Division and each Insurance Subsidiary for any calendar year in accordance with Section 4 and certify whether and the extent to which such objective has been attained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or its subsidiaries) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

  4. Bonuses.

  (a) COR Targets and Bonus Attainment Percent Schedules. On or before the ninetieth day of each year (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish and set forth in writing, the COR Target for each of the Company, each Division and each Insurance Subsidiary and the Bonus Attainment Percent Schedule for each Participant or group of Participants based on the applicable COR target. Unless otherwise provided pursuant to the terms of a written contract between a Participant and the Company or one of its subsidiaries, the applicable COR Target with respect to a Participant (i) who is an employee of a single Division or a single Insurance Subsidiary, or whose principal activities are tied to a single Division or Insurance Subsidiary, shall be the COR Target of the applicable Division or Insurance Subsidiary, (ii) who is employed in a capacity in which the Participant's responsibilities include more than one Division or Insurance Subsidiary, shall be the combined COR Target for two or more Divisions or Insurance Subsidiaries as designated by the Board or the Committee and (iii) otherwise, shall be the COR Target of the Company. The Committee shall notify each Participant of the COR Target and the Bonus Attainment Percent Schedule applicable to him or her.

  (b) Maximum Amount Payable. If the Committee certifies in writing that a COR Target established for the applicable year under Section 4(a) has been achieved, each applicable Participant shall be entitled to receive an annual bonus in an amount equal to the lesser of (i) $925,000 or (ii) a specified percentage of such Participant's annual base salary as in effect as of January 1 of such calendar year, which percentage shall have been specified by the Committee within the first 90 days of such year, subject to the provisions of
Section 5(a). If the actual Combined Ratio for the applicable year is greater than the applicable COR Target for such year as certified in writing by the Committee, each such Participant shall be entitled to receive an annual bonus, if any, as determined pursuant the Bonus Attainment Percent Schedule for such year, which bonus shall not exceed the lesser of (i) $925,000 or (ii) the applicable percentage of such Participant's annual base salary as in effect at the beginning of such calendar year, subject to the provisions of Section 5(a).

  (c) Negative Discretion. Notwithstanding anything else contained in Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

  (d) Performance Evaluation. Notwithstanding any other provision in the Plan to the contrary, a Participant must receive a performance evaluation for the applicable year with a rating of 2.0 ("effective") or higher in order to be eligible to receive an annual bonus for that year or any portion thereof and the Committee, in its absolute discretion, shall have the right to reduce the amount payable to a Participant pursuant to Section 4(e) if such Participant received a rating less than 4.0 ("exceptional").

  5. Payment.

  (a) Installments. Each Participant's annual bonus shall be payable in four equal annual installments, subject to certain adjustments set forth in Section 5(b), commencing no later than 90 days after the end of the applicable year; provided that such Participant is an employee of the Company or any of its subsidiaries, or has terminated employment due to retirement under the terms of any retirement plan maintained by the Company or any of its subsidiaries, at the time each such installment is to be paid.

  (b) Adjusted Bonus Amount. Notwithstanding anything to the contrary contained herein, prior to the payment of the second, third and fourth annual installments of each Participant's annual bonus, the Adjusted Bonus Amount will be determined by the Committee after consultation with the appropriate actuarial department(s) of the Company's subsidiary(ies), subject in each case to the maximum set forth in Section 4(b) above. Subject to Sections 4(c) and 4(d), the second annual installment payable to the Participant shall be equal to the excess, if any, of (i) 50% of the Adjusted Bonus Amount over (ii) the first installment actually paid to such Participant. Subject to Sections 4(c) and 4(d), the third annual installment payable to the Participant shall be equal to the excess, if any, of (i) 75% of the Adjusted Bonus Amount over (ii) the aggregate of the first and second installments actually paid to such Participant. Subject to Sections 4(c) and 4(d), the fourth annual installment payable to the Participant shall be equal to the excess, if any, of (i) the Adjusted Bonus Amount over (ii) the aggregate of the first, second and third installments actually paid to such Participant.

  (c) Deficit. To the extent that any excess bonus payments have been made to a Participant with respect to a given year based on the Adjusted Bonus Amount for such year, such excess payments may be offset against bonus installments due with respect to subsequent years.

  6. General Provisions.

  (a) Effectiveness of the Plan. The Plan shall be effective with respect to calendar years beginning on or after January 1, 1997 and ending on or before December 31, 2001, unless the term hereof is extended by action of the Board.

  (b) Amendment and Termination. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall, without the consent of the applicable Participant, adversely affect the rights of any Participant in respect of any calendar year which has already commenced, and no such amendment shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

  (c) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or cancelled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

  (d) No Right of Continued Employment. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

  (e) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any of its subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its subsidiaries as a result of any such action.

  (f) Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.

  (g) Withholding. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or any of its subsidiaries is required at law to deduct and withhold from such payment.

  (h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

  (i) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

  (j) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

                               ----------------

                        The Company's transfer agent for
                            this Proxy Statement is:

                    ChaseMellon Shareholder Services, L.L.C.
                               85 Challenger Road
                                Overpeck Centre
                     Ridgefield Park, New Jersey 07660-2104
                                 1-800-635-9270

                               ----------------

TO OBTAIN A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, PLEASE SEND A WRITTEN REQUEST TO CHARLES J. BACHAND, VICE PRESIDENT AND TREASURER, HIGHLANDS INSURANCE GROUP, INC., 10370 RICHMOND AVENUE, HOUSTON, TEXAS 77042.

                             [FORM OF PROXY CARD]

                        Highlands Insurance Group, Inc.
          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highlands Insurance Group, Inc., a Delaware corporation (the "Company"), to be held at the Adam's Mark Hotel located at 2900 Briarpark Drive, Houston, Texas on Friday, May 9, 1997, at 10:00 a.m. local time (the "Meeting"), and the Proxy Statement in connection therewith and (2) appoints Charles J. Bachand and Dwayne D. Hallman, and each of them, as the undersigned's Proxies with full power of substitution for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Meeting and at any adjournment(s) or postponement(s) thereof.

     The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock and hereby ratifies and confirms all that the Proxies, their substitutes, or any of them may lawfully do by virtue hereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (1) FOR THE BOARD OF DIRECTORS' NOMINEES FOR CLASS I DIRECTORS, EACH TO SERVE UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED; (2) FOR THE BOARD OF DIRECTORS' NOMINEES FOR CLASS II DIRECTORS, EACH TO SERVE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED; (3) FOR RATIFICATION OF THE 1995 STOCK OPTION PLAN; (4) FOR AN AMENDMENT TO THE 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK WITH RESPECT TO WHICH OPTIONS MAY BE GRANTED THEREUNDER FROM 350,000 TO 800,000; (5) FOR RATIFICATION OF THE ANNUAL INCENTIVE PLAN; (6) FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY AND ITS SUBSIDIARIES FOR FISCAL YEAR 1997; AND (7) FOR THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS DESIGNATED ABOVE WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.

           (THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE.)

                                 (REVERSE SIDE)

PLEASE MARK YOUR VOTES
AS INDICATED IN THIS EXAMPLE [X]

Item 1. For the election as a Class I director of all NOMINEES, W. Bernard Pieper and Philip J. Hawk, each to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified:

          FOR all nominees listed above         WITHHOLD AUTHORITY to
          (except as marked to the              vote for all nominees listed
          contrary)   [ ]                       below   [ ]

Item 2. For the election as a Class II director of all NOMINEES, Richard M. Haverland and Robert W. Shower, each to serve until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified:

          FOR all nominees listed above         WITHHOLD AUTHORITY to
          (except as marked to the              vote for all nominees listed
          contrary)   [ ]                       below   [ ]

Item 3. To ratify the 1995 Stock Option Plan.

          FOR      [ ]         AGAINST      [ ]         ABSTAIN      [ ]

Item 4. To amend the 1995 Stock Option Plan to increase the number of shares of Common Stock with respect to which options may be granted thereunder from 350,000 to 800,000.

          FOR      [ ]         AGAINST      [ ]         ABSTAIN      [ ]

Item 5. To ratify the Annual Incentive Plan.

          FOR      [ ]         AGAINST      [ ]         ABSTAIN      [ ]

Item 6. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company and its subsidiaries for fiscal year 1997.

          FOR      [ ]         AGAINST      [ ]         ABSTAIN      [ ]

Item 7. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

          [ ] I PLAN TO ATTEND THE MEETING

INSTRUCTION: To withhold authority to
vote for individual nominees, write their name(s) in the space below:

-------------------------------------------
Please sign exactly as your name(s) appear(s) on your stock certificate(s). When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:
      --------------------------------------
                     Signature

--------------------------------------------
           Signature if held jointly
Please mark, sign, date and promptly return this proxy card in the enclosed envelope.

No postage is required.

                                       2